Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of

December 16, 2016

among

VIRTUS INVESTMENT PARTNERS, INC.,

100 PEARL STREET 2, LLC,

LIGHTYEAR FUND III AIV-2, L.P.,

and

RIDGEWORTH HOLDINGS LLC

i

Section 13.02.	Amendments and Waivers	98
Section 13.03.	Expenses	98
Section 13.04.	Successors and Assigns	98
Section 13.05.	Governing Law	98
Section 13.06.	Arbitration	99
Section 13.07.	Jurisdiction	100
Section 13.08.	WAIVER OF JURY TRIAL	100
Section 13.09.	Counterparts; Effectiveness; Third-Party Beneficiaries	100
Section 13.10.	Entire Agreement	101
Section 13.11.	Severability	101
Section 13.12.	Company Disclosure Schedule	101
Section 13.13.	Waiver of Conflicts; Attorney-Client Privilege	102
Section 13.14.	Specific Performance	103
Section 13.15.	Release of Claims	103
Section 13.16.	No Recourse	104
Section 13.17.	Debt Financing Sources	105

Schedules
Schedule A	Illustrative Closing Working Capital Calculation
Schedule B	Form of Escrow Agreement
Schedule C	Proceeds Allocation Methodology
Schedule D	Form of Letter of Transmittal
Schedule E	Form of Agreement and Plan of Reorganization
Schedule F	Illustrative Other Specified Closing Liabilities Statement

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of December 16, 2016 among Virtus Investment Partners, Inc., a Delaware corporation (the “Buyer”), 100 Pearl Street 2, LLC, a Delaware limited liability company and wholly owned Subsidiary of the Buyer (“Merger Sub”), Lightyear Fund III AIV-2, L.P., a Delaware limited partnership (“Seller Representative”), solely in its capacity as the Seller Representative hereunder, and RidgeWorth Holdings LLC, a Delaware limited liability company (the “Company”).

W I T N E S S E T H :

WHEREAS, the parties hereto desire to enter into a transaction pursuant to which the Buyer will acquire 100% of the issued and outstanding limited liability company interests of the Company (the “Company Equity Interests”) (other than the Rollover Company Equity Interests (as defined below)) pursuant to a merger of Merger Sub with and into the Company, in each case upon the terms and subject to the conditions hereinafter set forth; and

WHEREAS, concurrently with the execution and delivery of this Agreement, certain Sellers who are current members of management of the Company Entities (each, a “Rollover Member”) are each entering into (or will execute prior to Closing) a Rollover Agreement (each, a “Rollover Agreement”) with the Buyer, pursuant to which, immediately prior to the consummation of the transactions contemplated hereby, such Rollover Member will, upon the terms and subject to the conditions set forth in such Rollover Agreement, exchange a portion of such Rollover Member’s Company Equity Interests (such Company Equity Interests, “Rollover Company Equity Interests”) for the consideration provided in such Rollover Agreement (collectively, the “Management Rollover”).

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. (a) As used herein, the following terms have the following meanings:

“Accounting Principles” means the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied in the preparation of the Balance Sheet and the illustrative calculation of Closing Working Capital set forth on Schedule A.

“Adjusted Closing Revenue Run Rate” means an amount equal to the sum of (i) the Late Consent Revenue Run Rate plus (ii) the Final Closing Revenue Run Rate; provided, that, solely for purposes of calculating the Final Closing Revenue Run Rate under this clause (ii), the AUM of Consenting Clients shall be (A) decreased by any amounts added to AUM in the calculation of Final Closing Revenue Run Rate in respect of written notices of intent to fund, to the extent such funding was not actually effected on or prior to the True-Up Date, (B) increased by any amounts deducted from AUM in the calculation of Final Closing Revenue Run Rate in respect of written requests for withdrawals or redemptions to the extent such requested withdrawals or redemptions were not actually effected on or prior to the True-Up Date, and (C) increased by any amounts deducted from AUM in the calculation of Closing Revenue Run Rate in respect of written requests for termination, to the extent such requested terminations were revoked on or prior to the True-Up Date.

“Advisory Contract” means each contract pursuant to which any of the Company Entities renders Investment Services to a Client (including any sub-advisory agreement).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, including, with respect to the Buyer, from and after the Closing, the Company Entities; provided, that (i) no Company Entity shall be considered an Affiliate of any Seller, (ii) no Client shall be considered an Affiliate of the Buyer, any Seller or any Company Entity, (iii) no Person in which any Company Entity has made a CLO Investment (including, for the avoidance of doubt, the Risk Retention Vehicles) shall be considered an Affiliate of any Seller or any Company Entity and (iv) Zevenbergen Capital Investments LLC, a Washington limited liability company (“ZCI”), shall not be considered an Affiliate of any Seller or any Company Entity. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Aggregate Rollover Amount” means the aggregate amount of all Rollover Members’ Rollover Amounts.

“Applicable Law” means, with respect to any Person, any foreign, federal, state or local law, code, rule, official administrative interpretation, regulation, injunction, judgment, order, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by any Governmental Authority that is binding upon or applicable to such Person.

“Applicable Measurement Date” means, (i) for purposes of calculating the Closing Revenue Run Rate (A) prior to the Closing (including for purposes of Sections 2.03 and 9.01(c)), the Closing Measurement Date and (B) after the Closing (including for purposes of Sections 2.06 and 2.07), the Closing Date and (ii) for purposes of calculating the Late Consent Revenue Run Rate (including for purposes of Section 2.07), the Closing Date.

“AUM” as of any date means the sum, for all Client accounts in question as of such date, of the amount of assets for each such account with respect to which any of the Company Entities provides Investment Services as of such date, calculated in the same manner as provided for the calculation of base fees under the applicable Advisory Contract (or, in the event an Advisory Contract provides for the calculation of fees based on custodial asset statements and such a statement is not available for such AUM calculation date, calculated in the same manner as the applicable Company Entity calculates the amount of clients assets in the ordinary course of business); provided, that (i) for purposes of calculating the Closing Revenue Run Rate or Late Consent Revenue Run Rate, as applicable, with respect to the following events occurring between the Base Date and the Applicable Measurement Date, AUM as of the Base Date shall: (A) be increased by the amount of any new accounts (including accounts of new Clients) and additions to existing accounts, in each case, to the extent actually funded, or in respect of which a written notice of intent to fund has been received and not revoked, by the Applicable Measurement Date, (B) be decreased by the amounts of withdrawals or redemptions to the extent actually effected, or in respect of which a written request for withdrawal or redemption has been received and not revoked, by the Applicable Measurement Date, (C) be decreased by the portion of any account that has been terminated to the extent actually effected, or in respect of which a written request of termination has been received and not revoked, by the Applicable Measurement Date and (D) exclude any increase or decrease in assets under management resulting from market appreciation or depreciation or currency fluctuations from and after the Base Date (or, if later, the date (1) of the funding of a new account of a Client that became a Client following the date of this Agreement with respect to the assets then funded or (2) of an addition of assets to an existing account with respect to the assets then funded, in either case, prior to the Applicable Measurement Date), which exclusion may involve, for the avoidance of doubt, adjusting the amount of any total or partial redemption of assets from an account to exclude the effect of any market appreciation or depreciation or currency fluctuations on such assets from and after the Base Date; and (ii) any assets under management invested by one Client in another Client shall be counted only once if any Company Entity or Company Entities acts as investment adviser to both, except to the extent that an investment management fee is payable in respect of each such Client.

“Balance Sheet” means the unaudited consolidated balance sheet of the Company Entities as of September 30, 2016.

“Balance Sheet Date” means September 30, 2016.

“Base Date” means November 30, 2016.

“Base Purchase Price” means $472,000,000.

“Base Revenue Run Rate” means $129,734,668, which represents the aggregate Revenue Run Rate for all Clients as of the Base Date. Section 1.01(a)(i) of the Company Disclosure Schedule (the “Base Revenue Run Rate Schedule”) sets forth the calculation of the Base Revenue Run Rate calculated in accordance with the terms hereof.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“CFTC” means the Commodity Futures Trading Commission.

“Client” means each Person to whom any of the Company Entities provides Investment Services. For the avoidance of doubt, where any of the Company Entities provides investment research or model portfolios to a third-party investment adviser, broker-dealer or other financial institution, which in turn uses such research or model portfolios to provide investment advice or other services to its own customers or clients (such as pursuant to a “UMA” program), and (i) the investment research has not been, or model portfolios have not been, tailored by any of the Company Entities to the circumstances of any specific such customer or client and (ii) there is no Advisory Contract between any of the Company Entities and such customer or client, then, for all purposes under this Agreement, only such investment adviser, broker-dealer or other financial institution, and no such customer or client, shall be deemed a Client.

“CLO Investment” means (i) an investment in a collateralized loan obligation, risk retention vehicle (including, for the avoidance of doubt, the Risk Retention Vehicles) or other similar or related investment or (ii) a loan held for seasoning in connection with any of the foregoing investments that is acquired by a Company Entity after the date hereof in accordance with Section 6.01(f).

“Closed-End Private Fund” means each Sponsored Private Fund that is not an Open-End Private Fund.

“Closing 2016 Bonus Liability” means the aggregate amount of the liability of the Company Entities immediately prior to Closing, without duplication, for accrued and unpaid bonus and commission amounts payable to the employees of any Company Entity for the 2016 calendar year or any prior periods pursuant to the Company LLC Agreement or any other applicable bonus or commission plan of any of the Company Entities or employment agreement to which any of the Company Entities is party, calculated in accordance with the applicable provisions of the Company LLC Agreement or such plan or agreement, consistent with past practice, and the Accounting Principles and calculated in accordance with Section 6.01(h) of the Company Disclosure Schedule.

“Closing 2017 Bonus Liability” means the aggregate amount of the liability of the Company Entities immediately prior to Closing, without duplication, for accrued and unpaid bonus and commission amounts payable to the employees of any Company Entity for the portion of the 2017 calendar year prior to the Closing Date pursuant to the Company LLC Agreement or any other applicable bonus or commission plan of any of the Company Entities or employment agreement to which any of the Company Entities is party, calculated in accordance with the applicable provisions of the Company LLC Agreement or such plan or agreement, consistent with past practice, and the Accounting Principles and calculated in accordance with Section 6.01(h) of the Company Disclosure Schedule.

“Closing Bonus Liability” means the Closing 2016 Bonus Liability and the Closing 2017 Bonus Liability.

“Closing Cash” means the aggregate amount of all cash and cash equivalents (including (x) marketable securities to the extent constituting cash equivalents and having a term of less than 90 days and (y) seed capital investments in Sponsored Registered Funds in the form of a class of shares of such funds and in an amount not to exceed the value of such investments as of the date hereof plus the value of such investments permitted to be made after the date hereof pursuant to Section 6.01) held by the Company Entities immediately prior to the Closing. Closing Cash shall include checks, ACH transactions and other wire transfers and drafts deposited for the account of any Company Entity but shall be reduced by the amount of any outstanding but uncashed or uncleared outbound checks.

“Closing Cash Adjustment” means, whether positive or negative, (i) Closing Cash, minus (ii) the Closing Bonus Liability, minus (iii) the Closing Transaction Expenses, minus (iv) the Other Specified Closing Liabilities.

“Closing CLO Investment Value” means an amount equal to the aggregate net asset value of all CLO Investments of the Company Entities as of immediately prior to the Closing (including, for the avoidance of doubt, the value of the investments of the Company Entities in the Mountain View XI CLO, if the Company Entities’ subscription or commitment to invest in the Mountain View XI CLO is funded prior to the Closing), (i) in the case of CLO Investments of the types referred to in clause (i) of the definition of such term, at the average mark of the net asset value thereof as of the end of the most recent practicable date prior to Closing (but in no event more than three (3) Business Days prior to the Closing), based solely on the marks thereof provided to the Company Entities by Morgan Stanley, Citigroup Inc. and Bank of America Corporation (or their applicable Affiliates) and (ii) in the case of CLO Investments of the types referred to in clause (ii) of the definition of such term, at the average mark of the net asset value thereof as of the end of the most recent practicable date prior to Closing (but in no event more than three (3) Business Days prior to the Closing) based solely on the marks thereof provided to the Company Entities by Morgan Stanley, Citigroup Inc. and Bank of America Corporation (or their applicable Affiliates).

“Closing Date” means the date of the Closing.

“Closing Indebtedness” means the aggregate amount of all obligations (including (i) in respect of outstanding principal and accrued and unpaid interest, (ii) premium thereon and (iii) any prepayment penalties, breakage costs, fees or expenses arising as a result of the discharge of such amount owed) of the Company Entities immediately prior to the Closing, without duplication, in respect of (A) indebtedness for borrowed money, (B) indebtedness evidenced by bonds, notes, debentures or other similar instruments (including, for the avoidance of doubt, the Promissory Notes (as defined in the Company Disclosure Schedule)), (C) capitalized lease obligations, (D) obligations of any Company Entity relating to letters of credit, bankers’ acceptances, surety or other bonds, to the extent drawn and required to be reimbursed, (E) payments required to terminate all interest rate and currency swaps, caps, collars and similar hedging agreements which are required to be terminated in connection with the transactions contemplated hereby, (F) the reasonably determined present value of any earnouts, deferred or contingent purchase prices and (G) any indebtedness or other obligations of the types described in the preceding clauses (A) through (F) guaranteed by any Company Entity; provided, that, for the avoidance of doubt, “Closing Indebtedness” shall not include any obligations solely between or among the Company Entities or any amounts with respect to or included in the Closing Bonus Liability, Closing Working Capital, Closing CLO Investment Value, Unfunded CLO Commitments, Other Specified Closing Liabilities, Closing Transaction Expenses or Severance Costs).

“Closing Measurement Date” means the fifth Business Day prior to the Closing Date.

“Closing Revenue Run Rate” means the Revenue Run Rate for all Consenting Clients as of the Applicable Measurement Date; provided, that the applicable AUM of each Consenting Client shall be the AUM of such Client as of the Base Date as set forth in the Base Revenue Run Rate Schedule (or if such Client first became a Client after the Base Date, the AUM of such Client as of the date on which such Client first became a Client) and adjusted as specified in the definition of “AUM.”

“Closing Revenue Run Rate Adjustment” means:

(i) if the Closing Revenue Run Rate is equal to or greater than $120,004,568, zero; and

(ii) if the Closing Revenue Run Rate is less than $120,004,568, then (1) (x) $120,004,568 minus (y) the Closing Revenue Run Rate, multiplied by (2) 1.25, multiplied by (3) the quotient of (x) the Base Purchase Price, divided by (y) the Base Revenue Run Rate.

“Closing Transaction Expenses” means (i) the aggregate amount of any out-of-pocket legal, accounting, financial advisory and other advisory, data room, transaction or consulting fees and expenses incurred by the Company Entities prior to the Closing in connection with the transactions contemplated by this Agreement (other than those referred to in the following clause (ii)) that are unpaid as of the Closing, whether payable prior to, at or after the Closing (including, for the avoidance of doubt, any fees, liabilities or expenses payable or that become payable in connection with the transaction contemplated hereby under the Services Agreement, dated as of May 30, 2014, by and among RidgeWorth Capital Management, LLC, the Company and Lightyear Capital LLC), (ii) 50% of the aggregate amount of any reasonable and documented out-of-pocket fees and expenses incurred by the Company Entities or the Buyer prior to the Closing (including, for the avoidance of doubt, 50% of the aggregate amount of any reasonable and documented out-of-pocket expenses incurred by the Sponsored Registered Funds or the VF Series prior to the Closing that are reimbursable by the Company Entities or the Buyer) in connection with seeking and obtaining Client Consents in accordance with Section 6.03 (including Fund Reorganization Proxy Statement/Prospectus preparation and mailing, solicitation expenses, any applicable fund liquidation costs and reasonable and documented out-of-pocket legal expenses, but excluding the costs of the formation and registration of each VF Series), in each case in this clause (ii) that are unpaid as of the Closing, (iii) the cost of obtaining and maintaining any D&O Tail Policy pursuant to Section 6.09(d) and (iv) 50% of the aggregate amount of any filing fees incurred in connection with making the filings contemplated by Section 6.02(b); provided, that, for the avoidance of doubt, “Closing Transaction Expenses” shall not include any amounts with respect to or included in Closing Bonus Liability, Closing Indebtedness, Closing Working Capital, Closing CLO Investment Value, Other Specified Closing Liabilities, Unfunded CLO Commitments or Severance Costs.

“Closing Working Capital” means (i) the sum of the amount of all current assets of the Company Entities (excluding Closing Cash) immediately prior to the Closing, minus (ii) the sum of the amount of all current liabilities of the Company Entities (excluding the Closing Bonus Liability and Closing Transaction Expenses) immediately prior to the Closing, in each case (A) determined in accordance with the Accounting Principles and (B) solely reflecting the categories and line items of current assets and current liabilities included in the illustrative calculation of Closing Working Capital set forth on Schedule A; provided, that, for the avoidance of doubt, “Closing Working Capital” shall not include any amounts with respect to or included in Closing Indebtedness, Closing CLO Investment Value, Other Specified Closing Liabilities, Unfunded CLO Commitments or Severance Costs.

“Closing Working Capital Adjustment” means, whether positive or negative, (i) Closing Working Capital, minus (ii) the Target Closing Working Capital.

“Code” means the Internal Revenue Code of 1986.

“Collective Trust Clients” means Clients that are (i) common trust funds excepted from the definition of “investment company” under the Investment Company Act pursuant to Section 3(c)(3) of the Investment Company Act or (ii) collective investment funds excepted from the definition of “investment company” under the Investment Company Act pursuant to Section 3(c)(11) of the Investment Company Act.

“Company Disclosure Schedule” means the schedule delivered by the Company to the Buyer and Merger Sub on the date hereof setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of the representations and warranties contained in Article 3 or 4 or to one or more of the covenants contained in Article 6.

“Company Entities” means, collectively, the Company and its Subsidiaries.

“Company Intellectual Property Rights” means all Intellectual Property Rights owned by any of the Company Entities.

“Company LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the Company dated as of May 30, 2014 by and among the Company and its members.

“Confidentiality Agreement” means the letter agreement dated as of August 17, 2016 between the Buyer and the Company.

“Consenting Client” means:

(i) for the Sponsored Registered Funds (other than in the circumstances described in Section 6.03(a)(ii)), each Sponsored Registered Fund in respect of which Board Approval and, except as otherwise provided in Section 6.03, Shareholder Approval of the respective Fund Reorganization have been obtained;

(ii) for any Sponsored Registered Funds described in Section 6.03(a)(ii) and for the Registered Funds that are not Sponsored Funds, each such Sponsored Registered Fund or Registered Fund in respect of which both Board Approval and, except as otherwise provided in Section 6.03(a)(ii), Shareholder Approval have been obtained so as to effect the approval of a New Registered Fund Advisory Contract(s) in respect of such Sponsored Registered Fund or Registered Fund (on terms and conditions that, taken as a whole, are substantially the same as, or no less favorable in any material respect to the Company Entities than, those of the existing Advisory Contract(s) in effect on the date hereof in respect of such Sponsored Fund or Registered Fund); and

(iii) for Clients other than Registered Funds, each such Client that has provided a Client Consent (including, for the avoidance of doubt, a Client Consent provided pursuant to the second sentence in Section 6.03(b)(ii), or in Section 6.03(b)(iii), or pursuant to Section 6.03(b)(v) or Section 6.03(b)(vi)) consenting (or who is not required under Applicable Law or the applicable Advisory Contract to consent) to the deemed assignment of the applicable Advisory Contract (on terms and conditions that are, taken as a whole, substantially the same as, or no less favorable in any material respect to, the Company Entities than those of the existing Advisory Contract(s) with respect to such Client in effect on the date of this Agreement) in connection with the change of control of the applicable Company Entity contemplated by this Agreement.

“Debt Financing Source” means Lender and each other Person (including each agent and arranger but excluding Buyer, the Company and their respective Affiliates) that has committed to provide or otherwise entered into agreements in connection with the Debt Financing or the Alternative Financing, including any commitment letters, engagement letters, credit agreements, loan agreements or indentures relating thereto, together with each former, current and future Affiliate thereof and each former, current and future officer, director, employee, partner, controlling person, advisor, attorney, agent and representative of Lender, other Person or Affiliate or the heirs, executors, successors and assigns of any of the foregoing.

“Direct Client” means a Client that is not a Registered Fund or a Private Fund.

“Distribution Agreement” means any contract or agreement related to the distribution, marketing or sales of shares or units of any Sponsored Fund, including any principal underwriting agreement with any Sponsored Fund, any agreement for the payment of distribution expenses under Rule 12b-1 under the Investment Company Act, or any other agreement for the payment of marketing support or other distribution-related expenses.

“Employee Plan” means any (i) “employee benefit plan”, as defined in Section 3(3) of ERISA and (ii) other plan, agreement, program, policy, commitment, arrangement or practice, whether or not subject to ERISA oral or written, in each case, providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits and multiemployer plans within the meaning of Section 3(37) of ERISA), including, but not limited to, each retention, employment, consulting, change-of-control, collective bargaining, employee loan, and other benefit plan, agreement, program, policy, commitment, arrangement or practice, which covers any current or former employee, partner, consultant, officer or director of the Company Entities and either (x) is sponsored, maintained, administered, contributed to or required to be contributed to by any of the Company Entities or (y) under which any Company Entity has any current or potential liability.

“Environmental Law” means any Applicable Law that has as its principal purpose the protection of the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” mean each trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included any of the Company Entities, or that is, or was at the relevant time, a member of the same “controlled group” as any of the Company Entities pursuant to Section 4001(a)(14) of ERISA.

“Escrow Agent” means JPMorgan Chase Bank, N.A.

“Escrow Agreement” means the agreement among the Buyer, the Seller Representative and the Escrow Agent in substantially the form of Schedule B hereto.

“Exchange Act” means the Securities Exchange Act of 1934.

“Final Closing Revenue Run Rate” means the Closing Revenue Run Rate used to calculate the Final Purchase Price determined in accordance with Section 2.06(f).

“Final Closing Revenue Run Rate Adjustment” means the Closing Revenue Run Rate Adjustment used to calculate the Final Purchase Price determined in accordance with Section 2.06(f).

“Final Indemnity Escrow Release Date” means the 30-month anniversary of the Closing Date.

“Finder’s Agreement” means any contract or agreement for soliciting, distributing, selling or promoting advisory services by or to any of the Company Entities.

“FINRA” means Financial Industry Regulatory Authority, Inc.

“Fund Agreement” means, with respect to any Private Fund that is a limited partnership or limited liability company (or substantial equivalent), the limited partnership agreement or limited liability company agreement (or substantial equivalent) pursuant to which any of the Company Entities acts as general partner or managing member (or the substantial equivalent).

“Fund Board” means the board of directors or trustees, as the case may be, of each Registered Fund.

“Fund Services Agreement” means any contract or agreement to which a Company Entity is a party, other than an Advisory Contract or Distribution Agreement, providing for payments by a Company Entity in connection with any Sponsored Fund, including custody agreements, sub-custody agreements, administrative agreements, transfer agency agreements, sub-transfer agency agreements, shareholder servicing agreements, accounting agreements, administrative services agreements or other similar agreements.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any foreign or domestic, federal, state, or local, governmental, regulatory or administrative authority, commission, department, court or agency, including any political subdivision thereof, including any Self-Regulatory Organization.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Initial Indemnity Escrow Release Amount” means an amount equal to (A) the remaining balance of the Indemnity Escrow Fund as of the Initial Indemnity Escrow Release Date, minus (B) $8,000,000, minus (C) the excess, if any, of (1) the aggregate amount of Damages relating to unresolved claims for indemnification pursuant to Section 12.02(a)(ii) specified in notices duly given in accordance with Section 12.04 prior to the Initial Indemnity Escrow Release Date, over (2) $8,000,000, minus (D) the aggregate amount of Damages relating to unresolved claims for indemnification pursuant to Section 12.02(a)(i) specified in notices duly given in accordance with Section 12.04 prior to the Initial Indemnity Escrow Release Date.

“Initial Indemnity Escrow Release Date” means the 15-month anniversary of the Closing Date.

“Intellectual Property Right” means any trademark, service mark, trade name, mask work, invention, patent, trade secret, copyright, know-how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right.

“Investment Advisers Act” means the Investment Advisers Act of 1940.

“Investment Company Act” means the Investment Company Act of 1940.

“Investment Services” means any investment advisory or investment management services (including sub-investment advisory and sub-investment management services and the provision of model portfolios) or other related services, including (i) the management of an investment account or fund (or portions thereof or a group of investment accounts or funds) or (ii) the giving of advice with respect to the investment or reinvestment of assets.

“IRS” means the Internal Revenue Service.

“knowledge of the Buyer”, “Buyer’s knowledge” or any other similar knowledge qualification in this Agreement means to the actual knowledge of George Aylward, Michael Angerthal, Mark Flynn, Henry Hardaway or Nancy Enberg.

“knowledge of the Company”, “Company’s knowledge” or any other similar knowledge qualification in this Agreement means to the actual knowledge of any of the individuals set forth on Section 1.01(a)(ii) of the Company Disclosure Schedule.

“Late Consent Revenue Run Rate” means the Revenue Run Rate as of the Closing Date for all Late Consenting Clients; provided, that the applicable AUM of each Late Consenting Client shall be the AUM of such Client as of the Base Date as set forth in the Base Revenue Run Rate Schedule (or if such Client first became a Client after the Base Date, the AUM of such Client as of the date on which such Client first became a Client) and adjusted as specified in the definition of “AUM”; provided, further, that (x) AUM shall only be increased pursuant to clause (i)(A) of the definition of “AUM” by amounts of new accounts and additions to existing accounts in respect of which a written notice of intent to fund has been received and not revoked by the Closing Date to the extent such amounts have actually been funded during the True-Up Period, (y) AUM shall only be decreased pursuant to clause (i)(B) of the definition of “AUM” by amounts of withdrawals or redemptions in respect of which a written request therefor has been received by the Closing Date and not revoked during the True-Up Period and (z) AUM shall only be decreased pursuant to clause (i)(C) of the definition of “AUM” by amounts of terminations in respect of which a written request therefor has been received by the Closing Date and not revoked during the True-Up Period.

“Late Consenting Client” means each Client that (i) has provided a Client Consent consenting to the deemed assignment of the applicable Advisory Contract in connection with the change of control of the applicable Company Entity contemplated by this Agreement during the True-Up Period or (ii) as of the True-Up Date, has not provided a Client Consent consenting to the deemed assignment of the applicable

Advisory Contract in connection with the change of control of the applicable Company Entity contemplated by this Agreement, but that has not, prior to the True-Up Date, terminated its Advisory Contract or submitted to a Company Entity (and not revoked) a written request for withdrawal or redemption. For the avoidance of doubt, no Consenting Client as of the Closing Date shall be deemed to be a Late Consenting Client.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance in respect of such property or asset.

“Marketing Period” means the period of fifteen (15) consecutive Business Days beginning on January 3, 2017.

“Material Adverse Effect” means a material adverse effect on the financial condition, assets, properties, business or results of operation of the Company Entities, taken as whole, excluding any effect resulting from (A) general economic, political, social, regulatory, legal or tax conditions in the United States or any other country or region, including changes in financial, credit, securities, commodity, or currency markets (including changes in interest or exchange rates), (B) any actual or threatened act of war, sabotage, cyber-attack or terrorism, or any hurricane, earthquake, tornado, flood or other natural disaster or “act of God”, (C) conditions generally affecting any industry in which the Company Entities operate, (D) changes in GAAP or other applicable regulatory accounting requirements or the interpretation thereof, (E) changes in Applicable Law or the interpretation or enforcement thereof, (F) any failure by the Company Entities to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period, or any reduction in assets under management or revenue run-rate (it being understood that any underlying facts giving rise or contributing to such failure or reduction that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), (G) the announcement, pendency or consummation of the transactions contemplated hereby or the identity of the Buyer, including the effect of any of the foregoing on the relationships, contractual or otherwise, of the Company Entities with Clients, employees, suppliers, vendors, service providers or Governmental Authorities (including the failure by the Company Entities to obtain any consents required from Clients in connection with the transactions contemplated hereby) or (H) any action taken by the Company Entities (1) that is required or expressly contemplated hereunder or (2) at the express written request of the Buyer or any of its Affiliates, except, in the case of the foregoing clauses (A), (B), (C), (D) or (E), to the extent the Company Entities, taken as a whole, are materially and disproportionately affected thereby relative to other participants in the industry or industries in which the Company Entities operate.

“Mountain View XI CLO” means Mountain View CLO XI Ltd., an exempted company incorporated in the Cayman Islands with limited liability.

“Open-End Private Fund” means each Sponsored Private Fund whose investors have or will have (i) the ability to redeem their investment in such fund prior to the Closing Date and (ii) been provided notice, at least 45 days prior to the last day on which such investors can request such redemption, of the assignment or deemed assignment of the Advisory Contract applicable to such Private Fund resulting from the transactions contemplated hereby.

“Other Specified Closing Liabilities” means (a) the aggregate amount of liabilities of the Company Entities immediately prior to Closing, without duplication, referred to in the illustrative balance sheet of the Company Entities as of October 31, 2016 set forth in Schedule F as “Accrued KERP Plan”, “Long-Term Equity Notes”, “Severance”, “Accrued Vacation”, “401k Profit Sharing Accrual”, “Lightyear Fee Accrual”, “Dead Deal Expenses”, “Accrued Annual Commissions”, “Payables – CLO”, “Transaction / Retention Bonuses” and “Accrued Bonus”, in each case determined in accordance with the Accounting Principles, plus (b) any other non-recurring current liabilities accrued as of the Closing Date, in the case of each of clauses (a) and (b) that are not reflected in either (i) Closing Working Capital, (ii) Closing Bonus Liability, (iii) Closing Transaction Expenses, (iv) Closing Indebtedness or (v) Unfunded CLO Commitment.

“Participation Agreement” means any agreement to which a Company Entity is a party relating to the use of any Sponsored Fund in connection with any separate account or variable contract of any insurance company, or the payment of any amount in connection therewith.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and, with respect to a Straddle Period, the portion of such Tax period beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period beginning on or after May 31, 2014 and ending on or before the Closing Date, and, with respect to a Straddle Period, the portion of such Tax period ending on the Closing Date.

“Pre-Closing Taxes” means (x) any and all Taxes (or the non-payment thereof) of the Company Entities, (y) liability for the payment of any and all Taxes of any other Person pursuant to a contractual agreement entered into by a Company Entity on or before the Closing Date and (z) any and all Taxes of any member of an affiliated group or consolidated, combined or unitary group of which any of the Company Entities is or was a member on or prior to the Closing Date, in each case relating to a Pre-Closing Tax Period, other than a transfer Tax described in Section 7.04 of this Agreement.

“Private Fund” means any pooled investment vehicle that is not registered under the Investment Company Act and that is a Client of any of the Company Entities.

“Purchase Price” means an amount in cash equal to (i) the Base Purchase Price, plus (ii) the Closing CLO Investment Value, plus (iii) the Closing Cash Adjustment (which may be a positive or negative number), plus (iv) the Closing Working Capital Adjustment (which may be a positive or negative number), minus (v) Closing Indebtedness, minus (vi) the Closing Revenue Run Rate Adjustment.

“Registered Fund” means any investment vehicle that is registered under the Investment Company Act and that is a Client of any of the Company Entities.

“Related Party” means, with respect to any Person, any of such Person’s former, current or future Affiliates, Representatives, controlling Persons, members, general or limited partners, other equityholders, successors or assignees (or any former, current or future Affiliates, Representatives, controlling persons, members, general or limited partners, other equityholders, successors or assignees of any of the foregoing).

“Representatives” means, with respect to any Person, collectively, the directors, officers, managers, employees, agents, consultants, advisors and other representatives of such Person.

“Revenue Run Rate” means, as of any specified date, the aggregate amount, without duplication, of all fees for Investment Services or similar fees for each account of each applicable Client payable to any of the Company Entities pursuant to the relevant Advisory Contracts (excluding performance-based, incentive, contingent or similar fees, securities lending fees, transaction revenues and fund administration fees, if any), determined by multiplying (i) the AUM for each such account as of such date by (ii) the applicable fee rates on an annualized basis (net of, without duplication, (A) any contractual expense caps, contractual fee waivers and, without duplication, any other expenses actually reimbursed or fees actually waived by the Company Entities with respect to such account during the three (3) months prior to such date (including fee waivers as a result of appreciation or depreciation) (to the extent not repaid by such Client prior to such date), (B) for those accounts for which any Supplemental Payments are based on a percentage of assets under management or a percentage of investment management or similar fees, the annual percentage of assets under management or such fees (calculated as a dollar amount and with such annual percentage being determined as the weighted average of such percentage applied during the three (3) month period prior to such date) that are payable as such Supplemental Payments, and (C) any other Supplemental Payments paid with respect to such Client during the three (3) months prior to such date) for all such fees for such account in effect on such date (for the avoidance of doubt, in the case of any Client that enters into a new Advisory Contract or amends its existing Advisory Contract with any of the Company Entities in connection with the transactions contemplated hereby, with respect to the Closing Revenue Run Rate and Late Consent Revenue Run Rate calculations, the applicable annual fee rates shall be the rates under such new or amended Advisory Contract including any new Advisory Contract), in each case calculated in accordance with the same principles, practices, procedures, policies and methods used and applied in the preparation of the Base Revenue Run Rate Schedule and the calculation of Base Revenue Run Rate, in each case as of the date hereof.

“Risk Retention Vehicles” means Seix CLO Cayman LP, Seix CLO Management LP and Seix CLO Management LLC.

“Rollover Amount” means, with respect to each Rollover Member, the Rollover Amounts (as defined in the Rollover Agreement) thereof.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Securities Laws” means, collectively, the Securities Act, the Exchange Act, the Investment Advisers Act, the Investment Company Act, and any other federal or state securities laws.

“Self-Regulatory Organization” means any commission, board, agency or body that is not a Governmental Authority but is charged with the supervision or regulation of member securities brokers or dealers, stock exchanges, commodities exchanges, insurance companies or agents, investment companies or investment advisers.

“Seller” means each holder of Company Equity Interests.

“Severance Costs” means all severance obligations paid or payable to officers, employees or other service providers of any of the Company Entities in connection with such individual’s termination of employment, other than a termination by the Company Entity prior to Closing that is not effected at the direction of the Buyer.

“Sponsored Fund” means a Registered Fund or a Private Fund, other than a Sub-Advised Fund.

“Sponsored Private Fund” means each Private Fund that is a Sponsored Fund.

“Sponsored Registered Fund” means each Registered Fund that is a Sponsored Fund.

“Straddle Period” means a Tax period that begins on or before the Closing Date and ends thereafter.

“Sub-Advised Fund” means any Registered Fund or Private Fund that is not sponsored by and was not organized or created by any of the Company Entities.

“Sub-Advised Private Fund” means each Private Fund that is a Sub-Advised Fund.

“Subsidiary” means, with respect to any Person, any other Person of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such first Person; provided, that (i) no Company Entity shall be considered a Subsidiary of any Seller, (ii) no Client shall be considered a Subsidiary of the Buyer, any Seller or any Company Entity, (iii) no Person in which any Company Entity has made a CLO Investment (including, for the avoidance of doubt, the Risk Retention Vehicles) shall be considered a Subsidiary of any Seller or any Company Entity and (iv) ZCI shall not be considered a Subsidiary of any Seller or any Company Entity.

“Supplemental Payments” means, as applicable, any “adviser pay”, “fee for services”, “revenue sharing” or supplemental payments paid or payable to financial intermediaries or other third-parties (including to the Sellers or any of their Affiliates (other than the Company Entities) for (i) the performance of subadvisory services, the sale of investment management or advisory services, or the sale of shares or interests, to Clients or potential Clients, or investors or potential investors, or (ii) the ongoing administrative maintenance of relationships with Clients or investors (including the performance of services with respect to such Clients or investors) whether or not as revenue sharing, or for shareholder services, recordkeeping services or other services (other than fees paid directly from the accounts of such Clients or investors or initially paid by any Company Entity and reimbursed by such Clients or investors, but including, for the avoidance of doubt, any amounts deducted directly by or on behalf of a Client from the fee otherwise payable by such Client to the Company Entities).

“Target Closing Working Capital” means $14,750,000.

“Tax” means any federal, state, local, or foreign tax, charge, duty, levy or other similar assessment, including income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, imposed by any Taxing Authority, and including any interest, penalty or addition thereto.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement of Taxes, including any schedule or attachment thereto, and including any amendment thereof, required to be filed with any Taxing Authority.

“Taxing Authority” means any Governmental Authority responsible for the imposition or collection of any Tax.

“True-Up Revenue Run Rate Adjustment” means:

(i) if the Adjusted Closing Revenue Run Rate is equal to or greater than $120,004,568, zero; and

(ii) if the Adjusted Closing Revenue Run Rate is less than $120,004,568, then (1)(x) $120,004,568 minus (y) the Adjusted Closing Revenue Run Rate, multiplied by (2) 1.25, multiplied by (3) the quotient of (x) the Base Purchase Price, divided by (y) the Base Revenue Run Rate.

“Unfunded CLO Commitments” means the aggregate amount of all unfunded subscriptions or commitments of the Company Entities to invest in CLO Investments (including, for the avoidance of doubt, the aggregate amount of the subscription or commitment of the Company Entities to invest in the Mountain View XI CLO, if such subscription or commitment is not funded prior to the Closing).

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Accounting Referee	2.06(d)
Adjustment Date	2.06(f)
Aggregate Closing Payment	2.03
Agreement	Preamble
Allocation Schedule	2.03
Alternative Financing	6.11(d)
Applicable Courts	13.17
Audited Financial Statements	3.07(a)
Benefit Plan Client	3.15
Board Approval	6.03(a)(i)
Buyer	Preamble
Buyer-Filed Tax Return	7.01(b)
Buyer Fundamental Representations	9.03(a)
Buyer Indemnified Persons	12.02(a)
Buyer Warranty Breaches	12.03(a)(i)
Cap	12.02(b)
Client Consent	6.03(b)(ii)
Closing	2.04(a)
Closing Payment	2.03
Closing Statement	2.06(a)
Company	Preamble
Company Equity Interests	Recitals
Company Fundamental Representations	9.02(a)
Company Securities	3.05(b)
Company Warranty Breaches	12.02(a)(i)(A)
Continuing Employee	8.01
Cure Period	6.11(g)
Current Representation	13.13(a)
D&O Tail Policy	6.09(d)
Damages	12.02(a)(i)
Debt Commitment Letter	5.07
Debt Documents	6.11(e)
Debt Financing	5.07
Deductible	12.02(b)
Delaware Law	2.02(a)
De Minimis Amount	12.02(b)
Designated Person	13.13(a)
Direct Claim	12.05
Disputed Matter	2.06(c)

Term	Section
Effective Time	2.02(b)
e-mail	13.01
Employee Release	8.01
Enforceability Exceptions	3.02(a)
Escrow Shortfall Amount	2.06(g)
Estimated Closing Statement	2.03
Estimated Purchase Price	2.03
Final Purchase Price	2.06(f)
Financial Statements	3.07(a)
Financing Purposes	5.07
FMV Determination	7.06
FMV Determination Referee	7.06
Fund Reorganization	6.03(a)(i)
Fund Reorganization Proxy Statement/Prospectus	6.03(a)(i)
Indemnified Party	12.04(a)
Indemnified Person	6.09(a)
Indemnifying Party	12.04(a)
Indemnity Escrow Amount	2.04(b)(ii)
Indemnity Escrow Fund	2.04(b)(ii)
Leased Real Property	3.19(b)
Lender	5.07
Letter of Transmittal	2.05
Management Rollover	Recitals
Material Contract	3.10(a)
Merger	2.02(a)
Merger Consideration	2.02(c)(ii)
Merger Sub	Preamble
Negative Consent Notice	6.03(b)(ii)
New Registered Fund Advisory Contract	6.03(a)(ii)
Notice of Disagreement	2.06(c)
Outside Date	10.01(b)
Permits	3.12
Permitted Liens	3.19(a)
Plan of Reorganization	6.03(a)(i)
Platform Client	6.03(b)(v)
Platform Contract	6.03(b)(v)
Platform Program	6.03(b)(v)
Platform Sponsor	6.03(b)(v)
Proceeds Allocation Methodology	2.03
Purchase Price Adjustment Escrow Amount	2.04(b)(i)
Purchase Price Adjustment Escrow Fund	2.04(b)(i)
QPAM	3.15
QPAM Exemption	3.15
Real Property Leases	3.19(b)

Term	Section
Release	13.15(a)
Released Claims	13.15(a)
Remaining Company Equity Interests	2.01(a)
Respective Indemnified Persons	12.09
Rollover Agreement	Recitals
Rollover Company Equity Interests	Recitals
Rollover Member	Recitals
Seller-Filed Pre-Closing Income Tax Return	7.01(a)
Seller Indemnified Persons	12.03(a)
Seller Representative	Preamble
Seller Representative Expense Fund	2.04(b)(iii)
Seller Representative Expense Fund Amount	2.04(b)(iii)
Seller Representative Losses	11.01(c)
Sellers’ Law Firm	13.13(a)
Shareholder Approval	6.03(a)(i)
Shortfall Amount	2.06(g)
Similar Law	3.15
Solvent	5.08(b)
Sponsored Fund Reports	3.14(b)(vi)
Subsidiary Securities	3.06(b)
Surviving Company	2.02(a)
Third-Party Claim	12.04(a)
True-Up Date	2.07(a)
True-Up Period	2.07(a)
True-Up Statement	2.07(b)
Unaudited Financial Statements	3.07(a)
VF Board	6.03(a)(i)
VF Series	6.03(a)(i)
Virtus Asset Trust	6.03(a)(i)
Willful Breach	10.02

Section 1.02. Other Definitional and Interpretative Provisions. (a) In this Agreement:

(i) the words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(ii) the captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof;

(iii) references to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified;

(iv) all Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein;

(v) any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement;

(vi) any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular;

(vii) whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import;

(viii) “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form;

(ix) references to any agreement or contract are to such agreement or contract as amended, modified or supplemented from time to time;

(x) references to any Applicable Law shall be deemed to refer to such Applicable Law as amended from time to time and, if applicable, to any rules or regulations promulgated thereunder;

(xi) references to any Person include the successors and permitted assigns of such Person;

(xii) references from or through any date mean, unless otherwise specified, from and including or through and including, respectively;

(xiii) the word “party” is to be deemed to refer to a party hereto, unless the context requires otherwise; and

(xiv) references to “$” are to U.S. dollars.

(b) The parties have participated jointly in the negotiation and drafting of this Agreement and each has been represented by counsel of its choosing and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE 2

MERGER

Section 2.01. Management Rollover. (a) Upon the terms and subject to the conditions of this Agreement, immediately prior to the Closing, the Buyer and the Company shall, to the extent within their respective control, cause the Management Rollover to be consummated in accordance with the Rollover Agreements. For purposes hereof, “Remaining Company Equity Interests” means the outstanding Company Equity Interests, other than the Rollover Company Equity Interests.

(b) No later than five (5) Business Days prior to the Closing Date, the Company shall deliver to the Buyer a schedule setting forth the Allocated Portion (as defined in the Rollover Agreements) for each Rollover Member; provided, that the Company may provide an alternative schedule to the Buyer no later than three (3) Business Days prior to the Closing Date.

Section 2.02. The Merger. (a) At the Effective Time, Merger Sub shall be merged (the “Merger”) with and into the Company in accordance with the Limited Liability Company Act of the State of Delaware (“Delaware Law”), whereupon the separate existence of Merger Sub shall cease, and the Company shall be the surviving limited liability company (the “Surviving Company”).

(b) At the Closing, the Company and Merger Sub shall file a certificate of merger with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the certificate of merger is duly filed with the Delaware Secretary of State.

(c) At the Effective Time, by virtue of the Merger and without any action on the part of any party or any other Person:

(i) the Rollover Company Equity Interests outstanding immediately prior to the Effective Time shall be treated in accordance with the terms and conditions of the Rollover Agreement;

(ii) the Remaining Company Equity Interests outstanding immediately prior to the Effective Time shall be converted into the right of the Seller holding such Remaining Company Equity Interests at such time to receive such Seller’s portion of the Purchase Price determined and paid as provided in Sections 2.04 and 2.05 and shall be subject to adjustment as provided in Sections 2.06 and 2.07 (collectively, the “Merger Consideration”); and

(iii) the issued and outstanding limited liability company interests of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become a membership interest in the Surviving Company on the terms set forth in the amended and restated limited liability company agreement of the Company entered into at the Closing or otherwise as determined by the Buyer in its sole and absolute discretion;

and, in each case in the foregoing clauses (i) through (iii), such Company Equity Interests or limited liability company interests of Merger Sub, as applicable, shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right of the holders thereof to receive the applicable portion of the Merger Consideration, membership interests in the Surviving Company or other consideration as provided herein.

(d) From and after the Effective Time, (i) the certificate of formation of the Company in effect immediately prior to the Effective Time shall be the certificate of formation of the Surviving Company and (ii) the amended and restated limited liability company agreement of the Company entered into at the Closing shall be the limited liability company agreement of the Surviving Company, in each case until thereafter amended in accordance therewith and with Applicable Law (subject, in each case, to Section 6.09).

(e) From and after the Effective Time, (i) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Company, and (ii) the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Company, in each case until their respective successors are duly elected or appointed and qualified in accordance with the limited liability company agreement of the Company and Applicable Law.

(f) From and after the Effective Time, the Surviving Company shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of each of the Company and Merger Sub, in each case as provided under Delaware Law.

Section 2.03. Estimated Closing Statement. No later than three (3) Business Days prior to the Closing Date, the Company shall deliver to the Buyer a statement (the “Estimated Closing Statement”), certified by the Company’s Chief Financial Officer setting forth (a) the Company’s good faith estimates of the Closing CLO Investment Value, the Closing Cash Adjustment, the Closing Working Capital Adjustment, Closing Indebtedness, and the Closing Revenue Run Rate Adjustment, (b) using the amounts referred to in the preceding clause (a), the resulting (i) Purchase Price (the “Estimated Purchase Price”), and (ii) the amount equal to (A) the Estimated Purchase Price, minus (B) the sum of (w) the Purchase Price Adjustment Escrow Amount, (x) the Indemnity Escrow Amount, (y) the Seller Representative Expense Fund Amount and (z) the Aggregate Rollover Amount (such difference, the “Aggregate Closing Payment”), and (c) a schedule setting forth (i) the portion of the Aggregate Closing Payment to be paid to each of the Sellers in accordance with the methodology set forth on Schedule C (such Seller’s “Closing Payment”, such methodology, as applied by the Seller Representative, the “Proceeds Allocation Methodology” and such schedule, the “Allocation Schedule”), and (ii) the account to which each Seller’s Closing Payment shall be paid. The Estimated Closing Statement shall be delivered with reasonable supporting detail with respect to the calculation of all amounts included therein and, to the extent reasonably requested by the Buyer, the Company shall promptly make available to the Buyer and its Representatives the employees and auditors of the Company Entities and all records and work papers used in preparing the Estimated Closing Statement. The Company will promptly review any comments proposed by the Buyer to the Estimated Closing Statement and will consider, in good faith, any appropriate changes in light of such comments; provided, however, that (1) any disagreement between the parties with respect to the Estimated Closing Statement shall not delay the Closing and (2) the Company shall have no obligation to make any changes to the Estimated Closing Statement pursuant to this sentence. None of the Buyer or any of its Affiliates (including the Surviving Company) shall have any liability in connection with or related to the Allocation Schedule.

Section 2.04. Closing. (a) The closing (the “Closing”) of the Merger shall take place at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York, as soon as possible, but in no event later than the later of (A) three Business Days, after satisfaction or, to the extent permissible, waiver by the party or parties entitled to the benefit of the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing), (B) the Business Day following the last day of the Marketing Period, and (C) if applicable, the Business Day specified in the last sentence of Section 6.11(g), or at such other time or place as the Buyer and the Company may agree in writing.

(b) At the Closing, the Buyer shall pay an aggregate amount equal to the Estimated Purchase Price, less the Aggregate Rollover Amount, allocated as follows:

(i) to the Escrow Agent, $1,000,000 (the “Purchase Price Adjustment Escrow Amount”) in immediately available funds by wire transfer, which amount shall be deposited into an escrow fund (the “Purchase Price Adjustment Escrow Fund”) available to compensate the Buyer for any amounts due to it under the purchase price adjustment provisions of Section 2.06, on the terms and subject to the conditions set forth in this Agreement and the Escrow Agreement;

(ii) to the Escrow Agent, $20,000,000 (the “Indemnity Escrow Amount”) in immediately available funds by wire transfer, which amount shall be deposited into an escrow fund (the “Indemnity Escrow Fund”) available to compensate the Buyer for any amounts due to it (A) in the event of an Escrow Shortfall Amount or (B) under the indemnification provisions of Article 12, on the terms and subject to the conditions set forth in this Agreement and the Escrow Agreement;

(iii) to the Escrow Agent, an amount calculated pursuant to Section 2.04(b)(iii) of the Company Disclosure Schedule (the “Seller Representative Expense Fund Amount”) in immediately available funds by wire transfer, which amount shall be deposited into an escrow fund (the “Seller Representative

Expense Fund”) available to pay the Seller Representative for its costs, expenses and any other Seller Representative Losses due to it under the provisions of Article 11, on the terms and subject to the conditions set forth in this Agreement and the Escrow Agreement (provided, that the Purchase Price Adjustment Escrow Fund, the Indemnity Escrow Fund and the Seller Representative Expense Fund shall each be separate funds and the amounts contained therein shall not be commingled); and

(iv) to each of the Sellers, an amount equal to its Closing Payment in immediately available funds by wire transfer to the account of such Seller set forth in the Estimated Closing Statement; provided, that such payment shall be made subject to and in accordance with Section 2.05, and to the account of such Seller set forth in such Seller’s Letter of Transmittal, if different from the account of such Seller set forth in the Estimated Closing Statement.

(c) At the Closing, (i) each of the Seller Representative and the Buyer shall deliver or cause to be delivered to the other such party the Escrow Agreement, duly executed by such party and the Escrow Agent, and (ii) the Company shall deliver to the Buyer a certificate from the Company that meets the requirements of U.S. Treasury Regulation 1.1445-11T(d)(2).

(d) At the Closing, the Buyer shall repay, or cause to be repaid, on behalf of the Company Entities, the Closing Indebtedness listed in Section 2.04(d) of the Company Disclosure Schedule by wire transfer of immediately available funds to the account(s) designated by the holders of such Closing Indebtedness and the Company shall deliver to Buyer customary payoff letters from the holders of such Closing Indebtedness and executed lien release documents, reasonably satisfactory to Buyer, with respect to all Liens, if any, in or upon the assets or properties of the Company Entities in respect of such repaid Closing Indebtedness to be released or terminated prior to the Closing.

(e) At the Closing, Buyer shall pay, or cause to be paid, the Closing Transaction Expenses (based upon the Estimated Closing Statement) by wire transfer of immediately available funds as directed by the Seller Representative.

Section 2.05. Surrender and Payment. At least five Business Days prior to the Closing Date, the Buyer shall send to each Seller a letter of transmittal and instructions substantially in the form of Schedule D hereto (a “Letter of Transmittal”) for use in connection with the payment of the Merger Consideration to the Sellers hereunder. At or after the Closing, each Seller shall be entitled to receive, upon surrender to the Buyer of a properly completed Letter of Transmittal, such Seller’s Closing Payment. No later than the second Business Day prior to the Closing Date, the Company shall deliver to the Buyer all executed Letters of Transmittal that the Company has received. None of the Buyer, the Company, the Surviving Company or any Affiliate of the Buyer or the Surviving Company shall be liable to any Seller or any other Person for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Applicable Laws.

Section 2.06. Post-Closing Purchase Price Adjustment. (a) As promptly as practicable, but no later than 60 days after the Closing Date, the Buyer shall prepare and deliver or cause to be prepared and delivered to the Seller Representative a statement (the “Closing Statement”), setting forth the Buyer’s reasonable and good faith calculation of (i) the Closing CLO Investment Value, the Closing Cash Adjustment, the Closing Working Capital Adjustment, Closing Indebtedness and Closing Revenue Run Rate Adjustment and (ii) using the amounts referred to in the preceding clause (i), the resulting Purchase Price, together with copies of such documents and information used by the Buyer in its calculation of such amounts as are reasonably necessary for the Seller Representative to review and verify such amounts.

(b) If the Buyer fails to timely deliver the Closing Statement in accordance with Section 2.06(a), then, at the Seller Representative’s election, either (i) the Estimated Closing Statement, including the Company’s calculation of the Purchase Price set forth therein, shall be final and binding upon the Buyer and the Sellers or (ii) the Seller Representative shall submit the Estimated Closing Statement to the Accounting Referee, together with a notice specifying those items or amounts therein as to which the Seller Representative disagrees and the Seller Representative’s resulting calculation of the Purchase Price, and shall cause the Accounting Referee to promptly review this Agreement and such items or amounts for the purpose of calculating the Purchase Price. The Accounting Referee’s review and report pursuant to the immediately preceding clause (ii) shall be performed in accordance with the applicable provisions of Section 2.06(d), mutatis mutandis, except that the Accounting Referee’s review shall be limited to those items or amounts specified in the Seller Representative’s notice delivered pursuant to the immediately preceding clause (ii), and shall be based solely on written materials, presentations and arguments submitted and/or made by the Seller Representative.

(c) If the Buyer timely delivers the Closing Statement in accordance with Section 2.06(a), and the Seller Representative disagrees with the Buyer’s calculation of the Purchase Price set forth in the Closing Statement, the Seller Representative may, within thirty (30) days after receipt of the Closing Statement, deliver written notice (a “Notice of Disagreement”) to the Buyer disagreeing with the Buyer’s calculation of the Purchase Price set forth in the Closing Statement, and specifying, in reasonable detail the Seller Representative’s calculation of the Purchase Price. If the Seller Representative does not deliver a Notice of Disagreement within such thirty (30) day period, then the parties agree that the Closing Statement delivered by the Buyer shall become final and binding on the parties hereto. Any Notice of Disagreement shall specify those items or amounts as to which the Seller Representative disagrees (each, a “Disputed Matter”), and the Seller Representative shall be deemed to have agreed with all other items and amounts contained in the Closing Statement. The Buyer and the Seller Representative shall, within three Business Days after delivery of the Notice of Disagreement, deliver to the Escrow Agent irrevocable instructions giving effect to any payments or releases provided for by Sections 2.06(g) or 2.06(h) in accordance with the terms of the Escrow Agreement, solely to the extent applicable in light of the extent to which the Seller Representative has agreed with the Buyer’s calculation of the Purchase Price set forth in the Closing Statement (it being understood and agreed that, for the avoidance of doubt, the amount remaining in the Purchase Price Adjustment Escrow Fund following any such payments or releases shall be equal to the lesser of (i) the difference between the Seller Representative’s calculation of the Purchase Price set forth in the Notice of Disagreement and the Buyer’s calculation of the Purchase Price set forth in the Closing Statement and (ii) the Purchase Price Adjustment Escrow Amount).

(d) If the Seller Representative delivers a Notice of Disagreement, the Buyer and the Seller Representative shall, during the 15 days after delivery thereof, use their commercially reasonable efforts to reach agreement on the Disputed Matters in order to determine the Purchase Price, which amount shall not be more than the Purchase Price set forth in the Notice of Disagreement nor less than the Purchase Price set forth in the Closing Statement. If the Buyer and the Seller Representative are unable to reach agreement as to the Purchase Price during such period, either such party may thereafter cause KPMG LLP, or if KPMG LLP is unwilling or unable to serve in such capacity, another independent accounting firm of nationally recognized standing reasonably satisfactory to the Buyer and the Seller Representative (which shall not have any material relationship with the Buyer, the Sellers or any of their respective Affiliates) (the “Accounting Referee”), to promptly review this Agreement and the Disputed Matters for the purpose of calculating the Purchase Price. In making such calculation, the Accounting Referee shall be bound by the terms of this Agreement, including the definitions of the Closing CLO Investment Value, the Closing Cash Adjustment, the Closing Working Capital Adjustment, Closing Indebtedness, Closing Revenue Run Rate Adjustment and the Purchase Price, and the terms of this Section 2.06(d), shall consider only the Disputed Matters and shall not assign a value to any Disputed Matter greater than the greatest value for such item claimed by any party or less than the smallest value for such item claimed by any party, in each case as set forth in the Closing Statement or the Notice of Disagreement, as applicable. The Accounting Referee’s determination of any Disputed Matter shall be based solely on written materials, presentations and arguments submitted and/or made by the Buyer and the Seller Representative (i.e., shall not be based on an independent review). The Accounting Referee shall deliver to the Buyer and the Seller Representative, as promptly as practicable, a report setting forth its calculation of the Disputed Matters and the Purchase Price. Such report shall be final and binding upon the Buyer and the Sellers. The cost of such review and report shall be borne (i) by the Sellers, if the difference between the Final Purchase Price and the Seller Representative’s calculation of the Purchase Price set forth in the Notice of Disagreement is greater than the difference between the Final Purchase Price and the Buyer’s calculation of the Purchase Price set forth in the Closing Statement, (ii) by the Buyer, if the first such difference is less than the second such difference, and (iii) otherwise, equally by the Buyer, on the one hand, and the Sellers, on the other hand. Any amount payable by the Sellers pursuant to the immediately preceding sentence may be paid to the Accounting Referee out of the Seller Representative Expense Fund, and shall be paid at the same time as the payments and releases therefrom provided for by Section 2.06(g) or 2.06(h), as applicable.

(e) Each of the Buyer and the Seller Representative agrees that it shall, and agrees to use reasonable best efforts to cause their respective independent accountants and, in the case of the Buyer, the Company Entities to, cooperate and assist in the preparation of the Closing Statement and the calculation of the Purchase Price and in the conduct of the reviews referred to in this Section 2.06, including making available, to the extent reasonably requested, books, records, work papers and personnel during normal business hours.

(f) “Final Purchase Price” means (i) if the Buyer does not timely deliver the Closing Statement in accordance with Section 2.06(a), the Company’s calculation of the Purchase Price set forth in the Estimated Closing Statement, or the Purchase Price as determined by the Accounting Referee pursuant to Section 2.06(b), as applicable, based on the Seller Representative’s election in accordance with Section 2.06(b); (ii) if the Buyer timely delivers the Closing Statement in accordance with Section 2.06(a), and the Seller Representative does not deliver any Notice of Disagreement within thirty (30) days after receipt of the Closing Statement, the Buyer’s calculation of the Purchase Price set forth in the Closing Statement; or (iii) if the Buyer timely delivers the Closing Statement in accordance with Section 2.06(a), and the Seller Representative does deliver a Notice of Disagreement within 30 days after receipt of the Closing Statement, (A) the Purchase Price as agreed by the Buyer and the Seller Representative pursuant to Section 2.06(d) or (B) in the absence of such agreement, the Purchase Price as determined by the Accounting Referee pursuant to Section 2.06(d); provided, that in no event shall the Final Purchase Price determined by the Accounting Referee be more than the Company’s calculation thereof set forth in the Notice of Disagreement or less than the Buyer’s calculation thereof set forth in the Closing Statement. “Adjustment Date” means the date on which the Final Purchase Price is determined pursuant to this Section 2.06.

(g) If the Final Purchase Price is less than the Estimated Purchase Price (the absolute value of such difference, the “Shortfall Amount”), then, subject to the last sentence of this Section 2.06(g), the Shortfall Amount shall be paid to the Buyer out of the Purchase Price Adjustment Escrow Fund, to the extent such amount has not previously been paid to the Buyer pursuant to Section 2.06(c). If any portion of the Purchase Price Adjustment Escrow Amount remains after such payment to the Buyer, then such remaining amount shall be released from the Purchase Price Adjustment Escrow Fund to the Sellers, in accordance with the Proceeds Allocation Methodology and the terms of the Escrow Agreement, and paid to each Seller in immediately available funds by wire transfer to the account of such Seller set forth in the Estimated Closing Statement (or, in the case of the Sellers, the account of such Seller set forth in such Seller’s Letter of Transmittal, if different from the account of such Seller sets forth in the Estimated Closing Statement). If the funds available in the Purchase Price Adjustment Escrow Fund are less than the Shortfall Amount (such deficit, the “Escrow Shortfall Amount”), then, the Escrow Shortfall Amount shall be paid to the Buyer out of the Indemnity Escrow Fund. The Buyer and the Seller Representative shall, within three (3) Business Days after the Adjustment Date, deliver to the Escrow Agent irrevocable instructions giving effect to any payment or release provided for by this Section 2.06(g) in accordance with the terms of the Escrow Agreement. Notwithstanding anything herein to the contrary, the Buyer agrees that its sole recourse in respect of any amount payable pursuant to this Section 2.06(g) shall be the right to seek payment from the Purchase Price Adjustment Escrow Fund and, if applicable, the Indemnity Escrow Fund in accordance with the terms of this Agreement and the Escrow Agreement, and the Buyer shall have no right to seek payment directly from the Sellers in respect of any such amount.

(h) If the Final Purchase Price is greater than or equal to the Estimated Purchase Price, then the Buyer shall pay the amount of such difference, if any, to the Sellers in accordance with the Proceeds Allocation Methodology, and the entire amount of the Purchase Price Adjustment Escrow Fund shall be released to the Sellers in accordance with the Proceeds Allocation Methodology and, in each case, the terms of the Escrow Agreement, to the extent not previously released to the Sellers pursuant to Section 2.06(b), and paid to each Seller in immediately available funds by wire transfer to the account of such Seller set forth in the Estimated Closing Statement (or, in the case of the Sellers, the account of such Seller set forth in such Seller’s Letter of Transmittal, if different from the account of such Seller set forth in the Estimated Closing Statement). The Buyer and the Seller Representative shall, within three Business Days after the Adjustment Date, deliver to the Escrow Agent irrevocable instructions giving effect to any payment or release from the Purchase Price Adjustment Escrow Fund provided for by this Section 2.06(h) in accordance with the terms of the Escrow Agreement.

(i) For the avoidance of doubt, the parties acknowledge and agree that the determination of the Closing Working Capital Adjustment is intended solely to reflect changes between the Closing Working Capital and Target Closing Working Capital, and any such change can be measured only if Closing Working Capital and the calculations and determinations thereof are prepared using the Accounting Principles. The purchase price adjustment in this Section 2.06 is not intended to be used to adjust the Purchase Price for errors or omissions, under GAAP or otherwise, that may be found with respect to the Balance Sheet or the preparation of Target Closing Working Capital. No fact or event occurring at or after the Closing, including any market or business development or actions taken by the Buyer or any Company Entity with respect to the accounting records, books, policies or procedures of any Company Entity (including changes in any reserve, allowance or other account, any changes in methodology for inventory valuation or accounting or any reclassification of any asset), or any change in GAAP or Applicable Law after the date hereof, or any effect on the Company Entities arising from the transactions contemplated hereby, shall have any effect on, or be considered in, the determination of the Final Purchase Price (or any of the components thereof).

Section 2.07. Post-Closing True-Up. If the Final Closing Revenue Run Rate Adjustment is not zero, then:

(a) From the Closing Date through the date that is the last Business Day of the sixth month following the Closing Date (the “True-Up Date”), the Buyer shall promptly provide the Seller Representative with copies of any Client Consents, termination notices or similar correspondence received by the Buyer or its Affiliates (including the Company Entities) during such period (the “True-Up Period”) from any Clients that directly bear on the calculations to be performed pursuant to this Section 2.07.

(b) As promptly as practicable, but no later than ten (10) Business Days after the True-Up Date, the Buyer shall cause to be prepared and delivered to the Seller Representative a statement (the “True-Up Statement”) setting forth the Buyer’s calculation of the True-Up Revenue Run Rate Adjustment, together with copies of such documents and information used by the Buyer in its calculation of such amounts as are reasonably necessary for the Seller Representative to review and verify such amounts.

(c) The provisions of Section 2.06(b) through (e) shall apply, mutatis mutandis, with respect to the Seller Representative’s review of the True-Up Statement, the delivery of any notice of disagreement with respect to the calculation of True-Up Revenue Run Rate Adjustment by the Seller Representative and the resolution of any such disagreement between the parties with respect to the calculation of True-Up Revenue Run Rate Adjustment.

(d) If the amount of the Final Closing Revenue Run Rate Adjustment exceeds the amount of the True-Up Revenue Run Rate Adjustment, then the Buyer shall pay the amount of such difference to the Sellers in accordance with the Proceeds Allocation Methodology at a mutually convenient time and place, within five Business Days after the True-Up Revenue Run Rate Adjustment has been finally determined by the parties pursuant to Section 2.07(c), by wire transfer of immediately available funds.

Section 2.08. Withholding. The Buyer shall be entitled to deduct and withhold from the consideration otherwise payable to the Sellers pursuant to this Agreement such amounts as the Buyer is required to deduct and withhold with respect to the making of such payment under any provision of U.S. federal, state, local or non-U.S. Tax law. If the Buyer so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the Seller in respect of which the Buyer made such deduction and withholding to the extent such amounts are properly paid over to the appropriate Governmental Authority, and the Buyer shall furnish to such Seller within 10 Business Days of such payment the original or certificated copy of a receipt issued by such Governmental Authority evidencing such payment. If the Buyer intends to deduct or withhold from the consideration otherwise payable to any of the Sellers under this Agreement pursuant to any provision of U.S. federal, state, local or non-U.S. Tax law other than such a provision related to employment, compensation or U.S. federal backup withholding (within the meaning of Section 3406 of the Code or the Treasury Regulations promulgated thereunder), the Buyer shall notify such Seller prior to the Closing of its intention to withhold, which notice shall include a statement of the amounts it intends to deduct or withhold in respect of making of such payment and the applicable provision of law requiring the Buyer to withhold or deduct, in each case thirty (30) days prior to the Closing Date, and shall reasonably cooperate with such Seller to reduce or eliminate such deduction or withholding.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 13.12, except as set forth in the Company Disclosure Schedule, the Company represents and warrants to each of the Buyer and Merger Sub as of the date hereof and as of the Closing Date that:

Section 3.01. Existence and Power. (a) The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all limited liability company power and authority required to carry on its business as now conducted. The Company has made available to the Buyer a true and correct copy of the Company LLC Agreement, which is the limited liability company agreement of the Company in effect as of the date hereof.

(b) The Company is duly qualified to do business as a foreign business entity and is in good standing in each other jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.02. Authorization. (a) The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby are within the Company’s limited liability company powers and have been duly authorized by all necessary limited liability company action on the part of the Company. The Company has duly executed and delivered this Agreement, and, assuming the due authorization, execution and delivery of this Agreement by the other parties, this Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with the terms hereof (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Applicable Laws of general applicability relating to or affecting creditors’ rights, or by principles governing the availability of equitable remedies, whether considered in suit, action or proceeding at law or in equity (collectively, the “Enforceability Exceptions”)).

(b) No consent of the holders of Company Equity Interests is required to consummate the Merger.

(c) No holder of Company Equity Interests is or will be entitled to appraisal rights under Delaware Law in connection with the Merger.

Section 3.03. Governmental Authorizations. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (a) compliance with any applicable requirements of the HSR Act, (b) the filing of amendments to the Form ADVs of the Company Entities with the SEC, (c) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State, (d) the filing of appropriate documentation with the CFTC and (e) any other actions or filings (i) required solely by reason of the participation of the Buyer in the transactions contemplated hereby or (ii) as to which the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or prevent or materially impair or delay the Company’s consummation of the transactions contemplated by this Agreement.

Section 3.04. Noncontravention. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (a) conflict with, breach or violate the certificate of formation, limited liability company agreement or equivalent organizational documents of any of the Company Entities, (b) assuming compliance with the matters referred to in Section 3.03, violate any Applicable Law, (c) require any consent from or other action by any Person under, constitute a violation, breach or default under, or give rise to (or give rise to after the giving of notice, the passage of time or both) any right of termination, cancellation or acceleration of any right or obligation of any of the Company Entities, or to a loss of any benefit to which any of the Company Entities is entitled under, any provision of any agreement, contract, lease, indenture, instrument or Permit of any of the Company Entities, except as may be required pursuant to any Advisory Contract, the Investment Advisers Act or the Investment Company Act, or (d) result in the creation or imposition of any Lien on any asset of any of the Company Entities, except for any Permitted Liens, with such exceptions, in the case of each of clauses (b) through (d), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.05. Capitalization. (a) The outstanding limited liability company interests of the Company consist of four classes thereof denominated as “Class A-1 Units”, “Class A-2 Units”, “Class B Units” and “Class C Units” under and in accordance with the Company LLC Agreement. As of the date hereof, (i) 1,572,686.452 Class A-1 Units are issued and outstanding, (ii) 626,858.241 Class A-2 Units are issued and outstanding, (iii) 0 Class B Units are issued and outstanding and (iv) 84,948.769 Class C Units are issued and outstanding. Section 3.05(a) of the Company Disclosure Schedule sets forth, as of the date hereof, a true, correct and complete list of each holder of record of Class A-1 Units, Class A-2 Units, Class B Units and Class C Units and the number and class of such Company Equity Interests held by such holder. The Company Equity Interests constitute all of the outstanding limited liability company interests of the Company.

(b) All of the outstanding Company Equity Interests have been duly authorized and validly issued, and to the extent applicable under Applicable Law, are fully paid and non-assessable. Except as set forth in Section 3.05(a) or arising hereunder, as of the date hereof, there are no issued or outstanding (i) equity interests of the Company, (ii) securities of the Company convertible into or exchangeable for equity interests of the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligations of the Company to issue, any equity interests or securities convertible into or exchangeable for equity interests of the Company or (iv) restricted securities, appreciation rights, performance securities, contingent value rights, “phantom” securities or any similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any equity interests of the Company (the items in the foregoing clauses (i) through (iv) being referred to collectively as “Company Securities”). There are no outstanding obligations of any Company Entity to issue, sell, repurchase, redeem or otherwise acquire any Company Securities.

(c) Neither the Company nor any other Company Entity owns any Company Securities.

(d) Neither the Sellers, nor any Company Entity is a party to any voting trust, proxy or other similar agreement or understanding with respect to the purchase, sale or voting of any Company Securities. There are no rights outstanding that entitle or convey any Person other than the Sellers the right to vote with the holders of the Company Securities on any matter. None of the Company Entities is a party to any joint venture or profit sharing agreement regarding its profitability or financial position.

Section 3.06. Subsidiaries. (a) Each of the Company’s Subsidiaries is duly organized, validly existing and, to the extent applicable under Applicable Law, in good standing under the laws of its jurisdiction of organization and has all corporate, limited liability company or other similar organizational power and authority required to carry on its business as now conducted, and is duly qualified to do business as a foreign business entity and is in good standing in each other jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All of the Company’s Subsidiaries and their respective jurisdictions of organization as of the date hereof are identified on Section 3.06(a) of the Company Disclosure Schedule.

(b) All of the outstanding equity interests of each of the Company’s Subsidiaries are owned by the Company, directly or indirectly, free and clear of any Lien, other than (i) any Liens arising under the Securities Laws or any other Applicable Law or (ii) as of the Closing, any Liens granted, created or permitted to exist by the Buyer or any of its Affiliates. Except as set forth in the preceding sentence, there are no issued or outstanding (A) equity interests of any of the Company’s Subsidiaries, (B) securities of any of the Company’s Subsidiaries convertible into or exchangeable for equity interests of such Subsidiary, (C) warrants, calls, options or other rights to acquire from any of the Company’s Subsidiaries, or other obligations of any such Subsidiary to issue, any equity interests or securities convertible into or exchangeable for equity interests of such Subsidiary or (D) restricted securities, appreciation rights, performance securities, contingent value rights, “phantom” securities or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any equity interests of any of the Company’s Subsidiaries (the items in the foregoing clauses (A) through (D) being referred to collectively as “Subsidiary Securities”). There are no outstanding obligations of any Company Entity to issue, sell, repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

Section 3.07. Financial Statements. (a) The Company has provided the Buyer with true, correct and complete copies of (x) the audited consolidated balance sheets of the Company Entities, as of each of December 31, 2015 and December 31, 2014, and the related audited consolidated statements of operations, cash flows and changes in equity of the Company Entities for the years ended December 31, 2015 and December 31, 2014 (the “Audited Financial Statements”) and (y) the Balance Sheet and the related unaudited interim consolidated statements of income, cash flows and changes in equity of the Company Entities for the nine months ended September 30, 2016 (the “Unaudited Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements fairly present, and as of the Closing

Date any financial statements provided between the date hereof and the Closing Date pursuant to Section 6.11(f)(iii) will fairly present, in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in any notes thereto), the consolidated financial position of the Company Entities as of the dates thereof and the consolidated results of operations, cash flows and changes in equity of the Company Entities for the periods then ended (subject, in the case of the Unaudited Financial Statements, to normal year-end audit adjustments to the estimates made therein and the absence of footnotes).

(b) The Financial Statements have been, and as of the Closing Date any financial statements provided between the date hereof and the Closing Date pursuant to Section 6.11(f)(iii) will be, prepared on the basis of information derived from the books and records of the Company Entities, which are properly and accurately maintained in all material respects in accordance with GAAP (where applicable) and any other applicable legal and accounting requirements and reflect only actual transactions, and there are not material inaccuracies or discrepancies contained or reflected therein. The Company Entities maintain internal controls over financial reporting that are designed to provide reasonable assurance that their financial reporting practices are sufficient to ensure that the Financial Statements fairly present, in all material respects, the financial position of the Company Entities as of the dates thereof and the results of operations for the periods then ended (subject, in the case of the Unaudited Financial Statements, to normal year-end audit adjustments to the estimates made therein and the absence of footnotes).

(c) There are no “off balance sheet arrangements” (as defined by Item 303(a)(4) of Regulation S-K promulgated by the SEC) in respect of any Company Entity.

Section 3.08. Absence of Certain Changes. (a) From the Balance Sheet Date until the date hereof, (i) the business of the Company Entities has been conducted in all material respects in the ordinary course consistent with past practice and (ii) there has not been any event, occurrence, development or state of circumstances or facts that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) From the Balance Sheet Date until the date hereof, except in connection with this Agreement and the transactions contemplated hereby, the businesses of the Company Entities have been conducted in the ordinary course of business in all material respects, and there has not been any action taken by any of the Company Entities that, if taken during the period from the date of this Agreement through the Closing without the Buyer’s consent, would constitute a breach of Section 6.01.

Section 3.09. No Undisclosed Material Liabilities. There are no material liabilities of any of the Company Entities of any kind, other than (a) liabilities provided for in the Balance Sheet or disclosed in the notes thereto, (b) liabilities arising under any contracts disclosed in this Agreement or any Schedule hereto, (c) liabilities incurred in connection with this Agreement or the transactions contemplated hereby, (d) liabilities incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, and (e) liabilities taken into account in the calculation of the Purchase Price.

Section 3.10. Material Contracts. (a) As of the date hereof, except for any Employee Plans or as set forth in Section 3.10(a) of the Company Disclosure Schedule, none of the Company Entities is a party to or bound by any of the following types of contracts under which any Company Entity has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise) (each such contract, a “Material Contract”):

(i) any agreement that contains (A) “most favored nation” or similar provisions running against any of the Company Entities, (B) “clawback” or similar obligations requiring the reimbursement or refund of a material amount of fees, (C) caps or waivers of a material amount on fees or expenses, (D) “key person” provisions (including any giving rise to rights of termination of other parties), (E) performance-based fee or allocation provisions or (F) exclusive dealing covenants;

(ii) any Advisory Contract, Distribution Agreement, securities lending agreement, Finder’s Agreement, Participation Agreement, Fund Services Agreement, prime brokerage or other brokerage-related agreements or similar agreements in respect of a fund, in each case, that are material to the applicable fund;

(iii) (A) any lease of real property providing for annual rentals of $250,000 or more or (B) any lease of personal property providing for annual rentals of $250,000 or more, other than, in the case of clause (B), any such lease that may be terminated on not more than 60 days’ notice without payment by the Company Entities of any material penalty;

(iv) any capital lease obligation or commitment to make a capital expenditure in excess of $250,000;

(v) any agreement for the purchase of materials, supplies, goods, services, equipment or other assets by any Company Entity providing for either (A) annual payments by the Company Entities of $250,000 or more or (B) aggregate payments by the Company Entities of $500,000 or more;

(vi) any agreement for the sale or distribution of materials, supplies, goods, services, equipment or other assets by any Company Entity providing for either (A) annual payments to the Company Entities of $250,000 or more or (B) aggregate payments to the Company Entities of $500,000 or more;

(vii) any joint venture, strategic alliance, partnership or other similar agreement;

(viii) any agreement providing for the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise) or any binding letter of intent or other agreement relating to the foregoing;

(ix) any agreement (including indentures, mortgages, promissory notes, loans and guarantees) (A) relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), (B) restricting the incurrence of indebtedness for borrowed money (including guarantees) by any Company Entity or (C) restricting the incurrence of any Liens on any material asset of any Company Entity;

(x) any agreement providing for any of the Company Entities to make any material capital contribution to, or other material investment in, any Person, other than any other Company Entity;

(xi) any agreement that limits the freedom of any of the Company Entities or their Affiliates (A) to compete with any Person in any line of business or in any area, (B) to solicit existing or potential Clients in any line of business or in any area or (C) to hire or solicit any Person;

(xii) any agreement that creates future payment obligations in excess of $300,000 in the aggregate and which by its terms does not terminate or is not terminable without penalty upon 120 days’ notice or less;

(xiii) any agreement that provides for earn-outs or other similar contingent obligations;

(xiv) any material agreement (excluding licenses for commercial off-the-shelf computer software that is generally available on non-discriminatory pricing terms) pursuant to which any Company Entity (A) obtains the right to use, or a covenant not to be sued under, any material intellectual property or (B) grants the right to use, or a covenant not to be sued under, any material intellectual property; or

(xv) any agreement with the Sellers or their Affiliates.

(b) The Company has made available to the Buyer true, correct and complete copies of all Material Contracts. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company Entities, taken as a whole, (i) each Material Contract is a valid and binding agreement of the applicable Company Entity and, to the knowledge of the Company, of each other party thereto, and each such agreement is in full force and effect, and (ii) none of the Company Entities or, to the knowledge of the Company, any other party thereto is in default or breach under the terms of any Material Contract, or has taken or failed to take any action that, with or without notice, lapse of time or both, would constitute a default or breach under the terms of any Material Contract.

Section 3.11. Litigation; Orders. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company Entities, taken as a whole, there are no (a) legal, administrative, arbitral or other proceedings, suits or actions or governmental or regulatory investigations or written inquiries, other than ordinary course investigations or inquiries by regulators of such Company Entity pending against, or to the knowledge of the Company, threatened against, any of the Company Entities or their respective properties, assets or business, or (b) injunction, order, decree, award or judgment issued by any arbitrator or Governmental Authority, or settlement agreement, consent agreement or memorandum of understanding with any Governmental Authority, to which any of the Company Entities is subject.

Section 3.12. Compliance with Laws; Permits. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company Entities, taken as a whole, each of the Company Entities (a) is and has been at all times since May 31, 2014 in compliance with Applicable Law and (b) has all municipal, state, federal, non-U.S. and other governmental permits, licenses, certificates, registrations, consents, memberships (including being a member of FINRA and each other exchange or Self-Regulatory Organization in which its membership is required pursuant to Applicable Law in order to conduct business) and other authorizations and approvals issued by or obtained from any Governmental Authority required to carry on its business as conducted on the date hereof (collectively, “Permits”), all such Permits are in full force and effect, the Company Entities are in compliance therewith, and as of the date hereof, no suspension, cancellation, modification or revocation of any such Permit is pending or, to the knowledge of the Company, threatened against any of the Company Entities. Each Company Entity, its Subsidiaries and Affiliates is and has been at all times since May 31, 2014, in compliance in all material respects with all Applicable Laws and regulations with respect to anti-bribery, anti-corruption, anti-money laundering and economic sanctions.

Section 3.13. Registrations of the Company Entities and Employees. (a) Each of the Company Entities and, to the knowledge of the Company, each of the Company Entities’ respective officers, directors, employees and “supervised persons” (as such term is defined in the Investment Advisers Act), in their capacities as such, which or who is required to be registered as an investment adviser with the SEC or, except as would not reasonably be expected to be material to the Company Entities, any other Governmental Authority, is each duly registered as such, and each such registration is, and has been, in the case of the Company Entities, from the time it became required to so register, or, in the case of each of the Company Entities’ respective directors, officers, employees and “supervised persons,” to the knowledge of the Company, since May 31, 2014 (or, if applicable, since such later time when he or she became required to so register), in full force and effect and in good standing in all material respects. There is no action, suit or proceeding pending or, to the knowledge of the Company, any investigation (formal or otherwise) pending or action, suit or proceeding threatened by any Governmental Authority, that would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such material registration. Each of the Company Entities is in compliance in all material respects with all federal, state, Self-Regulatory Organization and foreign registration requirements and such registrations as currently filed, and all periodic reports required to be filed with respect thereto, are accurate and complete in all material respects and no regulatory document contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b) (i) No Company Entity nor any director, officer, employee or “supervised person” of any Company Entity that is, in each case, an “affiliated person” (as defined in Section 2(a)(3) of the Investment Company Act) of any Company Entity, nor, to the knowledge of the Company, any other Person that is such an “affiliated person” of any Company Entity, is ineligible pursuant to Section 9 of the Investment Company Act to serve as an investment adviser (or in any other capacity described in Sections 9(a) and 9(b) of the Investment Company Act) to a registered investment company; and (ii) no Company Entity nor any director, officer, employee or “supervised person” of any of the Company Entities that is, in each case, “associated” (as such term is used in Section 202(a)(17) of the Investment Advisers Act) with any Company Entity, nor, to the knowledge of the Company, any other Person that is so “associated” with any Company Entity, is subject to potential disqualification pursuant to Section 203(e) or 203(f) of the Investment Advisers Act from serving as an investment adviser or as a person associated with a registered investment adviser or subject to potential disqualification under Rule 206(4)-3 under the Investment Advisers Act, except, in the case of either clause (i) or (ii), for any such disqualification, (A) that would not reasonably be expected to be material to the Company Entities or (B) with respect to which any Company Entity or such “affiliated person” or “associated person” has received exemptive relief from the SEC or any other applicable Governmental Authority. There is no action, suit or proceeding, or investigation (formal or otherwise) pending or, to the knowledge of the Company, threatened, by any Governmental Authority that would result in any such disqualification, except for any such disqualifications that would not individually or in the aggregate, reasonably be expected to be material to the Company Entities. Neither any Company Entity nor, to the knowledge of the Company, any Company Entities’ officers, directors, employees or “supervised persons”, are subject to a disqualifying event described under Rule 506(d) of Regulation D of the Securities Act, and, to the knowledge of the Company, there is no inquiry, investigation, proceeding or action pending against any Company Entity or any of their officers, directors, employees or “supervised persons” that would result in any of the disqualifying events described under Rule 506(d) of Regulation D of the Securities Act.

(c) None of the Company Entities is, and is not required to be, registered as a broker-dealer with the SEC or any other Governmental Authority or admitted to membership in FINRA. Since May 31, 2014 (or, if applicable, since such later time as required by Applicable Law), each employee, officer, director or “supervised person” of any Company Entity required to be registered, licensed or otherwise authorized as, or required to be subject to the supervision of, a broker-dealer has such registration, license or other authorization, and is under such supervision, in each case with respect to a broker-dealer duly registered as a broker-dealer with the SEC or any other Governmental Authority and admitted to membership in FINRA and the Securities Investor Protection Corporation. No such employee, officer, director or “supervised person” is, or since May 31, 2014, was, (A) ineligible to serve as an associated person of a broker-dealer under Section 15(b) or 15(c) of the Exchange Act, (B) subject to “statutory disqualification” (as defined in the Exchange Act), or (C) subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of such person’s supervising broker-dealer, nor is there any proceeding or investigation pending or, to the knowledge of the Company, threatened by any Governmental Authority, which would become the basis for any such ineligibility or disqualification, and there is no formal proceeding or written notice of investigation (or to the Company’s knowledge, no informal proceeding or investigation) by any Governmental Authority, whether preliminary or otherwise, that is reasonably likely to require any additional registration or licensing of such persons.

Section 3.14. Investment Advisory Activities.

(a) Assets Under Management.

(i) Section 3.14(a)(i) of the Company Disclosure Schedule sets forth a list, as of the Base Date, of (A) the name of each Client, (B) the type of investment product and/or investment strategy description applicable to each such Client account, (C) whether the Advisory Contract in respect of such Client expressly requires the Client’s written consent to the assignment or deemed assignment of such Advisory Contract and (D) the AUM and the amount of Base Revenue Run Rate attributable to each such Client.

(ii) Section 3.14(a)(ii) of the Company Disclosure Schedule sets forth a list, as of the Base Date, of (A) the Clients that are Registered Funds (including whether such Clients are Sponsored Funds or Sub-Advised Funds), (B) the Clients that are Private Funds (including whether such Clients are Sponsored Funds or Sub-Advised Funds), (C) the Clients that are Benefit Plan Clients, (D) the Direct Clients that are not Benefit Plan Clients and, (E) for each Client, the identity of each investment adviser, general partner (or equivalent) and any sub-adviser of such Client.

For purposes of this Section 3.14(a) and the Base Revenue Run Rate Schedule, all Persons that receive Investment Services from a Company Entity through separately managed accounts opened through the same broker-dealer or other financial institution (including through a “SMA,” “wrap-fee” or similar program sponsored by such broker-dealer or other financial institution) are considered a single Client.

(b) Sponsored Funds; Sponsored Fund Advisory Contracts.

(i) Except as would not reasonably be expected to be, individually or in the aggregate, material to such Sponsored Fund, each of the Sponsored Funds (A) is duly organized, validly existing and, to the extent applicable under Applicable Law, in good standing under the laws of its jurisdiction of organization, (B) has all corporate, trust or partnership power and authority required to carry on its business as now conducted, and (C) is duly qualified to do business as a foreign business entity and is in good standing in each other jurisdiction where such qualification is necessary. Each of the Sponsored Funds that represents itself in its offering materials as qualifying (or seeking to qualify) as a “regulated investment company” under the Code is so qualified. Each Sponsored Registered Fund is governed by a board of directors or trustees and at least 75% of the members of such board are not “interested persons” (as defined in the Investment Company Act) of such Sponsored Fund or the Company. The Company Entities or the Sponsored Registered Funds have made available to the Buyer true, correct and complete copies of all the constituent documents and Advisory Contracts of the Sponsored Funds currently in effect and all registration statements and current prospectuses and statements of additional information of all Sponsored Registered Funds.

(ii) Each of the Sponsored Funds is in compliance in all material respects with all Applicable Laws, including rules and regulations of the SEC, CFTC, the IRS and any Self-Regulatory Organization having jurisdiction over such Sponsored Fund.

(iii) Each Sponsored Fund has, since May 31, 2014, been operated, managed and advised in all material respects in compliance with its objectives, policies, procedures and restrictions, including those set forth in its governing documents and any applicable offering materials and investment advisory agreements.

(iv) True, correct and complete copies of all current offering documents and all other marketing materials (if any) currently used in respect of each Sponsored Fund have been made available to the Buyer and, except as would not reasonably be expected to be, individually or in the aggregate, material to such Sponsored Fund, those offering documents and other marketing materials did not, at any time such documents and materials were made available or delivered to investors, clients, prospective investors or prospective clients, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(v) Each of the Sponsored Registered Funds has issued its shares or interests pursuant to an effective registration statement under the Securities Laws. The offering and sale of interests in the Sponsored Funds complied with all Applicable Law in all material respects and each of the Sponsored Registered Funds is registered, and at all times required by Applicable Law has been registered, under the Investment Company Act.

(vi) Except as would not reasonably be expected to be, individually or in the aggregate, material to such Sponsored Registered Fund, each of the Sponsored Registered Funds has timely filed all prospectuses, statements of additional information, registration statements, proxy statements, financial statements, any other material forms, reports, advertisements and documents required to be filed under Applicable Law with any applicable Governmental Authority (the “Sponsored Fund Reports”). The Sponsored Fund Reports have since May 31, 2014 been prepared in all material respects in accordance with the requirements of all Applicable Law.

(vii) The Company has made available or delivered to the Buyer true, correct and complete copies of the audited financial statements for each Sponsored Registered Fund for each of its respective fiscal years 2015, 2014 and 2013, and the financial statements for each such year have been prepared in all material respects in accordance with GAAP and fairly present in all material respects the financial positions and statement of assets and liabilities as of the date thereof and the results of operations for the period then ended.

(viii) Since May 31, 2014, each Advisory Contract of each Sponsored Fund and any subsequent renewal has been duly authorized, executed and delivered by the applicable Company Entity in compliance in all material respects with any Applicable Law (including, in the case of each Sponsored Fund, Section 15 of the Investment Company Act), is a valid and binding agreement of the applicable Company Entity and, to the knowledge of the Company, each other party thereto, is in full force and effect and is in all material respects enforceable against the applicable Company Entity and, to the knowledge of the Company, each other party thereto in accordance with its terms (except insofar as such enforceability may be limited by the Enforceability Exceptions).

(c) The Company has made available to the Buyer a copy (current as of the date of this Agreement) of the Form ADV Parts 1, 2A and 2B of each of the applicable Company Entities, as filed with the SEC or delivered to Clients, as applicable. As of the date of its filing, amendment or delivery, as applicable, each part of each such Form ADV was accurate and correct and complied in all material respects with Applicable Law. The material Company Entities have each adopted (and have maintained at all times required by Applicable Law) to the extent applicable (i) a written policy regarding insider trading, (ii) a written code of ethics, as required by Rule 204A-1 under the Investment Advisers Act and, to the extent required, Rule 17j-1 under the Investment Company Act and (iii) policies and procedures pursuant to Rule 206(4)-7 under the Investment Advisers Act, and have designated and approved a chief compliance officer in accordance with Rule 206(4)-7 under the Investment Advisers Act. All such policies and procedures (including codes of ethics) comply in all material respects with Applicable Law, including Sections 204A and 206 of the Investment Advisers Act and, to the extent required, Section 17(j) of the Investment Company Act and, to the knowledge of the Company, since May 31, 2014 there have been no material violations or allegations of material violations of such policies or procedures (including codes of ethics).

(d) Since May 31, 2014, none of the Company Entities, the Sponsored Funds or, to the knowledge of the Company, any of their respective directors, trustees, officers, agents, representatives or employees (in their capacity as directors, trustees, officers, agents, representatives or employees) have, to the extent any such action would result in a violation of Applicable Law in any material respect, (i) used any funds for contributions, gifts, entertainment or other expenses, or (ii) made any payment for a reciprocal practice, or made any other payment or given any other consideration.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, none of the Company Entities is required to register with the Commodity Futures Trading Commission as a “commodity pool operator” or “commodity trading advisor” (each as defined in the Commodity Exchange Act of 1936).

(f) None of the Company Entities or any of their “affiliated persons” (as defined in the Investment Company Act) has any express or implied understanding or arrangements which would reasonably be expected to impose an “unfair burden” (as defined in Section 15(f) of the Investment Company Act) on any Registered Fund as a result of the transactions contemplated hereby or which would in any way violate, or otherwise make unavailable to the Sellers, Section 15(f) of the Investment Company Act.

Section 3.15. ERISA. Section 3.15 of the Company Disclosure Schedule sets forth a true, complete and correct list of each Client to whom the Company Entities act as of the date hereof as a fiduciary (within the meaning of ERISA or any state or local law relating to non-ERISA benefit plan assets or accounts (“Similar Law”)) with respect to the assets of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA or Similar Law, (b) a Person acting on behalf of such a plan, (c) a plan or arrangement subject to Section 4975 of the Code or (d) any Person whose assets are deemed to be “plan assets” within the meaning of Department of Labor Regulation Section 2510.3-101, as modified for Section 3(42) of ERISA, or Similar Law (each, a “Benefit Plan Client”). Each Company Entity and each of its employees and officers, in the provision of services to any Benefit Plan Client, (x) has at all times acted in compliance with the applicable requirements of ERISA, the Code and Similar Law, (y) has not caused any Benefit Plan Client to engage or participate in any transaction that it knows or should know constitutes a transaction prohibited by Section 406 of ERISA, Section 4975 of the Code or any Similar Law for which no exemption is available, and (z) has not been the subject of any Department of Labor audit, investigation or voluntary fiduciary correction program with respect to any Benefit Plan Client, except, in the case of clauses (x), (y) and (z), as would not reasonably be expected to be, individually or in the aggregate, material to the Company Entities, taken as a whole. To the extent that any of the Company Entities has relied upon any statutory or administrative exemption from the prohibited transaction rules of Section 406 of ERISA, Section 4975 of the Code or Similar Law, it is eligible to rely on such exemption and has satisfied the requirements of such exemption, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company Entities, taken as a whole. Each Company Entity that is a registered investment adviser under the Investment Advisers Act and acts as an ERISA fiduciary with respect to a Benefit Plan Client is eligible to act as a qualified professional asset manager (a “QPAM”) as defined in Part VI(a) of Department of Labor Prohibited Transaction Class Exemption 84-14 (the “QPAM Exemption”). No Company Entity is or has been prevented from serving as a QPAM by application of Part I(g) of the QPAM Exemption. No Company Entity is unable to serve in a capacity described in Section 411(a) of ERISA by reason of Section 411 ERISA.

Section 3.16. Employee Benefit Plans. (a) Section 3.16(a) of the Company Disclosure Schedule contains a true, correct and complete list of each material Employee Plan as of the date hereof.

(b) With respect to each material Employee Plan, the Company has provided to the Buyer or its counsel a true and complete copy, to the extent applicable, of: (i) each writing constituting a part of such Employee Plan and all amendments thereto, including, without limitation, all plan documents, material employee communications, benefit schedules, trust agreements, and insurance contracts and other funding vehicles, (ii) the most recent Annual Report and accompanying schedule, (iii) the current summary plan description and any material modifications thereto and (iv) the most recent annual financial and actuarial reports.

(c) None of the Company Entities or any predecessor thereof sponsors, maintains or contributes to, or has in the past six years sponsored, maintained or contributed to, and no Employee Plan is (i) a plan subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” as defined in Section 3(37) of ERISA, or (iii) a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA. None of the Company Entities has withdrawn at any time within the preceding six years from any multiemployer plan, or incurred any withdrawal liability which remains unsatisfied, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to the Company Entities.

(d) No event has occurred and no condition exists that would subject any of the Company Entities by reason of their affiliation with any ERISA Affiliate to any material liability imposed by Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, in each case, in respect of any employee benefit plan subject to Title IV or Section 302 of ERISA maintained, sponsored, contributed to, or required to be contributed to by any ERISA Affiliate (other than the Company Entities).

(e) Each Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and nothing has occurred with respect to such Employee Plan which could reasonably be expected to result in the loss of such qualification or the determination letter not to be reissued. The Company has made available to the Buyer copies of the most recent Internal Revenue Service determination letters with respect to each such Employee Plan. Each Employee Plan has been established, administered, maintained and funded in material compliance with its terms and in all material respects with the requirements prescribed by any and all laws, statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Employee Plan.

(f) No material action, suit or proceeding (other than routine claims for benefits) is pending against, or to the knowledge of the Company, threatened against, any Employee Plan before any court or arbitrator or any Governmental Authority, including the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation.

(g) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (either alone or together with any other event) will (i) entitle any current or former employee of any of the Company Entities to any payment or benefit (including any bonus, retention, severance, retirement or job security payment or benefit) under any Employee Plan or other arrangement creating post-Closing obligations of any of the Company Entities, or (ii) accelerate the time of payment or vesting or trigger any payment or funding of compensation or benefits, or increase the amount payable or trigger any other obligation to any current or former employee of any of the Company Entities under any Employee Plan or other arrangement creating post-Closing obligations of any of the Company Entities.

(h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in combination with any other event) will result in the payment of any amount that would, individually or in combination with any other such payment, be an “excess parachute payment” within the meaning of Section 280G of the Code.

(i) None of the Employee Plans provide retiree health or life insurance benefits except as may be required by Section 4980B of the Code and Section 601 of ERISA, any other applicable law or at the expense of the participant or the participant’s beneficiary. There has been no material violation of the “continuation coverage requirement” of “group health plans” as set forth in Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA with respect to any Employee Plan to which such continuation coverage requirements apply.

(j) Each Employee Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) is in material documentary compliance with, and has been administered in material compliance with Section 409A of the Code. No person is entitled to receive any additional payment (including any tax gross-up or other payment) from the Company Entities as a result of the imposition of the excise taxes required by Section 4999 of the Code or any taxes required by Section 409A of the Code.

(k) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company Entities, taken as a whole, all Employee Plans subject to the laws of any jurisdiction outside of the United States (i) have been maintained in accordance with all applicable requirements, (ii) if they are intended to qualify for special tax treatment, meet all requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

Section 3.17. Labor Matters. (a) None of the Company Entities is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement, works council agreement or other similar labor union contract, and, to the knowledge of the Company, there has not been any organizational campaign, petition or other unionization activity seeking recognition of a collective bargaining unit relating to any employee of any of the Company Entities. There is no labor strike, slowdown, stoppage, picketing, interruption of work or lockout pending or, to the knowledge of the Company, threatened against any of the Company Entities, and none of the Company Entities is experiencing, or has since May 31, 2014, experienced, any material labor strike, slowdown, stoppage, picketing, interruption of work or lockout. There are no material (i) unfair labor practice charges or complaints pending or, to the knowledge of the Company, threatened against any of the Company Entities before any Governmental Authority, (ii) charges with respect to or relating to the Company Entities pending before any applicable Governmental Authority responsible for the prevention of unlawful employment practices or (iii) representation claims or petitions pending before any applicable Governmental Authority.

(b) Each of the Company Entities is and has been in compliance in all material respects with all applicable laws relating to employment of labor, including all applicable laws relating to wages, hours, overtime, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees and independent contractors, and the collection and payment of withholding and/or social security Taxes. Each of the Company Entities has met in all material respects all requirements required by law or regulation relating to the employment of foreign citizens, and none of the Company Entities currently employs, or has ever employed, any person who was not permitted to work in the jurisdiction in which such person was employed.

(c) In the 90 days prior to the date hereof, none of the Company Entities has effectuated a “plant closing” or “mass layoff” (as defined in the United States Worker Adjustment and Retraining Notification Act, or any similar law) or taken any other action that would trigger notice or liability under any state, local or foreign plant closing notice law. Each of the Company Entities is in material compliance with the Worker Adjustment Retraining Notification Act of 1988 and each similar state or local law.

(d) To the knowledge of the Company, no investment professional of any of the Company Entities is bound by any restrictive covenants that would materially interfere with such Person’s performance of his or her duties as performed as of the date hereof.

Section 3.18. Taxes. With respect to any Pre-Closing Tax Period, as applicable:

(a) All income and other material Tax Returns that are required to be filed with any Taxing Authority on or before the Closing Date with respect to any Pre-Closing Tax Period by, or with respect to, any of the Company Entities have been, or will be, timely filed on or before the Closing Date; (i) the Company Entities have timely paid all material Taxes due and payable whether or not shown as due and payable on the Tax Returns that have been filed; (ii) the Tax Returns that have been filed are true, correct and complete in all material respects; and (iii) there are no Liens for Taxes on any of the assets of any of the Company Entities, other than Permitted Liens.

(b) There is no action, suit, proceeding, investigation, audit or claim now proposed or pending against or with respect to any of the Company Entities in respect of any material Tax.

(c) No claim has been made by any Tax authority in a jurisdiction where any Company Entity has not filed a Tax Return that it is or may be subject to Tax by such jurisdiction.

(d) Each Company Entity has withheld all material Taxes required to have been withheld, and has timely remitted any such Taxes to the appropriate Taxing Authority.

(e) After the Closing Date, no Company Entity will be a party to or bound by any Tax indemnity agreement, Tax allocation agreement, Tax sharing agreement or similar contract (excluding agreements between only the Company Entities and agreements not primarily related to Taxes).

(f) No Company Entity has outstanding any waiver of any statute of limitations in respect of Taxes or extension of time with respect to a Tax assessment or deficiency, which waiver or extension is currently in effect.

(g) No Company Entity has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1).

(h) Each of the Company Entities is treated as either a partnership or a disregarded entity for U.S. federal income tax purposes.

Section 3.19. Properties. (a) None of the Company Entities owns any real property (excluding, for the avoidance of doubt, any indirect interest any Company Entity may be considered to own through its relationship with any Client in real property held by such Client or its Subsidiaries). Each of the Company Entities has good title to, or in the case of leased property and assets, valid leasehold interests in, all property and assets (whether real, personal, tangible or intangible) reflected on the Balance Sheet or acquired after the Balance Sheet Date or otherwise necessary to conduct the business of the Company Entities as conducted on the date hereof, except for properties and assets sold since the Balance Sheet Date in the ordinary course of business consistent with past practices. None of such property or assets are subject to any Lien, except: (a) Liens disclosed on the Balance Sheet or notes thereto or securing liabilities reflected on the Balance Sheet or notes thereto; (b) Liens for taxes, assessments and similar charges that are not yet due or are being contested in good faith and are properly reserved for on the Balance Sheet; (c) mechanic’s, materialman’s, carrier’s, repairer’s and other similar Liens arising or incurred in the ordinary course of business or that are not yet due and payable or are being contested in good faith; or (d) Liens incurred in the ordinary course of business since the Balance Sheet Date (the Liens referred to in clauses (a) through (d) of this Section 3.19(a), collectively, the “Permitted Liens”).

(b) The real property demised by the leases (the “Real Property Leases”) described on Section 3.19(b) of the Company Disclosure Schedule (the “Leased Real Property”) constitutes all of the real property leased, subleased, occupied or otherwise used by the Company Entities as of the date hereof. All of the Real Property Leases are valid, binding and enforceable in all material respects in accordance with their respective terms. The Company has made available to the Buyer true and correct copies of each of the Real Property Leases (including all written modifications, amendments, supplements, waivers and side letters thereto in the Company’s possession). Except as would not reasonably be expect to be, individually or in the aggregate, material to the Company Entities, taken as a whole, the Company Entities have good and marketable leasehold interests to all of the Leased Real Property, and there is not under any Real Property Lease any existing default by any of the Company Entities, or to the knowledge of the Company, any other party thereto.

Section 3.20. Intellectual Property. Section 3.20 of the Company Disclosure Schedule contains a list of all material registrations and applications for registration of patents, trademarks, service marks and copyrights included in the Company Intellectual Property Rights, indicating for each item the registration or applicable number and the applicable filing jurisdiction, in each case as of the date hereof. No Company Intellectual Property Right is subject to any outstanding injunction, order, decree, judgment or agreement restricting the use thereof by any of the Company Entities or restricting the licensing thereof by any of the Company Entities to any Person, except for any injunction, order, decree, judgment or agreement that would not reasonably be expected to be, individually or in the aggregate, material to the Company Entities, and all Company Intellectual Property Rights are valid and enforceable. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company Entities, taken as a whole, to the knowledge of the Company, none of the Company Entities is infringing, misappropriating or otherwise violating any valid and enforceable Intellectual Property Right owned by any Person in any respect. To the knowledge of the Company, no third party has, since May 31, 2014, infringed, misappropriated or otherwise violated any Company Intellectual Property Rights in any material respect. The Company Entities have taken reasonable steps to maintain the confidentiality of all trade secrets constituting Company Intellectual Property Rights that are material to the business of the Company Entities for which the value to the Company Entities is contingent upon maintaining the confidentiality thereof.

Section 3.21. Insurance. Section 3.21 of the Company Disclosure Schedule sets forth a list of, and true, correct and complete copies have been made available to the Buyer of, all material insurance policies and fidelity bonds of the Company Entities as of the date hereof relating to the assets, properties, business, operations, directors, officers and employees of the Company Entities. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company Entities, taken as a whole, the Company Entities are insured against such losses and risks and in such amounts as are customary in the businesses in which they are engaged, and have complied with the terms and provisions of such policies and bonds, and there are no claims by any of the Company Entities pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights, other than ordinary course reservations of rights. As of the date hereof, no Company Entity has received written notice to the effect that it is in material default under any applicable insurance policy or that any such material insurance policy has been or will be cancelled.

Section 3.22. Environmental Matters. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company Entities, (a) (i) no written notice, order, request for information, citation, summons, complaint or penalty has been received by any of the Company Entities, and (ii) there is no action, suit or proceeding pending or, to the knowledge of the Company, threatened which, in the case of each of the foregoing clauses (i) and (ii), alleges a violation of any Environmental Law and relates to any of the Company Entities; (b) each of the Company Entities has all environmental Permits required to carry on their businesses as now conducted in compliance with all applicable Environmental Laws, and is in compliance with the terms of such Permits and with all other applicable Environmental Laws; and (c) there has been no environmental investigation, study, audit, test, review or other analysis conducted within the past five years by any of the Company Entities of any property currently or previously owned or leased by any of the Company Entities that has not been made available to the Buyer.

Section 3.23. Finders’ Fees. Except for RBC Capital Markets, LLC (whose fees and expenses, to the extent not paid prior to the Closing, will be included in “Closing Transaction Expenses”), there is no financial advisor, investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of any of the Company Entities that is entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 3.24. Affiliate Transactions. Except (i) as set forth in Section 3.24 of the Company Disclosure Schedule or (ii) compensation or other employment agreements entered into in the ordinary course of business of the Company Entities, as of the date hereof, no officer, director, member, partner or Affiliate of the Company Entities (including the Sellers) or any individual in such officer’s, director’s, member’s or partner’s immediate family, is a party to any contract or arrangement with the Company Entities or owns or has any interest in any assets used by the Company Entities (in each case, other than through its ownership of membership interests or other securities in the Company).

Section 3.25. Existing Indemnification. The Company is entitled to be indemnified for the matters set forth on Section 3.25 of the Company Disclosure Schedule under the agreement set forth therein to the extent set forth on such Section of the Company Disclosure Schedule and the Company’s right to such indemnification will not be affected under such agreement by the consummation of the transactions contemplated hereby.

Section 3.26. No Other Representations and Warranties. Except for the representations and warranties expressly set forth in this Article 3, none of the Company Entities or their respective Related Parties has made or is making any express or implied representation or warranty of any nature to the Buyer, Merger Sub or their respective Related Parties, at law or in equity, with respect to matters relating to the Sellers, their respective Related Parties, the Company Entities, their respective businesses or any other matter related to or in connection with the transactions contemplated hereby, and the Company hereby expressly disclaims any such other representations or warranties

(including as to the accuracy or completeness of any information provided to the Buyer or Merger Sub). Without limiting the generality of the foregoing, none of the Company Entities or their respective Related Parties has made or is making any representation or warranty with respect to (i) any projections, estimates or budgets delivered to or made available to the Buyer, Merger Sub or their respective Related Parties of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company Entities or the future business and operations of the Company Entities or (ii) any other information or documents made available to the Buyer, Merger Sub or their respective Related Parties with respect to the Company Entities or their respective businesses or operations (including as to the accuracy or completeness of any such information or documents), except as expressly set forth in this Article 3.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE SELLER REPRESENTATIVE

The Seller Representative represents and warrants to each of the Buyer and Merger Sub that as of the date hereof and as of the Closing Date:

Section 4.01. Existence and Power. The Seller Representative is duly organized, formed or established, validly existing and (to the extent such concept is applicable) in good standing under the laws of its jurisdiction of organization, formation or establishment and has all entity power and authority required to carry on its business as now conducted.

Section 4.02. Authorization. The Seller Representative has duly executed and delivered this Agreement, and, assuming the due authorization, execution and delivery of this Agreement by the other parties, this Agreement constitutes a valid and binding agreement of the Seller Representative, enforceable against the Seller Representative in accordance with the terms hereof (except insofar as such enforceability may be limited by the Enforceability Exceptions). The execution, delivery and performance by the Seller Representative of this Agreement and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby are within the entity powers and have been duly authorized by all necessary limited liability company action on the part of the Seller Representative. The Seller Representative will duly execute and deliver the Escrow Agreement, and, assuming the due authorization, execution and delivery of the Escrow Agreement by the other parties thereto, the Escrow Agreement will constitute a valid and binding agreement of the Seller Representative, enforceable against the Seller Representative in accordance with the terms thereof (except insofar as such enforceability may be limited by the Enforceability Exceptions).

Section 4.03. Noncontravention. The execution, delivery and performance by the Seller Representative of this Agreement and the Escrow Agreement and the consummation by the Seller Representative of the transactions contemplated hereby and thereby do not and will not (a) conflict with, breach or violate the limited partnership agreement of the Seller Representative, (b) violate any Applicable Law or (c) require any consent from or other action by any Person under, constitute a violation, breach or default under, or give rise to (or give rise to after the giving of notice, the passage of time or both) any right of termination, cancellation or acceleration of any right or obligation of the Seller Representative under any provision of any contract of the Seller Representative, with such exceptions, in the case of each of clauses (b) and (c), as would not reasonably be expected, individually or in the aggregate, to prevent or materially impair or delay the Seller Representative’s consummation of the transactions contemplated by this Agreement or the Escrow Agreement.

Section 4.04. No Other Representations and Warranties. Except for the representations and warranties expressly set forth in this Article 4, none of the Sellers, the Seller Representative or their respective Related Parties has made or is making any express or implied representation or warranty of any nature to the Buyer, Merger Sub or their respective Related Parties, at law or in equity, with respect to matters relating to the Sellers, the Seller Representative, the Company Entities, their respective Related Parties, their respective businesses or any other matter related to or in connection with the transactions contemplated hereby, and the Seller Representative hereby expressly disclaims any such other representations or warranties (including as to the accuracy or completeness of any information provided to the Buyer or Merger Sub). Without limiting the generality of the foregoing, none of the Sellers, the Seller Representative or their respective Related Parties has made or is making any representation or warranty with respect to (i) any projections, estimates or budgets delivered to or made available to the Buyer, Merger Sub or their respective Related Parties of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company Entities or the future business and operations of the Company Entities or (ii) any other information or documents made available to the Buyer, Merger Sub or their respective Related Parties with respect to the Company Entities or their respective businesses or operations (including as to the accuracy or completeness of any such information or documents), except as expressly set forth in this Article 4.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Company as of the date hereof and as of the Closing Date that:

Section 5.01. Existence and Power. (a) The Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority required to carry on its business as now conducted. Merger Sub is a Delaware limited liability company duly organized, validly existing and in good standing under the laws of Delaware and has all Delaware power and authority required to carry on its business as now conducted. Since the date of its organization, Merger Sub has been a direct, wholly owned Subsidiary of the Buyer, and has not engaged in any activities other than in connection with or as contemplated by this Agreement.

(b) Each of the Buyer and Merger Sub is duly qualified to do business as a foreign business entity and is in good standing in each other jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so qualified would not reasonably be expected, individually or in the aggregate, to prevent or materially impair or delay the Buyer’s or Merger Sub’s consummation of the transactions contemplated by this Agreement.

Section 5.02. Authorization. The execution, delivery and performance by each of the Buyer and Merger Sub of this Agreement and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby are within each of the Buyer’s and Merger Sub’s corporate or limited liability company powers, as applicable, and have been duly authorized by all necessary corporate or limited liability company action on the part of each of the Buyer and Merger Sub, and no other action on the part of the Buyer is necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. Each of the Buyer and Merger Sub has duly executed and delivered this Agreement and will duly execute and deliver the Escrow Agreement, as applicable, and, assuming the due authorization, execution and delivery of this Agreement and the Escrow Agreement by each of the other parties hereto and thereto, this Agreement constitutes, and the Escrow Agreement will constitute, a valid and binding agreement of each of the Buyer and Merger Sub, as applicable, enforceable against each of the Buyer and Merger Sub, as applicable, in accordance with the terms hereof and thereof (except insofar as such enforceability may be limited by the Enforceability Exceptions).

Section 5.03. Governmental Authorizations. The execution, delivery and performance by each of the Buyer and Merger Sub of this Agreement and the Escrow Agreement, as applicable, and the consummation by each of the Buyer and Merger Sub of the transactions contemplated hereby and thereby, as applicable, require no action by or in respect of, or filing with, any Governmental Authority, other than (a) compliance with any applicable requirements of the HSR Act, (b) the filing of amendments to the Form ADVs of the Company Entities with the SEC and (c) any other actions or filings (i) required solely by reason of the participation of the Company or the Sellers in the transactions contemplated hereby or (ii) as to which the failure to make or obtain would not reasonably be expected, individually or in the aggregate, to prevent or materially impair or delay the Buyer’s or Merger Sub’s consummation of the transactions contemplated by this Agreement or the Escrow Agreement, as applicable.

Section 5.04. Noncontravention. The execution, delivery and performance by each of the Buyer and Merger Sub of this Agreement and the Escrow Agreement, as applicable, and the consummation by each of the Buyer and Merger Sub of the transactions contemplated hereby and thereby, as applicable, do not and will not (a) conflict with, breach or violate the certificate of incorporation, bylaws or equivalent organizational documents of the Buyer or Merger Sub, (b) assuming compliance with the matters referred to in Section 5.03, violate any Applicable Law, (c) require any consent from or other action by any Person under, constitute a violation, breach or default under, or give rise to (or give rise to after the giving of notice, the passage of time or both) any right of termination, cancellation or acceleration of any right or obligation of the Buyer or

Merger Sub, or to a loss of any benefit to which the Buyer or Merger Sub is entitled under, any provision of any agreement, contract, lease, indenture, instrument or Permit of the Buyer or Merger Sub or (d) result in the creation or imposition of any Lien on any asset of the Buyer or Merger Sub, except for Permitted Liens, with such exceptions, in the case of each of clauses (b) through (d), as would not reasonably be expected, individually or in the aggregate, to prevent or materially impair or delay the Buyer’s or Merger Sub’s consummation of the transactions contemplated by this Agreement or the Escrow Agreement, as applicable.

Section 5.05. Litigation; Orders. As of the date hereof, there is no (a) action, suit or proceeding pending against, or to the knowledge of the Buyer, any investigation pending or action, suit, proceeding or investigation threatened against, the Buyer, Merger Sub or any of their respective Affiliates before any arbitrator or Governmental Authority, or (b) injunction, order, decree or judgment issued by any arbitrator or Governmental Authority to which the Buyer, Merger Sub or any of their respective Affiliates is subject, in the case of each of the foregoing clauses (a) and (b), that in any manner challenges or seeks to prevent, enjoin, impair, alter or delay the transactions contemplated by this Agreement or as would reasonably be expected to prevent or materially impair or delay the Buyer’s or Merger Sub’s consummation of the transactions contemplated by this Agreement or the Escrow Agreement, as applicable.

Section 5.06. Certain Regulatory Matters. (a) (i) Neither the Buyer, nor Merger Sub, nor any of their respective directors, officers, employees or “supervised persons” that is, in each case, an “affiliated person” (as defined in Section 2(a)(3) of the Investment Company Act) of the Buyer or Merger Sub, nor, to the knowledge of the Buyer, any other Person that is such an “affiliated person” of the Buyer or Merger Sub, is ineligible pursuant to Section 9 of the Investment Company Act to serve as an investment adviser (or in any other capacity described in Sections 9(a) and 9(b) of the Investment Company Act) to a registered investment company; and (ii) neither the Buyer, Merger Sub, nor any of their respective directors, officers, employees or “supervised persons” that is, in each case, “associated” (as such term is used in Section 202(a)(17) of the Investment Advisers Act) with the Buyer or Merger Sub, nor, to the knowledge of the Buyer, any other Person that is so “associated” with the Buyer or Merger Sub, is subject to disqualification pursuant to Section 203(e) or (f) of the Investment Advisers Act from serving as an investment adviser or as a person associated with a registered investment adviser or subject to disqualification under Rule 206(4)-3 under the Investment Advisers Act, except, in the case of either clause (i) or (ii), for any such disqualification (A) that would not reasonably be expected to be material to the Buyer or Merger Sub or (B) with respect to which the Buyer, Merger Sub or such “affiliated person” or “associated person” has received exemptive relief from the SEC or any other applicable Governmental Authority. There is no action, suit, proceeding or investigation (formal or otherwise) pending or, to the knowledge of the Buyer, threatened, by any Governmental Authority that would result in any such disqualification, except for any such disqualifications that would not, individually or in the aggregate, reasonably be expected to be material to the Buyer or Merger Sub.

(b) None of the Buyer, Merger Sub or any of their “affiliated persons” (as defined in the Investment Company Act) has any express or implied understanding or arrangements which would reasonably be expected to impose an “unfair burden” (as defined in Section 15(f) of the Investment Company Act) on any Registered Fund as a result of the transactions contemplated hereby or which would in any way violate, or otherwise make unavailable to the Company or the Sellers, Section 15(f) of the Investment Company Act.

Section 5.07. Financing. As of the date of this Agreement, the Buyer has received an executed debt commitment letter dated the date hereof, including all exhibits, schedules and annexes thereto and any associated fee letter (the “Debt Commitment Letter”) from Barclays and Morgan Stanley Senior Funding, Inc. (collectively, “Lender”), pursuant to which Lender has committed, subject to the terms and conditions set forth therein, to provide to the Buyer the amount of financing set forth in the Debt Commitment Letter (the “Debt Financing”), for the Financing Purposes. A true and complete copy of the Debt Commitment Letter has been previously provided to the Company (it being understood that such Debt Commitment Letter has been redacted in a customary manner, to omit the fee amounts and the flex provisions provided therein and other information customarily redacted in such Debt Commitment Letter). The Buyer has fully paid any and all commitment fees or other fees required by the Debt Commitment Letter to be paid on or before the date hereof under the terms of the Debt Commitment Letter or any related fee letter and will pay all additional fees to be paid under the terms of the Debt Commitment Letter or any related fee letter as they become due. As of the date hereof, the Debt Commitment Letter is a legal, valid and binding obligation of the Buyer and, to the knowledge of the Buyer, each other party thereto, except as the same may be limited by the Enforceability Exceptions, and in full force and effect, has not been amended, modified, withdrawn, terminated or rescinded in any respect, and does not contain any material misrepresentation by the Buyer or Merger Sub and no event has occurred which (with or without notice, lapse of time or both) would reasonably be expected to constitute a breach thereunder on the part of the Buyer or Merger Sub. As of the date hereof, no amendment or modification to, or withdrawal, termination or rescission of, the Debt Commitment Letter is contemplated. The aggregate proceeds contemplated by the Debt Commitment Letter, together with available cash of the Buyer and Merger Sub, will be sufficient for Merger Sub and the Surviving Company to complete the transactions contemplated by this Agreement, and to satisfy all of the obligations of the Buyer and Merger Sub under this Agreement, including (x) paying the Purchase Price at and after Closing, (y) effecting the repayment or refinancing of all Closing Indebtedness as of the Closing Date and (z) paying all fees and expenses payable hereunder or under the Debt Commitment Letter (collectively, the “Financing Purposes”). As of the date hereof, neither the Buyer nor Merger Sub has incurred any obligation, commitment, restriction or liability of any kind, and neither of them is contemplating or aware of any obligation, commitment, restriction or liability of any kind, in either case which would reasonably be expected to adversely affect the availability of the Debt Financing. Except for the fee letter referred to in the Debt Commitment Letter, as of the date hereof, there are no side letters or other agreements, contracts, arrangements or understandings related to the funding or investing, as applicable of the Debt Financing other than as expressly set forth in the applicable Debt

Commitment Letter, that could adversely affect the conditionality, enforceability or availability of the Debt Financing. Neither the fee letter between the Buyer and Lender referred to in the Debt Commitment Letter nor any other contract between Lender, on the one hand, and the Buyer or any of its Affiliates, on the other hand, contains any conditions precedent or other contingencies (x) related to the funding of the full amount of the Debt Financing or any provisions that could reduce the aggregate amount of the Debt Financing set forth in the Debt Commitment Letter or the aggregate proceeds contemplated by the Debt Commitment Letter or (y) that could otherwise adversely affect the conditionality, enforceability or availability of the Debt Commitment Letter with respect to all or any portion of the Debt Financing. As of the date hereof, neither the Buyer nor Merger Sub has any reason to believe that any of the conditions to the Debt Financing would not reasonably be expected to be satisfied on a timely basis or that the Debt Financing would not reasonably be expected to be available to the Buyer and Merger Sub on the date on which the Closing should occur pursuant to Section 2.04. Each of the Buyer and Merger Sub expressly acknowledges and agrees that its obligations hereunder, including its obligations to consummate the transactions contemplated hereby, are not subject to, or conditioned upon, receipt of financing.

Section 5.08. Solvency. (a) Neither the Buyer nor Merger Sub is entering into this Agreement or the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors. Assuming (i) the satisfaction of the conditions to the Buyer’s obligation to consummate the transactions contemplated hereby, (ii) the accuracy in all material respects of the representations and warranties set forth in Articles 3 and 4 and the performance of the Company of its obligations hereunder in all respects, (iii) that the Company is Solvent as of immediately prior to the Effective Time before giving effect to the transactions contemplated hereby, and (iv) that any estimates, projections, forecasts, forward-looking information or business plans of the Company that have been provided to the Buyer prior to the date hereof were prepared based upon assumptions that were, at the time made, and continue to be, reasonable, and, after giving effect to the transactions contemplated by hereby, including the Debt Financing, any Alternative Financing, the payment of the Purchase Price, any repayment or refinancing of debt contemplated in this Agreement or the Debt Commitment Letters and the payment of all related fees and expenses, the Buyer on a consolidated basis will be Solvent as of the Closing and immediately after the consummation of the transactions contemplated hereby.

(b) For purposes of this Agreement, “Solvent” when used with respect to any Person, means that, as of any date of determination, (i) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (A) the value of all “liabilities of such Person, including reasonably anticipated contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, and (B) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including reasonably anticipated contingent liabilities) as such debts become absolute and matured, (ii) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (iii) such Person will be able to pay its liabilities, including reasonably anticipated contingent and other liabilities, as they mature.

Section 5.09. Purchase for Investment. The Buyer is purchasing or otherwise acquiring the Remaining Company Equity Interests for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. The Buyer has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Remaining Company Equity Interests and is capable of bearing the economic risks of such investment.

Section 5.10. Finders’ Fees. Except for Barclays Capital Inc. and Morgan Stanley & Co. LLC (whose fees and expenses will be paid by the Buyer), there is no financial advisor, investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Buyer, Merger Sub or any of their respective Affiliates that is entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 5.11. Inspections; No Other Representations and Warranties. (a) Each of the Buyer and Merger Sub is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of companies such as the Company Entities as contemplated hereunder and has undertaken such investigation and has been provided with and evaluated such documents and information as each of the Buyer and Merger Sub has deemed necessary.

(b) Each of the Buyer and Merger Sub acknowledges that, except for the representations and warranties expressly set forth in Article 3 and Article 4, none of the Sellers, the Seller Representative, the Company Entities or their respective Related Parties has made or is making any express or implied representation or warranty of any nature to the Buyer, Merger Sub or their respective Related Parties, at law or in equity, with respect to matters relating to the Sellers, the Seller Representative, the Company Entities, their respective Related Parties, their respective businesses or any other matter related to or in connection with the transactions contemplated hereby, and each of the Buyer and Merger Sub hereby expressly disclaims reliance on any such other representations or warranties (including as to the accuracy or completeness of any information provided to the Buyer or Merger Sub). Without limiting the generality of the foregoing, each of the Buyer and Merger Sub acknowledges that none of the Sellers, the Seller Representative, the Company Entities or their respective Related Parties has made or is making any representation or warranty with respect to (i) any projections, estimates or budgets delivered to or made available to the Buyer, Merger Sub or their respective Related Parties of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company Entities or the future business and operations of the Company Entities or (ii) any other information or documents made available to the Buyer, Merger Sub or their respective Related Parties with respect to the Company Entities or their respective businesses or operations (including as to the accuracy or completeness of any such information or documents), except as expressly set forth in Article 3 and Article 4.

ARTICLE 6

COVENANTS OF THE BUYER, MERGER SUB AND THE COMPANY

Section 6.01. Conduct of Business. As of the Closing Date, the Company shall ensure that the Company Entities hold Closing Cash in an amount (x) at least equal to the Closing Bonus Liability and (y) not materially greater than the sum of the estimated Closing Bonus Liability set forth in the Estimated Closing Statement plus the estimated amount of any Closing Transaction Expenses set forth in the Estimated Closing Statement. From the date hereof until the Closing Date, except (i) as required or expressly contemplated by this Agreement, (ii) as required by any Applicable Law or required by any Governmental Authority, (iii) as disclosed in Section 6.01 of the Company Disclosure Schedule or (iv) with the prior written consent of the Buyer (which, except in connection with Sections 6.01(a), (b), (c), (d), (f), (n) and (p), shall not be unreasonably withheld, delayed or conditioned), (A) the Company shall, and shall cause the other Company Entities to, conduct their respective businesses in the ordinary course consistent with past practice, and use their commercially reasonable efforts to (1) preserve intact their business organizations and relationships with third parties, including Clients, and (2) keep available the services of their present officers and employees and (B) without limiting the generality of the foregoing clause (A), the Company shall not, and shall not permit any of the other Company Entities to:

(a) amend (whether by merger, consolidation or otherwise) its certificate of formation, limited liability company agreement or equivalent organizational documents;

(b) (i) split, combine or reclassify any Company Securities or Subsidiary Securities, as applicable, (ii) declare, set aside or pay any non-cash dividend or other non-cash distribution in respect of any Company Securities or Subsidiary Securities, as applicable, other than non-cash dividends or other non-cash distributions by any Company Entity to any other Company Entity or (iii) redeem, repurchase or otherwise acquire any Company Securities or Subsidiary Securities, as applicable;

(c) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any Company Securities or Subsidiary Securities, as applicable, other than the issuance or sale of any Subsidiary Securities by any Company Entity to any other Company Entity, or (ii) amend the terms of any Company Securities or Subsidiary Securities, as applicable;

(d) (i) acquire (whether by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material assets other than supplies and equipment in the ordinary course of business or (ii) merge or consolidate with or purchase substantially all the assets or capital stock of another Person;

(e) transfer or dispose of (whether by merger, consolidation, disposition of stock or assets or otherwise), directly or indirectly, any material assets;

(f) (i) make any material loans or advances to any other Person, (ii) acquire any loans or (iii) acquire any interest in any loan or collateralized loan obligation structures, other than (A) in the case of clause (i), loans or advances to any other Company Entity and (B) in the case of clauses (ii) and (iii), in accordance with Section 6.01(f) of the Company Disclosure Schedule;

(g) incur any indebtedness for borrowed money or guarantees thereof to any other Person (other than in the ordinary course of business), or forgive any indebtedness for borrowed money or guarantees thereof owing to any of the Company Entities, other than with respect to indebtedness for borrowed money or guarantees thereof solely between or among the Company Entities;

(h) other than as required by the terms of any Employee Plan or Applicable Law, (i) with respect to any employee, officer, director or individual independent contractor of any of the Company Entities, (A) grant or increase any severance, retention, change in control or termination pay to such individual (or amend any such existing arrangement) or (B) enter into any employment, deferred compensation or other compensatory agreement with such individual (or amend any existing agreement), (ii)increase benefits payable to employees of any of the Company Entities under any existing severance or termination pay policies, (iii) establish, adopt, amend or terminate any Employee Plan or any arrangement that would have been an Employee Plan had it been entered into prior to the date of this Agreement (other than any amendment that does not increase the cost to the Company Entities of maintaining the Employee Plans), (iv) hire or terminate (other than for cause) the employment of any employee of any Company Entity, (v) establish, adopt, materially amend or terminate any collective bargaining agreement, (vi) grant any new, or increase any, compensation, bonus, retention, retirement, welfare, fringe or other benefits with respect to any employee, officer, director or individual independent contractor of the Company Entities, or (vii)forgive any loans or issue any loans (other than routine advances for business expenses issued in the ordinary course) to any employee, officer, director or individual independent contractor of any Company Entity;

(i) amend, terminate, renew or cancel any Material Contract, or enter into any new agreement that would have been a Material Contract had it been in effect as of the date hereof, in each case other than in the ordinary course of business;

(j) (i) form, organize or sponsor any new Sponsored Fund, other than in accordance with Section 6.01(f) of the Company Disclosure Schedule, or (ii) fail to maintain or terminate any Sponsored Fund, except where required by investors or the applicable Fund Board to terminate a Sponsored Fund;

(k) make or change any material Tax election, adopt or change any method of Tax accounting, change any annual Tax accounting period, amend any material Tax Returns or file any claims for material Tax refunds, enter into any material closing agreement, settle any material Tax claim, audit or assessment or surrender any right to claim a material Tax refund, offset or other reduction in Tax liability, in each case except as required by Applicable Law;

(l) make any change to the Company’s methods of financial accounting, except as required by changes in GAAP or other Applicable Law;

(m) commence or settle (i) any material investigation, arbitration, action, suit or proceeding by or against any of the Company Entities, (ii) any investigation, arbitration, action, suit or proceeding with any equityholder of the Company by or against any of the Company Entities or any of their respective managers or officers or (iii) any investigation, arbitration, action, suit or proceeding that relates to the transactions contemplated hereby;

(n) adopt a plan or agreement of complete or partial liquidation or dissolution;

(o) expend funds for capital expenditures of more than $250,000 in the aggregate;

(p) enter into a new line of business;

(q) create or permit to exist any Lien other than Permitted Liens;

(r) materially amend, terminate or allow to lapse any material Permit;

(s) other than compensation or other employment agreements entered into in compliance with Section 6.01(h), enter into any contract or arrangement with an officer, director, member, partner or Affiliate of the Company Entities;

(t) enter into any non-disclosure or confidentiality agreement, in each case which contains non-solicitation provisions; or

(u) agree or commit to do any of the foregoing.

Notwithstanding anything to the contrary herein, the parties acknowledge and agree that, except as provided in the first sentence of Section 6.01, nothing in this Section 6.01 shall restrict the Company Entities from: (i) declaring, setting aside or paying any cash dividend or other cash distribution to the Sellers or (ii) repaying or settling any indebtedness for borrowed money or other obligations of the Company Entities of the types referred to in the definition of “Closing Indebtedness.” In addition, the parties acknowledge and agree that an e-mail from one or more of the following individuals (or such as other individuals as the Buyer may specify in written notice to the Company) specifically referencing this Section 6.01 and expressly granting consent shall constitute valid form of consent of the Buyer for all purposes under this Section 6.01: George Aylward (george.aylward@virtus.com) and Michael Angerthal (michael.angerthal@virtus.com); provided, that all e-mails requesting consent under this Section 6.01 shall also be sent to the e-mail addresses of counsel to the Buyer set forth in Section 13.01.

Section 6.02. Reasonable Best Efforts; Further Assurances. (a) Subject to the terms and conditions of this Agreement, each of the parties shall, and shall cause its Affiliates to, use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to satisfy the conditions to Closing set forth in Article 9 to be satisfied and to consummate the transactions contemplated by this Agreement as soon as practicable after the date hereof, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary, proper or advisable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all consents, approvals, registrations, permits, authorizations, waivers and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement as soon as practicable.

(b) In furtherance and not in limitation of the foregoing, the Buyer, Merger Sub and the Company shall (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable, and in any event within ten Business Days, after the date hereof, which Notifications and Report Forms shall request the early termination of the applicable waiting period under the HSR Act, (ii) supply as promptly as practicable any additional information and documentary materials that may be requested pursuant to the HSR Act and (iii) take all other actions necessary to cause the expiration or termination of the applicable waiting period under the HSR Act as soon as practicable.

(c) Each of the parties shall, and shall cause its Affiliates to, cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any action, consent, approval or waiver is required to be obtained from any party to any material contract, in connection with the consummation of the transactions contemplated by this Agreement, and (ii) in taking any such action or making any such filing, furnishing information required in connection therewith and seeking timely to obtain any such action, consent, approval or waiver. Notwithstanding anything herein to the contrary, none of the Sellers, the Seller Representative, the Company Entities, the Buyer, Merger Sub or any of their respective Affiliates shall have any obligation under this Agreement to pay any fee or other consideration to obtain any action, consent, approval or waiver required under any contract for the consummation of the transactions contemplated hereby, or to initiate any action, suit or proceeding against any Person in order to obtain such action, consent, approval or waiver (including, in each case, to obtain any Client Consent).

(d) Each of the Buyer, Merger Sub and the Company shall, and shall cause its Affiliates to, cooperate reasonably with one another and keep one another generally apprised of material matters relating to or in connection with the taking of such actions and the doing of such other things as are contemplated by this Section 6.02. In furtherance and not in limitation of the foregoing, in connection with the seeking of any action by or in respect of, or the making of any filing with, any Governmental Authority in connection with the transactions contemplated hereby, the Buyer, Merger Sub and the Company shall (i) consult with one another in advance of any meeting, teleconference or other communication with such Governmental Authority, (ii) provide one another with the opportunity to attend or participate in any such meeting, teleconference or other communication, (iii) afford one another the right to review any written materials to be submitted to such Governmental Authority in advance of the submission thereof and (iv) furnish one another with copies of all written materials received by or on behalf of such party from such Governmental Authority, in each case to the extent permitted by Applicable Law (except, in the case of the foregoing clause (ii), to the extent such Governmental Authority has requested that one or the other such party not attend or participate in any such meeting, teleconference or other communication, and in the case of the foregoing clauses (iii) and (iv), to the extent that (A) such written materials contain information that does not relate to the transactions contemplated hereby, or (B) confidential treatment has been requested or granted for such written materials).

(e) From the date hereof until the Closing Date, the Buyer shall not, and shall cause its Affiliates not to, take any action that is intended to, or would reasonably be expected to, prevent or materially impair or delay the Buyer’s consummation of the transactions contemplated by this Agreement. The Buyer shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement.

Section 6.03. Client Consents. (a) Registered Funds. (i) For each Sponsored Registered Fund, the Company shall, and shall cause the other Company Entities to, subject to their fiduciary duties under Applicable Law, use reasonable best efforts to obtain, as promptly as practicable following the date hereof, (A) the approval by the Fund Board of such Sponsored Registered Fund (“Board Approval”) of the reorganization, on reasonable and customary terms and conditions, in substantially the form attached hereto as Schedule E (the “Plan of Reorganization”), as modified in accordance with Section 6.03(a)(iii), of such Sponsored Fund into the series and classes of Virtus Asset Trust, a Delaware Statutory trust (“Virtus Asset Trust” and each, a “VF Series”), set forth next to the name of such Sponsored Registered Fund on Section 6.03(a)(i) of the Company Disclosure Schedule (as may be updated or amended prior to the Closing Date as mutually agreed by the Company and the Buyer) (each, a “Fund Reorganization”) and (B) except for any Sponsored Registered Fund with respect to which approval of the Registered Fund’s shareholders is not required to implement such Fund Reorganization, the approval of the shareholders of the Sponsored Registered Fund (“Shareholder Approval”) of the foregoing. For each such Sponsored Registered Fund, the Buyer shall, and shall cause its Subsidiaries to, subject to their fiduciary duties under Applicable Law, use reasonable best efforts to obtain, as promptly as practicable following the date hereof, the approval, to the extent required to effect any Fund Reorganization, of the board of trustees of Virtus Asset Trust (the “VF Board”), of the Fund Reorganization. Further, the Buyer shall use its reasonable best efforts to cause the VF Series that is the party to such Sponsored Fund’s proposed Fund Reorganization to prepare and to file with the SEC (to the extent such filing is required) as promptly as practicable all securities registration statements and prospectuses and proxy solicitation materials necessary to comply in all material respects with the applicable provisions of the Securities Act, Section 14 of the Exchange Act and Section 20 of the Investment Company Act, including a securities registration statement on SEC Form N-14 (or successor form thereto) containing a joint proxy statement and prospectus (a “Fund Reorganization Proxy Statement/Prospectus”), and the Company shall, upon the reasonable request of the Buyer, provide to the Buyer any information that is required to be included in any

Fund Reorganization Proxy Statement/Prospectus. Consistent with its obligations under the first sentence of this Section 6.03(a)(i), the Company shall, and shall cause the other Company Entities to, use their reasonable best efforts to cause each such Sponsored Fund (A) to mail such Fund Reorganization Proxy Statement/Prospectus to the shareholders of such Sponsored Fund as promptly as practicable after clearance by the SEC and (B) as soon as practicable following the mailing of such proxy solicitation materials (but in no event earlier than 20 Business Days following such mailing), submit such Fund Reorganization for Shareholder Approval. Buyer covenants that each VF Series shall be a newly formed series of Virtus Asset Trust formed for the purpose of effecting the Fund Reorganization and, prior to effecting the applicable Fund Reorganization, shall have conducted no material activities other than in connection with effecting such Fund Reorganization.

(ii) For (A) each Sponsored Registered Fund (1) in respect of which the approval of the shareholders of the corresponding VF Series would be required to effect the applicable Fund Reorganization, (2) in respect of which the VF Board has failed to provide the approvals required of it, or the Buyer and its Subsidiaries have failed to take the actions to be taken by the Buyer and its Subsidiaries necessary, to proceed with the Fund Reorganization in a timely manner in light of the transactions contemplated hereby or the proposed plan of reorganization for such Sponsored Registered Fund deviates materially in a manner not reasonably acceptable to the Company from the Plan of Reorganization, (3) in respect of which the VF Board has terminated the respective Plan of Reorganization or (4) in respect of which the corresponding VF Series (I) except as disclosed on Section 6.03(a)(ii)(A)(4) of the Company Disclosure Schedule, does not have the same investment adviser (and sub-adviser, if any) and substantially the same investment team, investment strategy and investment policies as such Sponsored Registered Fund (for the avoidance of doubt, the foregoing clause (1) shall not apply to the voluntary departure of one or more members of a portfolio manager team for a Sponsored Registered Fund), or (II) has higher investment advisory fees or higher aggregate non-investment advisory fees or expenses than such Sponsored Registered Fund taking into account, in the case of non-investment advisory fees and expenses, any fee waivers or expense reimbursement agreements applicable to such Sponsored Registered Fund or such VF Series (it being agreed that the Buyer shall maintain all fee waivers or expense reimbursement agreements necessary to ensure that the net fees and expenses of any VF Series do not increase for at least two years following the Closing Date), and (B) each Registered Fund that is not a Sponsored Fund, in each case, the Company shall, and shall cause the other Company Entities to, subject to their fiduciary duties under Applicable Law, use reasonable best efforts to obtain, as promptly as practicable following the date hereof, (1) Board Approval of a new Advisory Contract for such Registered Fund with the applicable Company Entity, to be entered into as a result of the transactions contemplated by this Agreement (and not including an “interim contract” pursuant to Rule 15a-4 under the Investment Company Act) (a “New Registered Fund Advisory Contract”) and (2) except for any Registered Fund with respect to which approval of the Registered Fund’s shareholders is not required to implement such New Registered Fund Advisory Contract, Shareholder Approval of such New Registered Fund Advisory Contract.

(iii) The Buyer shall cooperate with the Company Entities in connection with the foregoing provisions of Sections 6.03(a)(i) and (ii) including in any communications or presentations by any of the Company Entities to any Fund Board, any shareholders of a Registered Fund or the VF Board and by providing any information reasonably requested by a Company Entity. Further, the parties shall promptly provide to any Fund Board or the VF Board all information relating to such party and its Affiliates as is necessary or reasonably requested by such Fund Board or the VF Board to enable it to evaluate the terms of each applicable Fund Reorganization or, as applicable, New Registered Fund Advisory Contract, or other arrangements proposed, or consent requested, in connection with the transactions contemplated by this Agreement and relating to such Registered Fund or a VF Series. The Buyer and the Company shall, and shall cause their respective Subsidiaries to, cooperate and each use its reasonable best efforts to (1) cause the reorganization or similar agreements required to effect each Fund Reorganization to be negotiated and agreed upon on reasonable and customary terms, including such reasonable and customary terms as may be negotiated and agreed by counsel to each of the Fund Board of a Sponsored Registered Fund, the VF Board and their respective independent directors, that are substantially similar to the Plan of Reorganization, and (2) obtain the approvals of the relevant Fund Board or the VF Board, as applicable, to any related matters which may be advisable in connection therewith (including any matters reasonably requested by the Company, the Buyer, such Fund Board or the VF Board); provided that, for the avoidance of doubt, any such agreement may not and shall not be deemed to alter or affect the respective rights, entitlements and liabilities among the parties hereto under the terms of this Agreement.

(iv) In the event that (1) Shareholder Approval (or VF Board approval, to the extent required) of a Fund Reorganization or New Registered Fund Advisory Contract, as the case may be, in respect of a Registered Fund has not been obtained, or is reasonably likely not to be obtained, by or before the Closing Date or (2) Shareholder Approval (and VF Board approval, to the extent required) of a Fund Reorganization has been obtained but such Fund Reorganization is not reasonably expected to take place concurrently with the Closing, (A) the parties shall cooperate to use their reasonable best efforts to obtain the approval of the respective Fund Board of an “interim contract” pursuant to Rule 15a-4 under the Investment Company Act so as to permit the applicable Company Entity to continue to serve as investment adviser to such Registered Fund for the longest period permitted by Applicable Law following the Closing and (B) following the Closing, the Buyer and the Surviving Company and its Subsidiaries shall use their reasonable best efforts to obtain such Shareholder Approval prior to the True-Up Date. A Registered Fund that is subject to an interim approval under this Section 6.03(a)(iv) and that has not obtained Shareholder Approval shall not be deemed a “Consenting Client” or a “Late Consenting Client” until such time as a Shareholder Approval is received with respect to such Registered Fund as contemplated under Section 6.03(a)(i) or (ii), as applicable.

(v) The Buyer shall, on a timely basis, use its reasonable best efforts and shall reasonably cooperate with the Company to ensure that, with respect to each Fund Reorganization contemplated by this Section 6.03(a), (A) the respective VF Series and the requisite investment advisers and other service providers thereto are in each case properly organized and formed and have the requisite regulatory approvals and registrations to enable the Fund Reorganization to occur by the Closing, (B) in coordination with the Company Entities and with their reasonable best efforts and cooperation, there are in place distribution or other arrangements necessary to allow shareholders of the respective Sponsored Registered Fund, including, for the avoidance of doubt, beneficial shareholders, to hold their shares in such Sponsored Registered Fund, until and immediately after the closing of the respective Fund Reorganization, without increased cost or expense, and (C) all of the closing conditions to the consummation of each Fund Reorganization are timely satisfied or reasonably waived.

(vi) The Company Entities and the Buyer shall, on a timely basis, use their reasonable best efforts and cooperate to ensure that each VF Series has in place the distribution or other arrangements necessary to allow the shareholders of the respective Sponsored Registered Fund (including, for the avoidance of doubt, beneficial shareholders) to continue to hold their shares in such VF Series following the applicable Fund Reorganization.

(vii) With respect to each Sponsored Registered Fund, Buyer (A) shall use its reasonable best efforts to put into place financial intermediary relationships (such as shareholder servicing, sub-transfer agent or distribution relationships) for the respective VF Series with each of the financial intermediaries set forth on Section 6.03(a)(vii)(A) of the Company Disclosure Schedule, and the Company Entities shall use their reasonable best efforts to cooperate with Buyer in this respect, (B) to the extent such terms are not in place as a consequence of the completion of the applicable Fund Reorganization, shall propose to such financial intermediaries economic terms with respect to such VF Series that are no less favorable (in the aggregate) than the economic terms such financial intermediaries currently receive with respect to such Sponsored Registered Fund and (C) shall not propose (and shall use reasonable best efforts to ensure that Virtus Asset Trust and the VF Series do not propose) less favorable economic terms (in the aggregate) to any of the financial intermediaries set forth on Section 6.03(a)(vii)(C) of the Company Disclosure Schedule. Buyer’s obligations under this Section 6.03(a)(vii) shall terminate upon the first Business Day after the Closing Date, provided that if the Final Closing Revenue Run Rate Adjustment is not zero, then (1) with respect to any financial intermediary described in clause (A) or (C) above that provides services to any Sponsored Registered Fund that was not a Consenting Client as of the Closing Date, such obligations shall terminate only upon the earlier of (x) the date each such Sponsored Registered Fund becomes a Consenting Client and (y) the first Business Day after the True-

Up Date and (2) such obligations shall terminate on the first Business Day after sufficient Clients that were not Consenting Clients as of the Closing Date have become Late Consenting Clients such that, or the Buyer otherwise irrevocably agrees in writing that, the True-Up Revenue Run Rate Adjustment will be equal to zero. For the avoidance of doubt, Buyer shall not be prohibited by the foregoing provision from agreeing to economic terms with any financial intermediary that are less favorable to such financial intermediary than the economic terms such financial intermediary currently receives with respect to such Sponsored Registered Fund, provided that the change to such economic terms is not initiated by Buyer, Virtus Asset Trust or any VF Series.

(viii) With respect to any Sponsored Registered Fund, if (A) prior to the Closing (or prior to the True-Up Date in the case of a Sponsored Registered Fund that was not a Consenting Client as of the Closing Date), Buyer, any of its Affiliates, Virtus Asset Trust or any VF Series (or any of the Company Entities at their request) (I) liquidates, or announces its intention to liquidate, such Sponsored Registered Fund, (II) terminates, or announces the termination of, the investment adviser, sub-adviser (if any) or one or more members of the portfolio management team (unless such team would still be substantially the same following such termination) of such Sponsored Registered Fund (or, for the avoidance of doubt, merges or reorganizes, or announces the merger or reorganization, of such Sponsored Registered Fund into a VF Series or other fund that does not have the same investment adviser, sub-adviser (if any) and substantially the same portfolio management team as such Sponsored Registered Fund), or (III) merges or reorganizes, or announces its intention to merge or reorganize, such Sponsored Registered Fund into a fund that has already commenced operations, then (B) notwithstanding anything herein to the contrary, for all purposes hereunder (including the calculation of Closing Revenue Run Rate and Adjusted Closing Revenue Run Rate), such Sponsored Registered Fund shall be deemed to be a Consenting Client (or a Late Consenting Client in the case of a Sponsored Registered Fund that was not a Consenting Client (including pursuant to this sentence) as of the Closing Date) with a Revenue Run Rate and an AUM equal to its Revenue Run Rate and AUM as of the Base Date. For the avoidance of doubt, the foregoing shall not apply to (i) the merger or reorganization of more than one Sponsored Registered Fund into a single VF Series if such VF Series will have the same investment adviser (and sub-adviser, if any) and substantially the same investment team, investment strategy and investment policies as each such Sponsored Registered Fund, and the merger or reorganization of any one such Sponsored Registered Fund into such VF Series is not a condition to the closing of the merger or reorganization of any other such Sponsored Registered Fund into such VF Series, (ii) the merger or reorganization of a Sponsored Registered Fund and an existing open-end, Investment Company Act-registered investment company sponsored by Buyer into a VF Series if such VF Series will have the same investment adviser (and sub-adviser, if any) and substantially the same investment team, investment strategy and investment policies as such Sponsored Registered Fund, and the merger or reorganization of such existing open-end, Investment Company Act-registered investment company sponsored by Buyer into such VF Series is not a condition to the closing of the merger or reorganization of such Sponsored Registered Fund into such VF Series or (iii) the voluntary departure of one or more members of a portfolio manager team for a Sponsored Registered Fund. In addition, each Sponsored Registered Fund set forth on Section 6.03(a)(ii)(A)(4) of the Company Disclosure Schedule and denoted thereon with the word “frozen” shall also be deemed to be a Consenting Client with a Revenue Run Rate and an AUM equal to its Revenue Run Rate and AUM as of the Base Date.

(b) Other Clients. (i)The Company shall, and shall cause the other Company Entities to, use reasonable best efforts to obtain, as promptly as practicable following the date hereof, Client Consents in respect of all Clients that are not Registered Funds.

(ii) In furtherance of the Company’s obligations under Section 6.03(b)(i), with respect to each Advisory Contract for which the consent of the applicable Client (other than a Registered Fund) to the assignment or deemed assignment of such Advisory Contract as a result of the change of control of the applicable Company Entity contemplated hereby (each, a “Client Consent”) is required pursuant to Applicable Law or by the terms of such Advisory Contract, as promptly as practicable following the date of this Agreement, the Company shall, or shall cause the applicable Company Entity to, send a written notice informing each such Client of the transactions contemplated by this Agreement and requesting affirmative written consent to the assignment or deemed assignment of the applicable Advisory Contract(s). With respect to each Direct Client, Collective Trust Client, Sub-Advised Private Fund and Open-End Private Fund the parties agree that Client Consent in respect of any such Client shall be deemed given, and such Client deemed a Consenting Client, for all purposes of this Agreement if (x) written consent is received from such Client or (y) such written consent has not been received prior to the Closing Date, if, in the case of this clause (y), (A) the Advisory Contract in respect of such Client does not expressly require the Client’s written consent to the assignment of such Advisory Contract; (B) such Client is sent a notice (the “Negative Consent Notice”), which notice may be included in the notice contemplated by the immediately preceding sentence, informing such Client, to the extent appropriate: (1) of the applicable Company Entity’s intention to complete the change of control of such Company Entity contemplated hereby, which will result in an assignment or a deemed assignment, as the case may be, of such Client’s Advisory Contract (or other consequences triggering a consent requirement under Applicable Law in the case of such Client), (2) of the applicable Company Entity’s intention to continue to provide advisory services pursuant to such Advisory Contract after the Closing if such Client does not terminate such Advisory Contract prior to the Closing, and (3) that the consent of such Client will be deemed to have been granted if such Client continues to accept such advisory services for a period of at least 45 days after the sending of the Negative Consent Notice without termination; (C) such 45-day period has expired at least two Business Days prior to the Applicable Measurement Date; and (D) such Client has not, at any time prior to the Closing Date, terminated its Advisory Contract or notified the applicable Company Entity in writing that such Client has not consented or is terminating its Advisory Contract or is withdrawing the entire balance of its account with the applicable Company Entity; provided, that each such Client that has not provided affirmative written consent within 30 days after delivery of the Negative Consent Notice shall be sent a second Negative Consent Notice.

(iii) For purposes of Section 6.03(b)(ii) above, in the case of each Collective Trust Client, Sub-Advised Private Fund and Open-End Private Fund, the Client shall be deemed to be the trustee, general partner, managing member or equivalent governing body of such Private Fund (or in the case of a Sub-Advised Private Fund, the third-party adviser party to the Advisory Contract in respect of such Sub-Advised Private Fund). As such, notwithstanding anything herein to the contrary, Client Consent with respect to each Collective Trust Client, Sub-Advised Private Fund and Open-End Private Fund shall be deemed given, and such Private Fund deemed a Consenting Client, for all purposes of this Agreement if the trustee, general partner, managing member or equivalent governing body of such Private Fund (or in the case of a Sub-Advised Private Fund, the third-party adviser party to the Advisory Contract in respect of such Sub-Advised Private Fund) consents (or is deemed to have consented) pursuant to Section 6.03(b)(ii) (including pursuant to the second sentence in Section 6.03(b)(ii)) to the assignment or deemed assignment of the respective Advisory Contract as a result of the change of control of the applicable Company Entity contemplated hereby.

(iv) In furtherance of the Company’s obligations under Section 6.03(b)(i) above, with respect to each Closed-End Private Fund’s Advisory Contract(s) or Fund Agreement for which the Client Consent of a general partner (or equivalent thereof) or some percentage of the Private Fund’s board of directors, advisory committee or investors is required by the terms of such Advisory Contract, the Fund Agreement or Applicable Law in connection with the assignment or deemed assignment of such Advisory Contract or Fund Agreement as a result of the change of control of the applicable Company Entity contemplated by this Agreement, as promptly as practicable following the date hereof, the Company shall, or shall cause the applicable Company Entity to, use reasonable best efforts to obtain such Client Consent in accordance with such Advisory Contract, such Fund Agreement or Applicable Law.

(v) Notwithstanding anything herein to the contrary, the parties agree that with respect to each Client that receives Investment Services from any of the Company Entities through a separately managed account opened through a broker-dealer or other financial institution as part of a “SMA,” “UMA,” “wrap-fee” or similar program sponsored by such broker-dealer or other financial institution (each, a “Platform Client” and “Platform Program,” respectively), Client Consent in respect of such Platform Client shall be deemed given, and such Platform Client shall be deemed to be a Consenting Client, for all purposes of this Agreement, (A) if such broker-dealer or other financial institution (a “Platform Sponsor”) has consented to the assignment or deemed assignment of the contract in respect of such Platform Program between such broker-dealer or other financial institution and the applicable Company Entity (the “Platform Contract”), as a result of the change of control of the applicable Company Entity contemplated by this Agreement in accordance with, and only to the extent required by, the terms of such Platform Contract, and such consent has not been revoked, or such Platform Contract terminated, in writing by such broker-dealer or other financial institution prior to the Closing Date, and, (B) if and only if the consent of such Platform Client itself is also required under the terms of the applicable Platform Program, the consent of such Platform Client to the assignment or deemed assignment of its investment advisory relationship with the applicable Company Entity has been obtained in accordance with the process for obtaining such consents utilized by the applicable Platform Sponsor (including pursuant to a negative or deemed consent process) and such Platform Client has not in writing, at any time prior to the Closing Date, terminated its investment advisory relationship with the applicable Company Entity or notified the applicable Company Entity that such Client has not consented or is terminating such investment advisory relationship. The parties further agree that any Platform Client that is not a Consenting Client as of the Closing Date shall be deemed a Late Consenting Client for all purposes under this Agreement if the consents contemplated by the immediately preceding sentence are obtained in respect of such Client during the True-Up Period.

(vi) With respect to any Client (other than a Registered Fund) that becomes a Client after the date hereof, Client Consent in respect of any such Client shall be deemed given, and such Client deemed a Consenting Client, for all purposes of this Agreement if written disclosure in reasonable detail (in the Advisory Contract or otherwise) of the change of control of the applicable Company Entity contemplated by this Agreement is provided to such Client (or, in the case of a Sponsored Private Fund, the investors therein) prior to such Client becoming a Client.

(vii) In the event that Client Consent in respect of any Client that is not a Registered Fund has not been obtained by the Closing Date, following the Closing, Buyer, the Surviving Company and its Subsidiaries shall use their commercially reasonable efforts to obtain such Client Consent prior to the True-Up Date.

(viii) At least thirty (30) Business Days prior to the Closing Date, pursuant to and in accordance with each of the collateral management agreements set forth on Section 6.03(b)(viii) of the Company Disclosure Schedule (each, a “CMA”), the Company shall cause Seix Investment Advisors LLC, as collateral manager under each CMA, to deliver to the applicable trustee the written notice set forth on Section 6.03(b)(viii) of the Company Disclosure Schedule.

(c) Expenses. Notwithstanding any provision to the contrary in this Agreement, any reasonable and documented out-of-pocket fees or expenses incurred by the Company Entities or the Buyer prior to the Closing Date (including, for the avoidance of doubt, any reasonable and documented out-of-pocket expenses incurred by the

Sponsored Registered Funds or the VF Series prior to the Closing Date that are reimbursable by the Company Entities or the Buyer) in connection with seeking and obtaining consents in compliance with this Section 6.03 (and, if the Final Closing Revenue Run Rate Adjustment is not zero, any reasonable and documented out-of-pocket fees and expenses incurred by the Company Entities or the Buyer after the Closing Date and prior to the True-Up Date in connection with seeking and obtaining consent in compliance with this Section 6.03 for any Client that was not a Consenting Client as of the Closing Date (including, for the avoidance of doubt, any reasonable and documented out-of-pocket expenses incurred by any Sponsored Registered Fund that was not a Consenting Client as of the Closing Date or the corresponding VF Series after the Closing Date and prior to the True-Up Date that are reimbursable by the Company Entities or the Buyer)) (including, in each case, Fund Reorganization Proxy Statement/Prospectus preparation and mailing, solicitation expenses, any applicable fund liquidation costs and reasonable and documented out-of-pocket legal expenses, but excluding the costs of the formation and registration of Virtus Asset Trust and each VF Series) shall be borne equally by the Buyer, on the one hand, and the Company, on the other hand, and to the extent (i) the Buyer does not pay its share of such fees and expenses at or prior to the Closing, the Company shall be deemed to have a current asset in the amount of the Buyer’s share of such unpaid fees and expenses for purposes of calculating Closing Working Capital hereunder and (ii) the Company’s share of such fees and expenses exceeds the amount of such fees and expenses included in Closing Transaction Expenses, such excess shall (A) be first deducted from any amount otherwise due to the Sellers pursuant to Section 2.07(d) and then paid to the Buyer out of the Indemnity Escrow Fund or, (B) if no amount is due to the Sellers pursuant to Section 2.07(d), such excess shall be paid to the Buyer out of the Indemnity Escrow Fund.

(d) Efforts of Parties. All actions by the Company and the Buyer required by this Section 6.03 shall be undertaken by the applicable party as promptly as practicable following the date of this Agreement. The Buyer covenants and agrees that, except to the extent it relates to the Company or with respect to information provided by the Company specifically for inclusion or incorporation by reference therein (to which extent no representation by Buyer is made), each Fund Reorganization Proxy Statement/Prospectus will not, at the time of the mailing of such document or any amendments or supplements thereto, or at the time of the shareholders meeting held in relation thereto, contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and will contain all information necessary in order to make the disclosure of information therein satisfy the requirements of Applicable Law in all material respects. The Company covenants and agrees that none of the information supplied or to be supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in a Fund Reorganization Proxy Statement/Prospectus will, at the time of the mailing of such document or any amendments or supplements thereto, or at the time of the shareholders meeting held in relation thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company and the Buyer covenant and agree that any information that is supplied, sent or given, or included in any document supplied, sent or given, by any of them to any Client (other than any Fund Reorganization Proxy Statement/Prospectus) for the purposes of obtaining the requisite consent or approval or, if applicable, informing any Client of the transactions contemplated by this Agreement shall be true, complete and accurate in all material respects and, at the time such information is sent or given, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. The Buyer shall be provided a reasonable opportunity to review and comment on all consent materials to be used by the Company in connection with their obligations under this Section 6.03 prior to distribution, and the Company should consider in good faith all such comments. The Company shall be provided a reasonable opportunity to review and comment on all consent materials to be used by the Buyer in connection with their obligations under this Section 6.03 prior to distribution (including materials to be provided to the VF Board and the Fund Reorganization Proxy Statement/Prospectus), and the Buyer should consider in good faith all such comments. The Company shall, or shall cause the other Company Entities to, regularly provide the Buyer with updates and material information relating to the status of the consent solicitation provided for in this Section 6.03. Notwithstanding any of the foregoing, the “reasonable best efforts” of the parties under this Section 6.03 shall not require any party to offer or grant any fee or other concession to a Client or any other third party.

Section 6.04. Section 15(f) of the Investment Company Act. (a) The Buyer acknowledges that the transactions contemplated by this Agreement are intended to qualify for the treatment described in Section 15(f) of the Investment Company Act. Prior to the Closing Date, each of the parties shall use its reasonable best efforts to ensure compliance with Section 15(f) of the Investment Company Act so that such transactions contemplated by this Agreement will be in compliance with Section 15(f) of the Investment Company Act at the Closing Date. From and after the Closing Date, the Buyer shall use its reasonable best efforts to cause the businesses of the Surviving Company and its Subsidiaries to comply with the conditions of Section 15(f) of the Investment Company Act in respect of the Registered Funds (and any VF Series into which a Sponsored Registered Fund has been reorganized), including to ensure that:

(i) to the extent reasonably within its control, for a period of three years after the Closing Date, at least 75% of the members of the Fund Board of each Sponsored Registered Fund (and of the board of each such VF Series) shall not be (A) “interested persons” (as defined in the Investment Company Act) of the Surviving Company, its Subsidiaries or the investment adviser of such Sponsored Registered Fund (or such VF Series) after the Closing or (B) “interested persons” (as defined in the Investment Company Act) of the Company or its Subsidiaries immediately prior to the Closing; and

(ii) for a period of two years after the Closing Date, there shall not be imposed on any Registered Fund (or any such VF Series) an “unfair burden” (within the meaning of Section 15(f) of the Investment Company Act) as a result of the transactions contemplated by this Agreement, or any terms, conditions or understandings applicable hereto and thereto;

provided, that if the Buyer or its Affiliates obtain an order from the SEC exempting it from the provisions of Section 15(f) of the Investment Company Act while still maintaining the “safe harbor” provided by Section 15(f) of the Investment Company Act with respect to the Registered Funds (and any such VF Series), then this covenant shall be deemed to be modified to the extent necessary to permit the Buyer and its Affiliates to act in a manner consistent with such SEC exemptive order.

(b) For a period of three years from the Closing Date, neither the Buyer nor any of its Affiliates shall voluntarily engage in any transaction that would constitute an “assignment” (as defined in the Investment Company Act) to a third party of any New Registered Fund Advisory Contract (or any successor or replacement advisory contract to any Registered Fund) or any advisory contract pursuant to which the Buyer or any of its Affiliates renders Investment Services to a VF Series that was a party to a Fund Reorganization without first obtaining a covenant in all material respects comparable to that contained in this Section 6.04.

Section 6.05. Access to Information. (a) From the date hereof through the Closing Date, subject to Applicable Law and the Confidentiality Agreement, the Company shall, upon the Buyer’s reasonable request, (i) give, and cause the other Company Entities to give, the Buyer and its Representatives reasonable access to the offices, properties, books and records of the Company Entities, (ii) furnish, and cause the other Company Entities to furnish, to the Buyer and its Representatives financial and operating data and other information relating to the Company Entities and (iii) instruct its and the other Company Entities’ Representatives to cooperate with the Buyer in its investigation of the Company Entities. From the date hereof through the Closing Date, without the Company’s prior written consent (which, except in connection with contacts with any institutional Clients, shall not be unreasonably withheld, conditioned or delayed), the Buyer shall not, and shall cause its Affiliates not to, contact any Clients, vendors, suppliers or other third parties having business relationships with the Company Entities, other than (A) in the ordinary course of the Buyer’s and its Affiliates’ business consistent with past practice, so long as any such contact does not relate to this Agreement or the transactions contemplated hereby, and is otherwise conducted in compliance with the terms of the Confidentiality Agreement and (B) in connection with actions required by Sections 6.03(a)(v)-(viii) (provided that, in connection with any such actions, the Buyer shall, and shall cause its Affiliates to, in each case to the extent reasonably practicable, consult with the Company prior to taking such actions).

(b) From and after the Closing Date, the Buyer shall preserve and keep, or cause to be preserved and kept, the books and records that relate to the businesses of the Company Entities prior to the Closing for a period of five years after the Closing Date, and subject to Applicable Law, upon the reasonable request of the Seller Representative or any other Seller, (i) shall, and shall cause its Affiliates to, give the Seller Representative or such Seller, as applicable, and their respective Representatives reasonable access to such books and records relating to the businesses of the Company Entities prior to the Closing and (ii) the Buyer shall, and shall cause each of the Company Entities to, give the Seller Representative or such Seller, as applicable, and their respective Representatives reasonable access to the Company Entities’ Representatives, and instruct such Representatives to cooperate with the Seller Representative or such Seller, as applicable, in the case of each of clauses (i) and (ii), to the extent that the Seller Representative or such Seller, as applicable, reasonably deems necessary or desirable in order to determine any matter relating to its rights and obligations hereunder or otherwise in connection with tax, regulatory, litigation, contractual or other legitimate matters. The Seller Representative and each Seller shall hold, and instruct their respective Representatives to hold, in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Applicable Law, all confidential documents and information concerning any Company Entity provided to it pursuant to this Section 6.05(b).

(c) Any investigation pursuant to this Section 6.05 shall be conducted during normal business hours and in a manner so as not to interfere unreasonably with the conduct of the business of the applicable party, the Company Entities or their respective Affiliates. Notwithstanding anything herein to the contrary, nothing in this Section 6.05 shall require any party, the other Company Entities or their respective Affiliates to disclose or provide any other party with access to (i) any personnel records relating to individual performance or evaluations, medical histories or other information that in the disclosing party’s good faith opinion is sensitive or the disclosure of which would subject the disclosing party or its Affiliates to risk of liability or (ii) any information the disclosure of which would, in the disclosing party’s good faith opinion, reasonably be expected to jeopardize the attorney-client privilege of the disclosing party or its Affiliates or violate any Applicable Law.

Section 6.06. Notices of Certain Events. Prior to the Closing, each of the parties shall promptly notify each other of (a) any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (b) any written notice or other written communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (c) any action, suit, investigation or proceeding commenced involving such party or its Affiliates that, if pending on the date of this Agreement, would have been required to have been disclosed; and (d) any occurrence of which it is aware that is reasonably likely to result in any of the conditions set forth in Article 9 becoming incapable of being satisfied. Notwithstanding anything to the contrary herein, a party’s good faith failure to comply with this Section 6.06 or Section 6.12 shall not provide any other party the right not to effect the transactions contemplated by this Agreement, except to the extent that any other provision of this Agreement would independently provide such right.

Section 6.07. Public Announcements. Prior to the Closing, the parties agree to consult with one another before issuing any press release or making any other public statement with respect to this Agreement or the transactions contemplated hereby and, except for any press release or public announcement the issuance or making of which is required by Applicable Law or any listing agreement with or rule of any national securities exchange, shall not issue any such press release or make any such other public statement without the prior written consent of the other parties.

Section 6.08. No Negotiations. The Company agrees that between the date hereof and the Closing, or the earlier valid termination of this Agreement in accordance with its terms, the Company shall not, and shall cause its Affiliates not to, directly or indirectly (a) solicit, knowingly encourage or initiate the submission of proposals or offers from, (b) provide any confidential information to, or (c) participate in discussions or negotiations or enter into any agreement with, any Person (other than the Buyer and its Affiliates) concerning the sale of the Company to such Person.

Section 6.09. Directors’ and Officers’ Indemnification. (a) Buyer shall cause the Surviving Company, and the Surviving Company hereby agrees, that for six years after the Closing, the Surviving Company shall indemnify and hold harmless all Persons who at or prior to the Closing were directors, managers or officers of any Company Entity (each, an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Closing, and shall advance expenses to Indemnified Persons in respect of any claims, actions, suits or other proceedings relating to any such acts or omissions, in each case to the fullest extent provided under the governing documents of the Company Entities or the Sellers, as applicable, on the date hereof; provided, that the Person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by Applicable Law. The Buyer hereby agrees that the Surviving Company is the indemnitor of first resort (i.e., its obligations to any Indemnified Person under this Agreement are primary and any obligation of any Seller or any Affiliate thereof to provide indemnification or advancement of expenses for the same matters are secondary), and if any Seller or any Affiliate thereof pays any amount otherwise indemnifiable hereunder with any Indemnified Person, then such Seller or Affiliate thereof shall be subrogated to the rights of the Indemnified Person hereunder with respect to such payment, and the Surviving Company shall reimburse such Seller or Affiliate thereof for such payment.

(b) The Buyer agrees that (i) the governing documents of the Surviving Company and the other Company Entities after the Closing shall contain provisions with respect to indemnification, exculpation from liability and advancement of expenses that are at least as favorable to the beneficiaries of such provisions as those provisions that are set forth in the governing documents of the Company Entities on the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years following the Closing in any manner that would adversely affect the rights thereunder of any Indemnified Person except to the extent that such modification is required by Applicable Law and (ii) all rights to indemnification as provided in any indemnification agreements between any Company Entity, on the one hand, and any Indemnified Person, on the other hand, as in effect as of the date hereof with respect to matters occurring at or prior to the Closing shall survive the Closing in accordance with their terms.

(c) Notwithstanding anything to the contrary in the foregoing Sections 6.09(a) or (b), neither the Buyer nor the Surviving Company shall be obligated to provide such indemnification with respect to any matter for which the Buyer Indemnified Persons are indemnified under the terms of Article 12.

(d) At or prior to the Closing, the Company may purchase with effect from the Closing Date, a non-cancellable extension of the directors’ and officers’ liability coverage of the Company Entities’ existing directors’ and officers’ insurance policies and the Company Entities’ existing fiduciary liability insurance policies (collectively, “D&O Tail Policy”), which shall be on such terms as the Company deems advisable in its discretion.

(e) If the Buyer, the Surviving Company or any other Company Entity (i) consolidates with or merges into any other Person and is not the continuing or surviving entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, the Buyer shall ensure that proper provision shall be made so that such continuing or surviving entity or transferee of such assets, as the case may be, assumes the obligations set forth in this Section 6.09.

(f) The rights of each Indemnified Person under this Section 6.09 shall be in addition to any rights such Person may have under Applicable Law or under any agreement with any of the Company Entities. This Section 6.09 is intended to benefit any individual referenced in this Section 6.09 or indemnified hereunder (and his or her respective heirs, successors and assigns), each of whom may enforce the provisions of this Section 6.09 (whether or not he or she is a party to this Agreement).

Section 6.10. Form ADVs. As promptly as reasonably practicable after the Closing Date, the Buyer shall cause each applicable Company Entity to update its Form ADV in accordance with the requirements under the Investment Advisers Act.

Section 6.11. Debt Financing. (a) The Buyer and Merger Sub shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, as promptly as possible, all things necessary, proper or advisable to arrange and obtain the Debt Financing on the terms and conditions described in the Debt Commitment Letter, including using reasonable best efforts to, as promptly as possible, (i) satisfy, or cause to be satisfied, on a timely basis all conditions to the Buyer and Merger Sub obtaining the Debt Financing set forth therein (except that such obligation shall not be breached in respect of any condition where the failure to be so satisfied is a direct result of the Company’s failure to furnish the information described in Section 6.11(f) notwithstanding the Buyer’s or Merger Sub’s reasonable best efforts), (ii) negotiate and enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Debt Commitment Letter (including any related flex provisions) or on other terms that are (A) acceptable to Lender and (B) in the aggregate not materially less favorable, taken as a whole, to the Buyer, (iii) timely prepare the necessary offering circulars, private placement memoranda, or other offering documents or marketing materials with respect to the Debt Financing, (iv) commence the syndication activities contemplated by the Debt Commitment Letter and (v) consummate the Debt Financing at or prior to Closing.

(b) The Buyer shall give the Company prompt written notice (i) of any material breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to result in a breach or default) by any party to the Debt Commitment Letter or other Debt Document of which the Buyer or Merger Sub becomes aware, (ii) if and when the Buyer or Merger Sub becomes aware that any portion of the Debt Financing contemplated by the Debt Commitment Letter may not be available for the Financing Purposes, (iii) of the receipt of any written notice or other written communication from any Person with respect to any (A) actual or potential breach, default, termination or repudiation by any party to the Debt Commitment Letter or other Debt Document or (B) material dispute or disagreement between or among any parties to the Debt Commitment Letter or other Debt Document (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Debt Financing or Debt Documents) and (iv) of any expiration or termination of the Debt Commitment Letter or other Debt Document.

(c) Without limiting the foregoing, the Buyer and Merger Sub shall keep the Company informed on a reasonably current basis in reasonable detail of the status of their efforts to arrange the Debt Financing and provide to the Company copies of executed copies of the definitive documents related to the Debt Financing (provided, that any fee letters that, in accordance with customary practice, are confidential by their terms, and that do not affect the conditionality or amount of the Debt Financing, may be redacted so as not to disclose such terms that are so confidential) and copies of any of the written notices or communications described in the preceding sentence.

(d) If any portion of the Debt Financing becomes, or would reasonably be expected to become, unavailable on the terms and conditions contemplated in the Debt Commitment Letter (after taking into account flex terms), the Buyer and Merger Sub shall use reasonable best efforts to arrange to obtain alternative financing, including from alternative sources, in an amount sufficient to replace any unavailable portion of the Debt Financing (“Alternative Financing”) as promptly as practicable following the occurrence of such event and the provisions of this Section 6.11 shall be applicable to the Alternative Financing, and, for the purposes of this Agreement, all references to the Debt Financing shall be deemed to include such Alternative Financing and all references to the Debt Commitment Letter or other Debt Documents shall include the applicable documents for the Alternative Financing.

(e) The Buyer and Merger Sub shall (i) comply in all material respects with the Debt Commitment Letter and each definitive agreement with respect thereto (collectively, with the Debt Commitment Letter, the “Debt Documents”), (ii) enforce in all material respects their rights under each Debt Document, including (A) diligently and in good faith analyzing potential litigation claims, (B) initiating and diligently pursuing all valid claims necessary to enforce such rights and (C) subject to the satisfaction or waiver of the conditions precedent thereto, cause Lender to fund the Debt Financing at or prior to the time the Closing should occur pursuant to Section 2.04, and (iii) not permit, without the prior written consent of the Company, any material amendment or modification to be made to, or any termination, rescissions or withdrawal of, or any material waiver of any provision or remedy under, any Debt Document or the fee letter referred to in the Debt Commitment Letter, including any such amendment, modification or waiver that (individually or in the aggregate with any other amendments, modifications or waivers) would reasonably be expected to (A) reduce the aggregate amount of the Debt Financing under any Debt Document (including by changing the amount of fees to be paid or original issue discount thereof, except as permitted thereunder), or (B) impose any new or additional condition, or otherwise amend, modify or expand any condition, to the receipt of any portion of the Debt Financing in a manner that would reasonably be expected to (1) delay or prevent the Closing Date, (2) make the funding of any portion of the Debt Financing (or satisfaction of any condition to obtaining any portion of the Debt Financing) less likely to occur or (3) adversely impact the ability of the Buyer or Merger Sub to enforce its rights against any other party to any Debt Document, the ability of the Buyer or Merger Sub to consummate the transactions contemplated hereby or the likelihood of the consummation of the transactions contemplated hereby; provided, that in no event shall the Buyer or Merger Sub or any of their respective Affiliates have any obligation to institute any claim, action, suit or proceeding against any Debt Financing Source in connection with the obligations set forth in this Section 6.11. The Buyer and Merger Sub shall provide notice to the Company promptly upon receiving the Debt Financing.

(f) Prior to the Closing, the Company shall, and shall cause the other Company Entities to, use commercially reasonable efforts, at the Buyer’s sole expense, to cooperate with the Buyer as necessary in connection with the arrangement of the Debt Financing or any other financing of the Buyer in connection with the transactions contemplated hereby (including any equity financing) as may be customary and reasonably requested by the Buyer, including using commercially reasonable efforts to do the following:

(i) commenting on or assisting with the preparation (including providing information and materials to be used in the preparation) of customary confidential information memoranda or similar offering documents (including prospectuses and prospectus supplements) for the Debt Financing or any other financing of the Buyer in connection with the transactions contemplated hereby (including any equity financing), customary rating agency presentations and lender presentations; provided, that any such document and rating agency presentations shall contain disclosure and financial statements reflecting the Company as the obligor;

(ii) assisting in the preparation of, and executing and delivering conditional upon (and effective only as of) the Closing, one or more credit agreements, guarantees, pledge and security documents, supplemental indentures, currency or interest hedging arrangements, other definitive financing documents, or other certificates, documents, or closing deliverables with respect to the Debt Financing contemplated by the Debt Commitment Letter as may be reasonably requested by the Buyer (including customary consents of accountants for use of their reports in any materials relating to the Debt Financing) or otherwise reasonably facilitating the pledging of collateral;

(iii) furnishing the Buyer (for filing with the SEC and to be included in any prospectus or prospectus supplement) and the Debt Financing Sources as promptly as practicable with financial and other pertinent information regarding the Company Entities as may be reasonably requested by the Buyer, including: (A) (1) the audited annual financial statements of the Company Entities for the year ending December 31, 2016 and (2) the unaudited financial statements of the Company Entities for the nine months ended September 30, 2016 and September 30, 2015, upon which the Company’s auditors have performed an SAS 100 review, in each case in this clause (A) not later than February 28, 2017, (B) unaudited quarterly financial statements of the Company Entities for each fiscal quarter of 2017 upon which the Company’s auditors have performed an SAS 100 review as promptly as practicable and in any event within 45 days after the end of such quarter (including financial statements for the period elapsed from the beginning of 2017 to the end of such quarter, and comparable periods of 2016) and (C) all other financial data regarding the Company Entities reasonably required to permit the Buyer to prepare customary pro forma financial statements;

(iv) furnishing to the Buyer, for distribution to Lender, information reasonably required by Lender for compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act of 2001 at least five (5) Business Days prior to Closing to the extent requested at least ten (10) Business Days prior to Closing;

(v) participating in a reasonable number of meetings (including customary one-on-one meetings and conference calls with the parties acting as lead arrangers, bookrunners or agents for, and prospective lenders and purchasers of, the Debt Financing, parties acting as underwriters or placement agents for any other financing of the Buyer in connection with the transactions contemplated hereby (including any equity financing) and senior management and representatives, with appropriate seniority and expertise, of the Company Entities) at reasonable times as mutually agreed upon reasonable prior notice, presentations, road shows, due diligence sessions and sessions with rating agencies, and reasonably cooperating with the marketing efforts of the Buyer and Lender, in each case in connection with the Debt Financing or any other financing of the Buyer in connection with the transactions contemplated hereby (including any equity financing);

(vi) cooperating reasonably with the due diligence of Lender or any underwriters of any other financing of the Buyer in connection with the transactions contemplated hereby (including any equity financing), to the extent customary and reasonable and to the extent not unreasonably interfering with the ongoing operations of any Company Entity;

(vii) cooperating reasonably in satisfying the conditions precedent set forth in the Debt Commitment Letter or any definitive document relating to the Debt Financing (to the extent the satisfaction of such condition requires the cooperation, and is within the control, of the Company or its Subsidiaries);

(viii) cooperating reasonably with the Buyer in the Buyer’s efforts to obtain consents, legal opinions, surveys, title insurance and insurance affidavits as reasonably requested by the Buyer;

(ix) providing customary authorization letters to Lender of the Debt Financing authorizing the distribution of information to prospective lenders (subject to reasonable confidentiality provisions) and, with respect to any public-side version of such information, confirming that such version consists exclusively of information and documentation that does not contain information that is (A) of a type that would not be publicly available (or could be derived from publicly available information) if any Company Entity was a public reporting company and (B) material with respect to any Company Entity or any of their respective securities for purposes of foreign, United States Federal and state securities laws; and

(x) executing and delivering (or obtaining from its advisors), and causing all Company Entities to execute and deliver (or obtain from their advisors), customary certificates, accounting consent or comfort letters and other similar matters reasonably requested by the Buyer, including, in any case, the consent of the Company’s independent accountants to the inclusion of their audit reports with respect to the financial statements furnished pursuant to Section 6.11(f)(iii) and the audited annual financial statements of the Company Entities (or any predecessor) for the years ending December 31, 2013, 2014 and 2015 in any registration statement of the Buyer filed with the SEC relating to any financing and causing such independent accountants to provide customary comfort letters (including “negative assurance” comfort, if appropriate) in connection with any offering to the applicable underwriters, initial purchasers or placement agents;

provided that (u) such requested cooperation does not unreasonably interfere with the ongoing operations of the Company Entities, (v) none of the Company Entities shall be required to incur any liability in connection with the Debt Financing prior to the Closing, (w) none of the pre-Closing directors, members, managers or general partners, as applicable, of any of the Company Entities shall be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the Debt Financing is obtained, (x) none of the Company Entities shall be required to execute prior to the Closing any definitive financing documents, including any credit or other agreements, pledge or security documents, or other certificates, legal opinions or documents in connection with the Debt Financing (other than such documents that are conditioned upon, and will not become effective until after, the Closing), (y) except as expressly provided above, no Company Entity shall be required to take any corporate actions prior to the Closing to permit the consummation of the Debt Financing, and (z) the Buyer and Merger Sub shall jointly and severally indemnify, defend and hold harmless each Company Entity, and their respective pre-Closing directors, officers and representatives, from and against any and all losses, liabilities, damages, costs and expenses (including reasonable attorneys’ fees) incurred, directly or indirectly, in connection with the Debt Financing or any information provided by a Company Entity in connection therewith, except in the event such losses, liabilities, damages, costs and expenses arose out of or result from the willful misconduct of a Company Entity or any breach of such Person of any of the representations or warranties as to such financial statements pursuant to Section 3.07(a) and Section 3.07(b).

(g) Neither the Company nor any of its Affiliates shall have any liability to the Buyer or Merger Sub in respect of any financial statements, other financial information or data or other information provided pursuant to this Section 6.11, except pursuant to Article 12 in respect of any breach of such Person of any of the representations or warranties as to such financial statements pursuant to Sections 3.07(a) and 3.07(b). The Buyer shall promptly reimburse the Company Entities for all out-of-pocket costs (including reasonable attorney’s fees) incurred by any Company Entity in connection with such cooperation (including, for the avoidance of doubt, the incremental cost and expense incurred by the Company Entities in using their commercially reasonable efforts to (i) prepare their financial statements for the applicable periods by the time specified in Section 6.11(f)(iii) rather than the time that such financial statements would have been prepared in the ordinary course of business consistent with past practice and (ii) deliver or cause to be delivered the certificates, accounting consents, comfort letters or other documents contemplated by Section 6.11(f)(x)) and, to the extent the Buyer does not reimburse any Company Entity for any such cost or expense at or prior to the Closing, the Company shall be deemed to have a current asset in the amount of such unreimbursed costs and expenses for purposes of calculating Closing Working Capital hereunder. Notwithstanding anything to the contrary in this Agreement, the condition set forth in Section 9.02(b), as it applies to the Company’s obligations under this Section 6.11, shall be deemed satisfied unless (i) the Company shall have breached its obligations under this Section 6.11 in a manner that would give rise to a failure of the condition set forth in Section 9.02(b), (ii) the Buyer shall have provided written notice to the Company of such breach and (iii) such breach is not cured by the earlier of the tenth Business Day after the giving of such written notice (the “Cure Period”) and the Outside Date or is not capable of being cured by the Outside Date; provided, however, that if the Closing Date would otherwise occur prior to the expiration of the Cure Period, the Closing Date shall instead occur (subject to the satisfaction or, to the extent permissible, waiver (by the party or the parties entitled to the benefit thereof) of the conditions set forth in Article 9) on the earlier of the date that is (x) the third Business Day following the earlier of (I) the expiration of the Cure Period and (II) the date on which such breach is cured and (y) the Outside Date.

(h) The Company, on behalf of itself and each Company Entity, hereby consents to the use of its logo in connection with the Debt Financing; provided, that such logos are used in a manner that is not intended to and would not reasonably be likely to harm or disparage any Company Entity.

Section 6.12. Notification of Employee Resignations. The Company shall promptly, and in any event within ten (10) Business Days, notify Buyer of any employee set forth on Section 6.12 of the Company Disclosure Schedule who gives written notice of such employee’s resignation of such employee’s employment.

Section 6.13. Affiliate Agreements. Effective as of the Closing, the Company shall cause all contracts, agreements or other transactions between the Sellers and their respective Affiliates (other than the Company Entities), on the one hand, and the Company Entities, on the other, with respect to which there would otherwise be liability or ongoing obligations on the part of the Sellers, the Buyer or any of their respective

Affiliates (including the Company Entities after the Closing), to be settled or terminated prior to the Closing without any liability on the part of the Buyer, any Seller or any of their respective Affiliates (including the Company Entities after the Closing) (including liability arising from such termination), except for this Agreement, the agreements set forth on Section 6.13 of the Company Disclosure Schedule, any rights to indemnification under any other such contract or agreement, any Employee Plans and the Rollover Agreement; provided, that with respect to the right to indemnification under any other such contract or agreement, neither the Buyer nor the Surviving Company shall be obligated to provide such indemnification with respect to any matter for which the Buyer Indemnified Persons are indemnified under the terms of Article 12. For the avoidance of doubt, each of the parties acknowledges and agrees that (a) the agreements to be terminated pursuant to the foregoing sentence shall include the Company LLC Agreement and (b) this Section 6.13 shall constitute the agreement of the Sellers to terminate, effective as of the Closing, the Company LLC Agreement without any liability on the part of any of the parties thereto or their respective Affiliates (except for Sections 7.5, 8.9(c), 11.1, 11.2 and 11.4 thereof).

ARTICLE 7

TAX MATTERS

Section 7.01. Tax Returns. (a) The Seller Representative shall prepare and timely file, or cause to be prepared and timely filed, all income Tax Returns for the Company Entities that are required to be filed after the Closing Date in respect of any Pre-Closing Tax Period, including any required Schedule K-1s and other information returns in respect of Pre-Closing Tax Periods (each a “Seller-Filed Pre-Closing Income Tax Return”). Such Seller-Filed Pre-Closing Income Tax Returns shall be prepared consistent with the past practice of the Company Entities. The Seller Representative shall permit the Buyer to review and comment on each Seller-Filed Pre-Closing Income Tax Return prior to filing and shall consider all such comments in good faith. In accordance with Section 7.02, from and after the Closing, the Buyer shall, and shall cause the Company Entities to, provide any documents, information or other assistance reasonably requested by the Seller Representative in connection with the preparation, filing and any amendment of any such Seller-Filed Pre-Closing Income Tax Return.

(b) The Buyer shall prepare and timely file, or cause to be prepared and timely filed all other Tax Returns for the Company Entities that are required to be filed after the Closing Date in respect of any Pre-Closing Tax Period or any Straddle Period (each such Tax Return, a “Buyer-Filed Tax Return”). Such Buyer-Filed Tax Returns shall be prepared consistent with the past practice of the Company Entities and without a change of any election or any accounting method. To the extent any such Buyer-Filed Tax Returns relate to a Pre-Closing Tax Period or a Straddle Period under which indemnification may be sought under Section 12.02, the Buyer shall submit a draft of such Tax Return and, in the case of a Straddle Period, a statement of the portion of Taxes for which Sellers are responsible under Section 12.02 to the Seller Representative (together with schedules, statements and, to the extent reasonably requested by the Seller Representative, supporting documentation) at least thirty (30) days prior to the due date (including any applicable extension) of the relevant Tax Return. Sellers shall have the right to review and comment on such Tax Return and statement submitted by the Buyer to the Seller Representative. If the Seller Representative, within ten (10) days after review of any such Tax Return or statement by the Sellers, notifies the Buyer in writing that it objects to any items in such Tax Return or statement, the disputed item shall be resolved in a manner mutually agreeable to both parties within ten (10) days, and if not so resolved, then by a jointly retained Accounting Referee (which may be the same as or different from the Accounting Referee retained pursuant to Section 2.06, if any) within a reasonable time, taking into account the deadline for filing such Tax Return. Upon resolution of all such items, the relevant Tax Return shall be adjusted to reflect such resolution and shall be conclusive and binding upon the parties without further adjustment. The costs, fees and expenses of such Accounting Referee shall be borne equally by the Buyer and the Sellers. The Buyer shall not file any Tax Returns that are subject to the Sellers’ review and comment under this Section 7.01(b) without the Seller Representative’s consent, which consent shall not be unreasonably withheld, conditioned or delayed. Buyer shall pay or cause to be paid all Taxes with respect to any Buyer-Filed Tax Return filed under this Section 7.01(b) in accordance with Applicable Law. Any Pre-Closing Taxes reflected on a Buyer-Filed Tax Return prepared in compliance with this Section 7.01(b) that are finally determined to be payable shall be paid by the Sellers to the Buyer, to the extent not paid at or before Closing or taken into account in the calculation of Final Purchase Price, no later than five (5) days after Buyer has paid such Taxes. In the event of a resolution between the parties with respect to any Buyer-Filed Tax Return under this Section 7.01(b), any previously filed Buyer Tax Return shall be adjusted to reflect such resolution, including by the filing of an amended Tax Return.

Section 7.02. Assistance and Cooperation. From and after the Closing, the Seller Representative and the Buyer shall:

(a) Reasonably assist (and cause their respective Affiliates to reasonably assist) the other party in preparing any Tax Returns or reports that such other party is responsible for preparing and filing with respect to the Company Entities, and the Buyer shall cause the Company Entities to retain all records related to Taxes for an eight-year period after the Closing Date, and shall deliver such records to the Seller Representative at the Seller Representative’s request;

(b) Reasonably cooperate in preparing for any audits of, or disputes with Taxing Authorities regarding, any Tax Returns of any of the Company Entities;

(c) Make available to the other and to any Taxing Authority as reasonably requested all information, records, and documents relating to Taxes of any of the Company Entities (which, for the avoidance of doubt, does not include any such items relating to Taxes of the Sellers or any of the Sellers’ Affiliates that do not relate to the Company Entities); and

(d) Furnish the other with copies of all correspondence received from any Taxing Authority in connection with any Tax audit or information request with respect to Taxes for which the other party may be liable under this Agreement.

Section 7.03. Post-Closing Actions. From and after the Closing, the Buyer shall not, and shall cause the Company Entities not to, make any Tax election, amend any Tax Return or waive or extend any statute of limitations for the assessment or collection of Taxes, in each case with respect to any Pre-Closing Tax Period or Straddle Period, and in each case to the extent such action would result in an adverse effect to the Sellers, without the Seller Representative’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

Section 7.04. Transfer Taxes. All excise, sales, use, value added, registration stamp, recording, documentary, conveyancing, franchise, property, transfer, gains and similar Taxes incurred in connection with the transactions contemplated by this Agreement shall be borne equally by the Buyer on the one hand and the Sellers on the other hand. The Buyer and the Seller Representative shall cooperate in providing each other with any appropriate resale exemption certifications and other similar documentation.

Section 7.05. Section 754 Election. The Company and any Company Entity treated as a partnership for U.S. federal income tax purposes shall make and have in effect, for its taxable year ending on the Closing Date, an election under Section 754 of the Code and any comparable provisions of applicable state or local law.

Section 7.06. Allocation of Purchase Price. Within 90 days following the Closing Date, the Seller Representative shall deliver to the Buyer a determination of the fair market values of the underlying assets of the Company Entities (the “FMV Determination”) in accordance with the rules of Section 755 of the Code and the Treasury regulations thereunder. If within 20 days after the delivery of the FMV Determination, the Buyer notifies the Seller Representative in writing that the Buyer objects to the determination set forth in the FMV Determination, the Buyer and the Seller Representative shall cooperate in good faith to resolve any disagreements within 20 days. If the Seller Representative and the Buyer are unable in good faith to reach an agreement regarding any such disagreements within 20 days, then the Seller Representative and the Buyer shall jointly retain a nationally recognized accounting firm (the “FMV Determination Referee”) to resolve the disputed items. Upon resolution of the disputed items, the determination reflected on the FMV Determination shall be adjusted to reflect such resolution. The costs, fees and expenses of the FMV Determination Referee shall be borne in the same manner as the costs and expenses of the Accounting Referee. The Seller Representative and the Buyer shall, and shall cause their respective Affiliates to, file all Tax Returns in a manner consistent with the FMV Determination. The FMV Determination shall be adjusted as appropriate consistent with the determination set forth in the FMV Determination, in the event of any adjustment to the Purchase Price.

Section 7.07. Straddle Periods. In the case of any Taxes (other than any transfer taxes described in Section 7.04) where an applicable Straddle Period is not or cannot be closed on the Closing Date, the amount of Taxes allocable to the portion of the Straddle Period ending on the Closing Date (including for purposes of determining the amount of Taxes attributable to a Pre-Closing Tax Period with respect to such Straddle Period) shall be deemed to be (i) in the case of any Taxes other than gross receipts, sales or use Taxes and Taxes based upon or related to income, the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period up through and ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period, and (ii) in the case of any Tax based upon or related to income and any gross receipts, sales or use Tax, the amount of any such Taxes that would have been payable if the relevant Tax period ended on and included the Closing Date. All determinations necessary to give effect to the allocation set forth in the foregoing clause (ii) shall be made in a manner consistent with prior practice of the Sellers or the Company Entities.

Section 7.08. Tax Refunds. Until the Initial Indemnity Escrow Release Date, the Buyer shall pay over to the applicable Seller any Tax refunds (or credits in lieu of Tax refunds) that are received by Buyer or any of its Affiliates (including, after Closing, the Company Entities) that are attributable to any Taxes in respect of any Pre-Closing Tax Period. Such payment shall be made within fifteen (15) Business Days after receipt of such refund (or the filing of any Tax Return on which there is allowed a credit in lieu of such refund). Until the Initial Indemnity Escrow Release Date, the Buyer and its Affiliates (including, after Closing, the Company Entities) shall, upon request of the Seller Representative and at the expense of the Sellers, use reasonable efforts to obtain any such Tax refunds (or credits in lieu of Tax refunds) to which any of them are entitled; provided, however, that Buyer and its Affiliates shall not be required to take any action that would be impractical or would otherwise prejudice the legal, tax, or commercial position of the Buyer and its Affiliates, as determined in Buyer’s sole discretion exercised in good faith.

Section 7.09. Buyer Covenants. (a) Until the Initial Indemnity Escrow Release Date, the Buyer shall pay and indemnify and hold harmless the Sellers from and against any and all Taxes imposed on a Seller as a result of any actions taken by the Buyer or any of its Affiliates or any Company Entities on the Closing Date after the Closing, other than (i) in the ordinary course of business or (ii) otherwise as a result of the consummation of the transactions contemplated by this Agreement.

(b) From and after the Closing until the Initial Indemnity Escrow Release Date, the Buyer shall not, and shall cause the Company Entities not to, make any Tax election, amend any Tax Return, initiate any voluntary disclosure with respect to Taxes, voluntarily approach any Governmental Authority with respect to Taxes or waive or extend any statute of limitations for the assessment or collection of Taxes, in each case if Sellers would have an indemnification obligation under Article 12 with respect to such Taxes, without the Seller Representative’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

ARTICLE 8

EMPLOYEE MATTERS

Section 8.01. Maintenance of Compensation and Benefits. During the period commencing on the Closing Date and ending on the first anniversary of the Closing Date, the Buyer agrees to provide, or to cause its Affiliates to provide, each employee who continues in the employment of the Company Entities after the Closing (each, a “Continuing Employee”) with (a) a base salary that is no less than the base salary provided to the Continuing Employee immediately prior to the Closing (taking into account payroll Taxes resulting from such Continuing Employee becoming an “employee”, and (b) upon a termination by the Buyer or one of its Affiliates without cause, and subject to the Continuing Employee’s execution of a general release of claims in favor of the Buyer and its Affiliates in a form reasonably acceptable to the Buyer and such Continuing Employee (an “Employee Release”), severance protections and benefits no less favorable to such Continuing Employee than those provided by the Company Entities to such Continuing Employee immediately prior to the Closing, as set forth in Section 8.01 of the Company Disclosure Schedule. The Buyer agrees to provide, or to cause its Affiliates to provide, each Continuing Employee with targeted annual incentive compensation opportunities for fiscal year 2017 that are comparable in the aggregate to the targeted annual incentive compensation opportunities provided to the Continuing Employee immediately prior to the Closing. During the period commencing on the Closing Date and ending on December 31, 2017, the Buyer agrees to provide, or to cause its Affiliates to provide, to each Continuing Employee, (x) welfare benefits that are substantially comparable in the aggregate to those provided by the Company Entities to such Continuing Employee immediately prior to the Closing and (y) retirement benefits that are substantially comparable those provided to similarly-situated employees of the Buyer and its Affiliates. The Buyer shall be solely responsible for, and shall honor, pay, perform and satisfy, all severance obligations paid or payable to officers, employees or other service providers of any of the Company Entities in connection with the transactions contemplated hereby.

Section 8.02. Company Employee Plans. From and after the Closing, the Buyer agrees to honor, or shall cause each of the Company Entities to honor, the obligations of the Company Entities under the provisions of each Employee Plan; provided, that nothing contained in this Agreement is intended to prevent the Buyer or its Affiliates from amending or terminating any Employee Plan in accordance with its terms after the Closing.

Section 8.03. Buyer Employee Plans. (a) From and after the Closing, the Buyer or one of its Affiliates will use commercially reasonable efforts to cause each compensation or employee benefit plan, program, or arrangement maintained or contributed to by the Buyer or such Affiliate and in which any Continuing Employee is eligible to participate to treat the prior service of such Continuing Employee with any of the Company Entities as service rendered to the Buyer or such Affiliate for purposes of eligibility, vesting and benefit accruals under the employee benefit plans of the Buyer or its Affiliates (other than (x) benefit accruals under defined benefit plans of the Buyer or its Affiliates, (y) where such treatment would result in a duplication of benefits, or (z) where such service was not recognized under the corresponding Employee Plan or is not recognized for similarly-situated employees of the Buyer or its Affiliates).

(b) Subject to the terms of the applicable plans of the Buyer and its Affiliates, from and after the Closing, with respect to any Continuing Employee, each of Buyer and its Affiliates shall (i) waive any limitation on health and welfare coverage of such

Continuing Employee due to pre-existing conditions and/or waiting periods, active employment requirements, and requirements to show evidence of good health under the applicable health and welfare plan of the Buyer or such Affiliate to the extent such Continuing Employee is covered under a health and welfare benefit plan maintained by any of the Company Entities immediately prior to the Closing Date and (ii) credit each Continuing Employee with all deductible payments, co-payments and co-insurance paid by such Continuing Employee and covered dependents under the medical employee benefit plan of any of the Company Entities prior to the Closing Date during the year in which the Closing occurs for the purpose of determining the extent to which any such Continuing Employee and his or her dependents have satisfied their deductible and whether they have reached the out-of-pocket maximum under any medical plan maintained by the Buyer or such Affiliate for such year; provided that the Company shall use its reasonable best efforts to provide to the Buyer as of or promptly following the Closing Date such information requested by the Buyer as is reasonably necessary to implement the provisions of clause (ii).

Section 8.04. 401(k) Plan. If requested by the Buyer at least fifteen days prior to the Closing Date, the Company Entities shall terminate any and all Employee Plans intended to qualify under Section 401(a) of the Code that include a cash or deferred arrangement intended to satisfy the provisions of Section 401(k) of the Code, effective not later than the day immediately preceding the Closing Date. If the Buyer requests that such 401(k) plan(s) be terminated, the Company Entities shall provide the Buyer with evidence that such 401(k) plan(s) have been terminated not later than the day immediately preceding the Closing Date.

Section 8.05. 2016 Annual Bonuses. In the event that the Closing occurs prior to the date on which the Company Entities pay annual bonuses in respect of the 2016 calendar year, the Buyer shall, or shall cause an Affiliate to, pay (at the time and in the manner consistent with past practice, but in no event later than 75 days following the Closing Date) each employee of the Company Entities who is employed immediately prior to the Closing Date a bonus for the 2016 calendar year in an amount (less any applicable withholding) that is no less than the portion of the Closing 2016 Bonus Liability attributable to such Continuing Employee; provided, that the payment of any annual bonus hereunder shall not result in a duplication of benefits (including a duplication of any bonus or portion thereof payable to any former employee in connection with any severance or similar entitlement). For the avoidance of doubt, the parties agree that the Tax deduction attributable to the payment of the Closing 2016 Bonus Liability shall be claimed by the Company Entities on their Form 1065 for 2016 or the period that ends on the Closing Date, as determined by the Sellers’ Representative, and that such deduction shall not be claimed by Buyer or any of its Affiliates in any Post-Closing Tax Period.

Section 8.06. 2017 Annual Bonuses. The Buyer shall, or shall cause its Subsidiaries to, pay, no later than March 15, 2018, an annual bonus for the 2017 calendar year to each Continuing Employee who remains employed by the Buyer or any of its Affiliates as of the applicable payment date in an amount (less any applicable withholding) consistent with the Buyer’s obligation in Section 8.01 to provide Continuing

Employees with targeted annual incentive compensation opportunities for fiscal year 2017 that are comparable in the aggregate to the targeted annual incentive compensation opportunities provided to the Continuing Employee immediately prior to the Closing; provided that the 2017 bonus paid to each Continuing Employee shall be no less than the Closing 2017 Bonus Liability attributable to such Continuing Employee. Further, in addition to any severance protections and benefits required to be provided pursuant to clause (b) of Section 8.01 above (but without duplication of any entitlement to a pro rata bonus entitlement pursuant to any Employee Plan), the Buyer agrees to provide, or to cause its Affiliates to provide, each Continuing Employee whose employment is terminated by the Buyer or one of its Affiliates without cause on or prior to the payment of his or her 2017 annual bonus, and subject to such Continuing Employee’s execution of an Employee Release, a pro rata portion of his or her 2017 annual bonus in an amount equal to the greater of (x) the annual bonus that would have been payable based on actual performance had such Continuing Employee’s employment continued through the applicable payment date multiplied by a fraction, the numerator of which is the number of calendar days during the 2017 calendar year prior to the date of termination and the denominator of which is equal to 365, and (y) an amount equal to the portion of the Closing 2017 Bonus Liability attributable to such Continuing Employee. For the avoidance of doubt, the parties agree that the Tax deduction attributable to the payment of any amounts covered by this Section 8.06 shall be claimed by the Buyer and its Affiliates in a Post-Closing Tax Period and shall not be claimed by the Company Entities for the taxable year that ends on the Closing Date or any prior taxable year.

Section 8.07. No Third-Party Beneficiaries. Nothing in this Article 8, whether express or implied, shall (i) be treated as an amendment of, or undertaking to amend, any employee benefit plan, (ii) prohibit the Company Entities, the Buyer or any of their respective Affiliates from amending or terminating any employee benefit plan or, after the Closing, any Employee Plan in accordance with its terms, (iii) obligate the Company Entities, the Buyer or any of their respective Affiliates to retain the employment of any particular employee or (iv) confer any rights, benefits, remedies, obligations or liabilities hereunder upon any person other than the parties and their respective successors and permitted assignees.

ARTICLE 9

CONDITIONS TO CLOSING

Section 9.01. Conditions to Obligations of the Buyer, Merger Sub and the Company. The obligations of the Buyer, Merger Sub and the Company to consummate the Closing are subject to the satisfaction or, to the extent permitted by Applicable Law, waiver by the Buyer, Merger Sub, the Company and the Seller Representative of each of the following conditions:

(a) any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated;

(b) no injunction or other order issued by a court of competent jurisdiction in the United States (whether temporary, preliminary or permanent) shall prohibit the consummation of the Closing;

(c) the Closing Revenue Run Rate shall be equal to or greater than 77.5% of the Base Revenue Run Rate and the Buyer shall have received a certificate signed by an executive officer of the Company to such effect; and

(d) at the Closing, at least 75% of the members of the Fund Board of each Sponsored Registered Fund that has approved a Fund Reorganization or a New Registered Fund Advisory Contract (or an “interim contract” as contemplated by Section 6.03(a)(iv)) with the Company Entities (and of the board of each VF Series into which a Sponsored Registered Fund has been or is intended to be reorganized) shall not be “interested persons” (as such term is defined in the Investment Company Act) of the Company Entities, the Surviving Company and its Subsidiaries or the investment adviser of such Sponsored Registered Fund (or VF Series) (including as of immediately following the Closing).

Section 9.02. Conditions to Obligations of the Buyer and Merger Sub. The obligations of the Buyer and Merger Sub to consummate the Closing are subject to the satisfaction or, in the discretion of the Buyer and Merger Sub, waiver of each of the following further conditions:

(a) (i) the representations and warranties of the Company contained in Sections 3.01(a), 3.02(a), 3.02(b), 3.05, 3.06(b) and 3.23 (collectively, together with the representations and warranties of the Company contained in Sections 3.02(c) and 3.25, the “Company Fundamental Representations”), shall be true and correct in all material respects at and as of the Closing, as if made at and as of such time (except for any such representations and warranties that are made at or as of a specific date or time, which representations and warranties shall be true and correct only at and as of such specific date or time) and (ii) the other representations and warranties of the Company contained in this Agreement (disregarding all “materiality”, “Material Adverse Effect” or other similar qualifications contained therein) shall be true and correct at and as of the Closing, as if made at and as of such time (except for any such representations and warranties that are made at or as of a specific date or time, which representations and warranties shall be true and correct only at and as of such specific date or time), with only such exceptions in the case of this clause (ii) as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) the Company shall have performed in all material respects all of their covenants and agreements hereunder required to be performed by them at or prior to the Closing or shall have cured any failure to perform in all material respects all such covenants and agreements at or prior to the Closing;

(c) the Buyer shall have received a certificate signed by an executive officer of the Company to the effect that the conditions set forth in Sections 9.02(a), 9.02(b) and 9.02(e) have been fulfilled;

(d) the Buyer shall have received any documents, certificates or other items required to be delivered to it pursuant to Section 2.04(c);

(e) since the date hereof, no Material Adverse Effect shall have occurred and shall be continuing as of immediately prior to the Closing; and

(f) the condition set forth on Section 9.02(f) of the Company Disclosure Schedule shall have been satisfied or waived.

Section 9.03. Conditions to Obligations of the Company. The obligations of the Company to consummate the Closing are subject to the satisfaction or, in the discretion of the Company and the Seller Representative, waiver of each of the following further conditions:

(a) (i) the representations and warranties of the Buyer contained in Sections 5.01(a), 5.02, 5.09 and 5.10 (collectively, the “Buyer Fundamental Representations”), shall be true and correct in all material respects at and as of the Closing, as if made at and as of such time (except for any such representations and warranties that are made at or as of a specific date or time, which representations and warranties shall be true and correct only at and as of such specific date or time), and (ii) the other representations and warranties of the Buyer contained in this Agreement (disregarding all “materiality” or other similar qualifications contained therein) shall be true and correct at and as of the Closing, as if made at and as of such time (except for any such representations and warranties that are made at or as of a specific date or time, which representations and warranties shall be true and correct only at and as of such specific date or time), with only such exceptions in the case of this clause (ii) as would not reasonably be expected to, individually or in the aggregate, prevent, impair or materially delay the ability of the Buyer or Merger Sub to consummate the transactions contemplated hereby;

(b) the Buyer and Merger Sub shall have performed in all material respects all of their covenants and agreements hereunder required to be performed by them at or prior to the Closing or shall have cured any failure to perform in all material respects all such covenants and agreements at or prior to the Closing; and

(c) the Company shall have received a certificate signed by an officer of the Buyer to the effect that the conditions set forth in Sections 9.03(a) and 9.03(b) have been fulfilled.

Section 9.04. Frustration of Conditions. None of the Buyer, Merger Sub or the Company shall, and each shall cause its Affiliates not to, take any action that would, or would reasonably be expected to, result in any condition set forth in this Article 9 not being satisfied, and none of the Buyer, Merger Sub or the Company may rely on the failure of any such condition to be satisfied if such failure was caused by such party’s failure to perform any of its obligations hereunder or to act in good faith.

ARTICLE 10

TERMINATION

Section 10.01. Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of the Company and the Buyer;

(b) by the Company or the Buyer if the Closing shall not have been consummated on or before July 16, 2017 (such date, as extended pursuant to the following proviso (if applicable), the “Outside Date”); provided, that if on such date, all of the conditions set forth in Article 9 have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit thereof, other than (i) the condition set forth in Section 9.01(c) and (ii) conditions that by their nature are to be satisfied at the Closing, which shall be capable of being satisfied or shall have been waived on such date, then the Company or the Buyer may, by written notice to the other parties, extend the Outside Date to September 16, 2017; provided, further, that the right to terminate this Agreement pursuant to this Section 10.01(b) shall not be available to any party whose breach of any provision of this Agreement has caused or resulted in the failure of the Closing to be consummated by the Outside Date;

(c) by the Company or the Buyer if there shall be any final, non-appealable injunction or other order issued by a court of competent jurisdiction in the United States prohibiting the consummation of the Closing; provided, that the right to terminate this Agreement pursuant to this Section 10.01(c) shall not be available to any party that has not complied with its obligations under Section 6.02 in respect of such injunction or order in all material respects;

(d) by the Company, if the Buyer has breached any representation or warranty, or breached or failed to perform any covenant or agreement, contained in this Agreement, which breach or failure to perform would give rise to a failure of the conditions set forth in Section 9.03(a) or 9.03(b) and is not cured within 30 days after the giving of written notice to the Buyer of such breach or is not capable of being cured by the Outside Date; provided, that the Company is then not in breach of this Agreement so as to cause any of the conditions set forth in Section 9.02(a) or 9.02(b) not to be satisfied; or

(e) by the Buyer, if the Company or the Sellers has breached any representation or warranty, or breached or failed to perform any covenant or agreement, contained in this Agreement, which breach or failure to perform would give rise to a failure of the conditions set forth in Section 9.02(a) or 9.02(b) and is not cured within 30 days after the giving of written notice to the Company or the Sellers, as applicable, of such breach or is not capable of being cured by the Outside Date; provided that neither the Buyer nor Merger Sub is then in breach of this Agreement so as to cause any of the conditions set forth in Section 9.03(a) or 9.03(b) not to be satisfied.

The party desiring to terminate this Agreement pursuant to Section 10.01(b) through 10.01(e) shall give written notice of such termination to the other parties.

Section 10.02. Effect of Termination. If this Agreement is terminated as permitted by Section 10.01, this Agreement shall forthwith become null and void and such termination shall be without liability of any party (or any Related Party of such party) to the other parties; provided, that if such termination shall result from the (a) intentional failure of a party to fulfill a condition to the performance of the obligations of the other parties or (b) Willful Breach by any party of any covenant or agreement contained herein, such party shall be fully liable to the other parties for any and all costs, expenses, damages, losses or other liability incurred or suffered by the other parties as a result of such failure or Willful Breach. The provisions of this Section 10.02, Section 6.03(c), Section 6.07, clause (z) of the proviso to Section 6.11(f), Section 6.11(g), Article 13 (other than Sections 13.14 and 13.15) and, for the avoidance of doubt, the Confidentiality Agreement shall survive any termination hereof pursuant to Section 10.01. For purposes hereof, “Willful Breach” means (i) any breach of this Agreement that is the consequence of an action or omission by any party that knew or reasonably should have known that the taking of such action or the failure to take such action would be a breach of this Agreement and (ii) with respect to the Buyer, the failure to pay the Purchase Price when due in breach hereof (including pursuant to a failure to obtain the Debt Financing).

ARTICLE 11

SELLER REPRESENTATIVE

Section 11.01. Authorization of Seller Representative. (a) From and after the Closing, by virtue of the Company’s entry into this Agreement and without further action of any Seller, the Seller Representative is hereby irrevocably appointed, authorized and empowered to act as a representative of the Sellers, and the exclusive agent and attorney-in-fact to act on behalf of the Sellers, in connection with the transactions contemplated hereby, which shall include the power and authority:

(i) to execute and deliver the Escrow Agreement;

(ii) to execute and deliver such amendments, modifications, waivers and consents in connection with this Agreement, the Escrow Agreement, and the consummation of the transactions contemplated hereby and thereby as the Seller Representative, in its sole discretion, determines to be necessary or desirable;

(iii) to enforce and protect the rights and interests of the Sellers and the Seller Representative under this Agreement, the Escrow Agreement, or any other agreement, document, instrument or certificate referred to herein or therein or the transactions contemplated hereby or thereby, including (A) asserting or pursuing any claim or instituting any action, proceeding or investigation against the Buyer, (B) investigating, defending, contesting or litigating any claim, action, proceeding or investigation initiated by the Buyer and (C) negotiating, settling or compromising any claim, action, proceeding or investigation by or against the Buyer, including, in each case, any claim, action, proceeding or investigation relating to the Purchase Price adjustment under Section 2.06 or the Revenue Run Rate true-up under Section 2.07; provided, that, for the avoidance of doubt, the Seller Representative shall not have any obligation to take any such action, and shall not have any liability for any failure to take any such action; and

(iv) to make, execute, acknowledge and deliver all such other agreements, documents, instruments or certificates, and, in general, to do any and all things and to take any and all other actions that the Seller Representative, in its sole and absolute discretion, determines to be necessary or desirable in connection with or to carry out the transactions contemplated by this Agreement, the Escrow Agreement, and any other agreement, document, instrument or certificate referred to herein or therein or the transactions contemplated hereby or thereby.

(b) In connection with this Agreement, the Escrow Agreement and any other agreement, document, instrument or certificate referred to herein or therein or the transactions contemplated hereby or thereby, and in exercising or not exercising any or all of the powers conferred upon the Seller Representative hereunder, (i) the Seller Representative shall incur no responsibility whatsoever to any Seller by reason of any error in judgment or other action or omission, other than liability directly resulting from the willful misconduct by the Seller Representative and (ii) the Seller Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other action or omission of the Seller Representative pursuant to such advice shall not subject the Seller Representative to liability to any Seller, other than where such reliance constitutes the willful misconduct of the Seller Representative.

(c) From and after the Closing, the Seller Representative shall have the right to recover from, at its sole discretion, the amounts in the Seller Representative Expense Fund and the Purchase Price Adjustment Escrow Fund and Indemnity Escrow Fund (in the case of the Purchase Price Adjustment Escrow Fund and the Indemnity Escrow Fund, solely out of any release of the amounts therein to the Sellers pursuant to terms and conditions of the Escrow Agreement), in each case prior to the distribution of any such amounts to the Sellers, (i) the Seller Representative’s reasonable and documented out-of-pocket costs and (ii) any other costs, expenses, damages or other losses actually suffered by the Seller Representative, in each case arising out of or in connection with the actions or omissions of the Seller Representative in its capacity as the Seller Representative (collectively, “Seller Representative Losses”). If the amount in the Seller Representative Expense Fund and amounts in the Purchase Price Adjustment Escrow Fund and the Indemnity Escrow Fund available to the Seller Representative are insufficient to satisfy the Seller Representative Losses, as suffered or incurred, then each Seller shall indemnify, defend and hold harmless, severally and not jointly, in accordance with the portion of the Purchase Price received by such Seller as compared with the other Sellers as of such time, the Seller Representative against all Seller Representative Losses; provided, that if any such Seller Representative Losses are finally adjudicated to have directly resulted from the willful misconduct of the Seller Representative, the Seller Representative shall reimburse the Sellers the amount of such indemnified Seller Representative Losses to the extent attributable to such willful misconduct. In no event shall the Seller Representative be required to advance its own funds on behalf of the Sellers or otherwise, except to the extent that the Seller Representative is required to do so hereunder in its capacity as a Seller. In the event of any indemnification obligation under this Section 11.01(c), upon written notice from the Seller Representative to the Sellers as to the existence of a deficiency toward the payment of any such indemnification amount, each Seller shall promptly deliver to the Seller Representative full payment of its ratable share of the amount of such deficiency, in accordance with the portion of the Purchase Price received by such Seller as compared with the other Sellers as of such time.

(d) The Seller Representative may resign at any time, so long as the Sellers appoint a replacement or successor that is reasonably acceptable to the Buyer effective as of the time of such resignation. All of the indemnities, immunities and powers granted to the Seller Representative under this Agreement shall survive the Closing and the resignation of the Seller Representative.

(e) After the Closing, the Buyer and the Company shall have the right to rely upon all actions taken or omitted to be taken by the Seller Representative pursuant to this Agreement and the Escrow Agreement, all of which actions or omissions shall be final and binding upon the Sellers, and the Buyer shall not have any liability for any Seller Representative Losses or any actions taken or omitted to be taken in accordance with or in reliance upon actions of the Seller Representative, including in respect of the release or distribution of any amounts from the Purchase Price Adjustment Escrow Fund.

(f) The grant of authority provided for herein is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Seller.

ARTICLE 12

SURVIVAL AND INDEMNIFICATION

Section 12.01. Survival. Each of the representations, warranties, covenants and obligations set forth herein shall survive the Closing until, and terminate on, the Initial Indemnity Escrow Release Date. The indemnities pursuant to Sections 12.02(a)(i) and 12.03(a) shall survive the Closing until, and terminate on, the Initial Indemnity Escrow Release Date. The indemnity pursuant to Section 12.02(a)(ii) shall survive the Closing until, and terminate on, the Final Indemnity Escrow Release Date. Notwithstanding the preceding sentences, any breach of representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given in good faith to the party against whom such indemnity may be sought prior to such time, which notice shall specify the Section or Sections hereof that the party giving such notice claims to have been breached.

Section 12.02. Indemnification of the Buyer Indemnified Persons. (a) Subject to the limitations set forth in this Article 12, from and after the Closing, the Buyer and each of its Subsidiaries (including the Company Entities), Affiliates, directors, officers, managers, employees, partners, agents, successors and assigns (collectively, the “Buyer Indemnified Persons”) shall be indemnified against, and each of them shall be held harmless from, in each case solely out of the Indemnity Escrow Fund:

(i) any and all damages, losses, liabilities, claims, penalties, charges, interest and reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket expenses of investigation and reasonable and documented out-of-pocket attorneys’ fees and expenses) (collectively, “Damages”) to the extent arising out of:

(A) any misrepresentation or breach of warranty made by the Company or the Seller Representative in this Agreement (“Company Warranty Breaches”);

(B) any breach of covenant or agreement made or to be performed by the Company or the Seller Representative in this Agreement;

(C) any payment with respect to any claim by a Seller, in his, her or its capacity as a holder of Company Equity Interests against any of the Buyer Indemnified Persons arising out of the transactions contemplated by this Agreement, including any claim of breach of fiduciary obligations or similar claim and any claim that this Agreement and/or the transactions contemplated hereunder were not duly approved pursuant to the Company LLC Agreement or Applicable Law (other than in connection with the enforcement of the terms hereof);

(D) the enforcement of any of the Buyer Indemnified Persons’ indemnification rights under this Section 12.02(a) if the parties agree in writing or it is determined in a final, non-appealable order by a court of competent jurisdiction that such Buyer Indemnified Person was entitled to indemnification with respect to the matter for which the Buyer Indemnified Person was seeking to enforce its rights hereunder;

(E) any Closing Indebtedness or Closing Transaction Expenses, in each case solely to the extent not reflected in the Final Purchase Price; or

(F) Pre-Closing Taxes (except to the extent such Taxes are taken into account in the determination of Closing Working Capital); or

(ii) the matters set forth on Section 12.02(a)(ii) of the Company Disclosure Schedule.

(b) With respect to indemnification for Company Warranty Breaches pursuant to Section 12.02(a)(i)(A) (other than with respect to breaches of the Company Fundamental Representations), (i) the Buyer Indemnified Persons shall not be indemnified unless the Damages with respect to any such Company Warranty Breach exceeds $25,000 (the “De Minimis Amount”) and (ii) the Buyer Indemnified Persons

shall not be indemnified unless and until the aggregate amount of all Damages with respect to such Company Warranty Breaches (disregarding any Damages that are not indemnifiable pursuant to the forgoing clause (i)) exceeds $3,750,000 (the “Deductible”), and then only to the extent of such excess. With respect to indemnification for all matters pursuant to Section 12.02(a), the maximum aggregate amount with respect to which the Buyer Indemnified Persons may be indemnified shall be limited to the Indemnity Escrow Amount (the “Cap”).

(c) With respect to indemnification for all matters pursuant to Section 12.02(a) (but subject to Section 12.09), each of the Buyer and Merger Sub hereby agrees (on behalf of itself and each of the other Buyer Indemnified Persons) that (i) the sole and exclusive recourse of the Buyer Indemnified Persons shall be the right to seek payment from the Indemnity Escrow Fund in accordance with the terms of this Agreement and the Escrow Agreement and (ii) the Buyer Indemnified Persons shall have no right to seek payment directly from any of the Seller Indemnified Persons under any circumstances.

(d) Any claim for indemnification in respect of Damages suffered by any Buyer Indemnified Person under Section 12.02(a) may be made and enforced by the Buyer only, on behalf of such Buyer Indemnified Person, and may not be made or enforced directly by any Buyer Indemnified Person other than the Buyer.

Section 12.03. Indemnification of the Seller Indemnified Persons. (a) Subject to the limitations set forth in this Article 12, from and after the Closing, each of the Sellers and each of their respective Affiliates, directors, officers, managers, employees, partners, agents, successors and assigns (collectively, the “Seller Indemnified Persons”) shall be indemnified by the Buyer against, and each of them shall be held harmless by the Buyer from, any and all Damages to the extent arising out of:

(i) any misrepresentation or breach of warranty made by the Buyer or Merger Sub in this Agreement (“Buyer Warranty Breaches”); or

(ii) any breach of covenant or agreement made or to be performed by the Buyer or Merger Sub in this Agreement.

(b) With respect to indemnification for Buyer Warranty Breaches pursuant to Section 12.03(a)(i) (other than with respect to breaches of the Buyer Fundamental Representations), (i) the Seller Indemnified Persons shall not be indemnified unless the Damages with respect to any such Buyer Warranty Breach exceeds the De Minimis Amount and (ii) the Seller Indemnified Persons shall not be indemnified unless and until the aggregate amount of all Damages with respect to such Company Warranty Breaches (disregarding any Damages that are not indemnifiable pursuant to the foregoing clause (i)) exceeds the Deductible, and then only to the extent of such excess. With respect to indemnification for all matters pursuant to Section 12.03(a), the maximum aggregate amount with respect to which the Seller Indemnified Persons may be indemnified shall be limited to the Cap.

(c) Any claim for indemnification in respect of Damages suffered by any Seller Indemnified Person under Section 12.03(a) may be made and enforced by the Seller Representative only, on behalf of such Seller Indemnified Person, and may not be made or enforced directly by any Seller Indemnified Person other than the Seller Representative.

Section 12.04. Third-Party Claim Procedures. (a)The party seeking indemnification under Section 12.02(a) or Section 12.03(a) (the “Indemnified Party”) agrees to give prompt notice in writing to the party against whom indemnity is to be sought (which in the case of a claim by the Buyer shall be the Seller Representative on behalf of the Sellers) (the “Indemnifying Party”) of the assertion of any claim or the commencement of any suit, action or proceeding by any third party (a “Third-Party Claim”) in respect of which indemnity may be sought under such Section. Such notice shall set forth in reasonable detail the facts and circumstances of such Third-Party Claim (including any relevant material documentation to or from third-parties relating thereto and the Indemnified Party’s reasonable computation (taking into account the information then available to the Indemnified Party) of the total amount of Damages to which such Indemnified Party would be entitled in respect of such Third-Party Claim) and the basis for indemnification in respect thereof, including the Section or Sections hereof that the Indemnified Party claims to have been breached (taking into account the information then available to the Indemnified Party). The failure of the Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have materially prejudiced the Indemnifying Party.

(b) The Indemnifying Party shall be entitled to participate in the defense of any Third-Party Claim and, subject to the limitations set forth in this Section, shall be entitled to control and appoint lead counsel of its choice for such defense, in each case at its own expense.

(c) If the Indemnifying Party shall assume the control of the defense of any Third-Party Claim in accordance with the provisions of this Section 12.04, (i) the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed) before entering into any settlement of such Third-Party Claim, if the settlement (A) does not release the Indemnified Party and its Affiliates from all liabilities and obligations with respect to such Third-Party Claim; (B) imposes injunctive or other equitable relief on the Indemnified Party or any of its Affiliates; or (C) involves a finding or admission of any violation of Applicable Law and (ii) the Indemnified Party shall be entitled to participate in the defense of any Third-Party Claim and to employ separate counsel of its choice and at its own expense for such purpose. The Indemnified Party shall not settle any Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed).

(d) Each party shall reasonably cooperate, and cause its Affiliates to reasonably cooperate, in the defense or prosecution of any Third-Party Claim, and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

Section 12.05. Direct Claim Procedures. In the event an Indemnified Party has a claim for indemnity under Section 12.02(a) or Section 12.03(a) against the Indemnifying Party that does not involve a Third-Party Claim (a “Direct Claim”), the Indemnified Party agrees to give prompt notice thereof in writing to the Indemnifying Party. Such notice shall set forth in reasonable detail the facts and circumstances of such Direct Claim and the basis for indemnification in respect thereof, including the Section or Sections hereof that the Indemnified Party claims to have been breached and the Indemnified Party’s reasonable computation of the total amount of Damages to which such Indemnified Party would be entitled in respect of such Direct Claim (taking into account the information then available to the Indemnified Party). The failure of the Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have materially prejudiced the Indemnifying Party.

Section 12.06. Escrow Procedures. The parties hereto agree that (a) their respective rights and obligations with respect to the Indemnity Escrow Fund, including the funding of the requisite amounts into the Indemnity Escrow Fund, the procedure for the making of claims against the amounts in the Indemnity Escrow Fund and the release of such amounts from the Indemnity Escrow Fund, shall be governed by, and subject to the terms and provisions of, this Agreement and the Escrow Agreement and (b) promptly after the determination hereunder of any amounts due from or with respect to the Indemnity Escrow Fund, they shall deliver to the Escrow Agent irrevocable joint instructions giving effect to the release of such amounts in accordance with the terms and provisions of this Agreement and the Escrow Agreement. On the Initial Indemnity Escrow Release Date, the parties shall deliver joint written instructions to the Escrow Agent to release to the Sellers, in accordance with the Proceeds Allocation Methodology, the Initial Indemnity Escrow Release Amount. On the Final Indemnity Escrow Release Date, the parties shall deliver joint written instructions to the Escrow Agent to release to the Sellers, in accordance with the Proceeds Allocation Methodology, the remaining balance of the Indemnity Escrow Fund, if any, less any amount of the Indemnity Escrow Fund subject to holdback for unresolved claims for indemnification pursuant to the terms and conditions of the Escrow Agreement; provided that the parties shall cause the aggregate amount of any funds that are not distributed on the Final Indemnity Escrow Release Date due to an unresolved claim for indemnification to be released as promptly as practicable following the resolution thereof. The Seller Representative shall direct the Escrow Agent to release to the Sellers amounts from the Seller Representative Expense Fund in accordance with the procedures set forth in Section 12.06 of the Company Disclosure Schedule.

Section 12.07. Calculation of Damages. (a) The amount of any Damages payable under Section 12.02(a) or Section 12.03(a), as applicable, by the Indemnifying Party shall be net of any amounts actually recovered by the Indemnified Party under applicable insurance policies or from any other Person alleged to be responsible therefor. If the Indemnified Party receives any amounts under applicable insurance policies or from any other Person alleged to be responsible for any Damages, after the Indemnifying Party makes an indemnification payment in respect of such Damages, then the Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount.

(b) No right of indemnification hereunder shall be limited by reason of (i) investigation or audit conducted before or after the Closing or the knowledge of an Indemnified Party of any information that would cause one or more of the representations and warranties made by the Indemnifying Party to be inaccurate as of the date made or (ii) the decision of either party to complete the Closing.

(c) Each Indemnified Party shall use commercially reasonable efforts to collect any amounts available under applicable insurance policies, or from any other Person reasonably believed to be responsible (other than any Clients), for any Damages payable under Section 12.02(a) or Section 12.03(a), as applicable.

(d) The Indemnifying Party shall not be liable under Section 12.02(a) or Section 12.03(a), as applicable, for any Damages relating to any matter to the extent that (i) the Indemnified Party has otherwise been compensated for such Damages pursuant to the purchase price adjustment under Section 2.06, (ii) the Indemnified Party has recovered for such Damages under another provision of this Agreement or (iii) such Damages have been specifically accrued or reserved for (with a specific reference to the matter described) in the Balance Sheet (or disclosed in the notes thereto).

(e) Each Indemnified Party shall use commercially reasonable efforts to mitigate any Damages for which such Indemnified Party may seek indemnification under this Agreement, as required by Applicable Law.

(f) Notwithstanding anything herein to the contrary, in no event shall any Person be liable to another Person hereunder for (and the term Damages shall exclude) (i) any indirect, special or consequential damages, or lost profits or diminution in value, except in each case to the extent such damages were the reasonably foreseeable consequence of the relevant breach or (ii) exemplary or punitive damages (except, in the case of both clauses (i) and (ii), to the extent such damages are awarded against the applicable Person in a Third-Party Claim).

Section 12.08. Materiality. In all cases in determining whether there has been a breach of a representation or warranty or calculating the amount of any Damage with respect to a breach of any representation or warranty set forth herein, such representations and warranties shall be read without regard to any materiality qualifier (including any reference to Material Adverse Effect) contained therein, except with respect to (i) the representations and warranties set forth in Section 3.07, Section 3.08(a)(ii) and Section 3.09 and (ii) any limitation or qualification that applies to an affirmative requirement to list specified items in the Company Disclosure Schedule or to deliver, furnish, provide or otherwise make available copies of specified items to the Buyer.

Section 12.09. Exclusive Remedy. From and after the Closing, except with respect to (a) claims for actual and intentional fraud with respect to the representations and warranties expressly set forth in this Agreement, (b) pursuant to Sections 2.06, 2.07 and 7.08 and (c) equitable remedies to enforce any covenant that expressly contemplates performance after the Closing to the extent expressly permitted pursuant to Section 13.14, each of the parties acknowledges and agrees (in the case of each of the Buyer and Merger Sub, on behalf of itself and each of the other Buyer Indemnified Persons, and in the case of the Company, on behalf of itself and each of the other Seller Indemnified Persons (in each case, such party’s “Respective Indemnified Persons”)) that the sole and exclusive remedy of such party and its Respective Indemnified Person against any of the other parties or their Respective Indemnified Persons for any matter or claim relating to the Company Entities, the operation of the Company Entities’ respective businesses, the relationship of any of the Sellers or their respective Related Parties with the Company Entities, the Company Equity Interests, this Agreement, the subject matter hereof or the transactions contemplated hereby or by the other agreements entered into in connection herewith (including claims for damages, indemnification, contribution and other rights of recovery arising out of or relating to any breach of contract, misrepresentation or breach of warranty, all other claims for breach of duty and all other claims arising under Applicable Law) shall be as provided by this Article 12.

Section 12.10. Purchase Price Adjustment. To the extent permitted by Applicable Law, any amount paid under this Article 12 shall be treated as an adjustment to the consideration paid hereunder.

ARTICLE 13

MISCELLANEOUS

Section 13.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to the Buyer or Merger Sub, to:

Virtus Investment Partners, Inc.

100 Pearl Street, 9th Floor

Hartford, CT 06103

Attention: Mark Flynn

Facsimile No.: (860) 246-7965

E-mail: mark.flynn@virtus.com

with a copy to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attention: David K. Boston

         Danielle Scalzo

Facsimile No.: (212) 728-8111

E-mail: dboston@willkie.com

                dscalzo@willkie.com

if to the Company, to:

RidgeWorth Holdings LLC

3333 Piedmont Road, Suite 1500

Atlanta, GA 30305

Attention: John Stebbins

E-mail: john.stebbins@ridgeworth.com

with copies to:

Lightyear Capital LLC

9 West 57th Street

New York, NY 10019

Attention: Lori Forlano

         Ellan Ben Hayon

Facsimile No.: (212) 328-0516

E mail: lori.forlano@lycap.com

     ellan.benhayon@lycap.com

and:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attention: Michael Davis

         Harold Birnbaum

Facsimile No.: (212) 701-5800

E-mail: michael.davis@davispolk.com

     harold.birnbaum@davispolk.com

if to the Seller Representative, to:

Lightyear Capital LLC

9 West 57th Street

New York, NY 10019

Attention: Lori Forlano

         Ellan Ben Hayon

Facsimile No.: (212) 328-0516

E mail: lori.forlano@lycap.com

     ellan.benhayon@lycap.com

with copies to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attention: Michael Davis

         Harold Birnbaum

Facsimile No.: (212) 701-5800

E-mail: michael.davis@davispolk.com

     harold.birnbaum@davispolk.com

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 13.02. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, (i) in the case of an amendment, (A) prior to the Closing, by the Buyer and the Company, and (B) after the Closing, by the Buyer and the Seller Representative, or (ii) in the case of a waiver, by each party against whom the waiver is to be effective; provided, that, prior to the Closing, the Company, and after the Closing, the Seller Representative, are hereby authorized to sign amendments hereto and grant waivers hereof on behalf of the Sellers). Notwithstanding anything to the contrary herein, Sections 10.02, 13.02, 13.04, 13.05, 13.07, 13.08, 13.09 and 13.17 may not be amended, modified, waived or terminated in a manner that adversely affects any Debt Financing Source without the prior written consent of the parties to the Debt Commitment Letter (and, if applicable, any Alternative Financing).

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 13.03. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such costs or expenses.

Section 13.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns; provided, that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of (a) prior to the Closing, the Buyer and the Company, and (b) after the Closing, the Buyer and the Seller Representative, and any purported assignment, delegation or transfer of rights or obligations under this Agreement without such consent shall be null and void ab initio, except that the Buyer or Merger Sub may assign or delegate its rights or obligations under this Agreement to (i) any one of its Affiliates or (ii) any Debt Financing Source for purposes of creating a security interest herein or otherwise assigning this Agreement as collateral in respect of such Debt Financing, without the consent of any other party (provided, however, that no such assignment or delegation shall (A) be permitted if it would prevent, impair or delay the consummation of the transactions contemplated hereby or (B) relieve the Buyer or Merger Sub of any of its obligations hereunder).

Section 13.05. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 13.06. Arbitration. (a) In the event of any dispute, claim or controversy with respect to the enforcement of any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether at law, in equity, in contract, in tort or otherwise, and whether brought by or against any party or any of its Related Parties), each of the parties agrees that they shall attempt to settle such dispute, claim or controversy through good faith negotiations between senior business executives with authority to resolve such matter.

(b) Except for disputes, claims or controversies with respect to which provisions of this Agreement expressly provide for certain alternative dispute resolution procedures to apply (including Sections 2.06, 2.07 and 13.07), any dispute, claim or controversy described in Section 13.06(a) that cannot be resolved by the parties through good faith negotiations within 15 days after the notification to the other parties of the commencement of the dispute resolution procedures of this Section 13.06 shall then, upon the written request of either the Company or the Buyer, prior to the Closing, or the Seller Representative or the Buyer, after the Closing, be resolved by binding arbitration conducted in accordance with the then effective Commercial Arbitration Rules of the American Arbitration Association by a panel of three arbitrators. Each of the Company and the Buyer, prior to the Closing, or the Seller Representative and the Buyer, after the Closing, shall, within 15 days after the written request for arbitration is made, select one arbitrator who shall be a subject-matter expert with respect to the dispute in question. Such parties shall attempt to agree upon the third arbitrator, who shall be a subject-matter expert with respect to the dispute in question, but if they are unable to agree on such arbitrator within 15 days after the written request for arbitration is made, the two arbitrators selected by such parties shall select the third arbitrator within 15 days after such initial 15-day period. The parties hereby agree that such arbitrators shall be directed to set a schedule for the resolution of any such dispute, claim or controversy that is reasonable under the circumstances, which shall in no event be a period longer than 60 days from the date on which the last of the three arbitrators is selected.

(c) The arbitration shall be conducted in the English language in the Borough of Manhattan, New York City, New York, United States. The arbitrators’ decision shall be final and binding on the parties, and judgment upon any award rendered by the arbitrators may be entered by any court having jurisdiction pursuant to Section 13.07. The expenses of the arbitration shall be divided equally between the Company and the Buyer, prior to the Closing, or the Sellers and the Buyer, after the Closing, and any amount payable by the Sellers pursuant to this sentence may be payable out of the Seller Representative Expense Fund. Except as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange, none of the parties or the arbitrators may, and each of the parties shall cause their Representatives not to, disclose the existence, content or results of any arbitration hereunder, or any discussions, negotiations or resolutions relating to any disputes, claims or controversies prior to, or in lieu of, the commencement of any arbitration hereunder, without the prior written consent of the Company and the Buyer, prior to the Closing, or the Seller Representative and the Buyer, after the Closing.

Section 13.07. Jurisdiction. Each of the parties agrees (on behalf of itself and its Related Parties) that any suit, action or proceeding (whether at law, in equity, in contract, in tort or otherwise, and whether brought by or against any party or any of its Related Parties) seeking to (a) enforce the provisions of this Agreement expressly providing for certain alternative dispute resolution procedures to apply to particular disputes, claims or controversies hereunder (including Sections 2.06, 2.07 and 13.06), (b) seek emergency relief in aid of arbitration or enter judgment on an arbitral or other award pursuant to any provisions hereof or (c) obtain specific performance or other equitable relief under Section 13.14 shall, in each case, be brought exclusively in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and each of the parties hereby irrevocably and unconditionally consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 13.01 shall be deemed effective service of process on such party.

Section 13.08. WAIVER OF JURY TRIAL. EACH OF THE PARTIES (ON BEHALF OF ITSELF AND ITS RELATED PARTIES) HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY LEGAL ACTION, SUIT OR PROCEEDING INVOLVING ANY DEBT FINANCING SOURCE ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE DEBT FINANCING).

Section 13.09. Counterparts; Effectiveness; Third-Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party shall have received a counterpart hereof signed by the other parties. Until and unless each party has received a counterpart hereof signed by the other parties, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Except as provided in Sections 13.04, 13.05, 13.07, 13.08 and this 13.09, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities upon any Person other than the parties and their respective successors and permitted assigns, except (i) for (a) the rights of the Company on behalf of the Sellers to seek equitable relief or damages (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and shall include damages, to the extent proven, based on the loss of the economic benefit of the transactions contemplated hereby to the Sellers) in the event of the breach or wrongful termination of this Agreement by the Buyer or Merger Sub, (b) the rights of the Sellers pursuant to Section 6.05(b) and the Indemnified Persons pursuant to Section 6.09, (c) the rights of the Sellers’ Law Firm pursuant to Section 13.13, (d) the rights of the Respective Indemnified Persons of the parties hereto pursuant to Article 12 and (e) the rights of the Related Parties of the parties hereto pursuant to Sections 3.26, 4.04, 5.11(b), 10.02, 12.09, 13.06, 13.07, 13.08, 13.09, 13.10, 13.15, 13.16 and 13.17 and (ii) that each Debt Financing Source is an express third-party beneficiary of, and shall be entitled to rely on and enforce, Sections 10.02, 13.02, 13.04, 13.05, 13.07, 13.08, 13.09 and 13.17.

Section 13.10. Entire Agreement. This Agreement, the Escrow Agreement, the Rollover Agreements and the Confidentiality Agreement constitute the entire agreement among the parties and their respective Related Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, among the parties and their respective Related Parties with respect to the subject matter hereof and thereof.

Section 13.11. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 13.12. Company Disclosure Schedule. The parties agree that any reference in a particular Section of the Company Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company or Seller Representative, as applicable, that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties (or covenants, as applicable) of the Company or Seller Representative, as applicable, that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties (or covenants) is reasonably apparent on the face of such disclosure. The parties acknowledge and agree that (i) the Company Disclosure Schedule may include certain items and information solely for informational purposes for the convenience of the Buyer and Merger Sub and (ii) the disclosure by the Company of any matter in the Company Disclosure Schedule shall not be deemed to constitute an acknowledgment by the Company that the matter is required to be disclosed by the terms of this Agreement or that the matter is material or has had or would reasonably be expected to have a Material Adverse Effect.

Section 13.13. Waiver of Conflicts; Attorney-Client Privilege. (a) It is acknowledged by each of the parties that certain of the Sellers and the Company have retained Davis Polk & Wardwell LLP (the “Sellers’ Law Firm”) to act as their counsel in connection with this Agreement and the transactions contemplated hereby (the “Current Representation”), and that no other party has the status of a client of the Sellers’ Law Firm for conflict of interest or any other purposes as a result thereof. The Buyer hereby agrees that after the Closing, the Sellers’ Law Firm may represent any of the Seller, the Seller Representative or any Representative, equityholder or partner thereof (any such Person, a “Designated Person”) in any matter involving or arising from the Current Representation, including any interpretation or application of this Agreement or any other agreement entered into in connection with the transactions contemplated hereby, and including, for the avoidance of doubt, any litigation, arbitration, mediation or other dispute between or among the Buyer, any Company Entity, any of their respective Affiliates or any of their respective Representatives, and any Designated Person, even though the interests of such Designated Person may be directly adverse to the Buyer, any Company Entity, any of their respective Affiliates or any of their respective Representatives, and even though the Sellers’ Law Firm may have represented any Company Entity in a substantially related matter, or may be representing the Buyer or any Company Entity in ongoing matters. The Buyer hereby waives and agrees not to, and after the Closing agrees to cause each of the Company Entities not to, assert (i) any claim that the Sellers’ Law Firm has a conflict of interest in any representation described in this Section 13.13, and (ii) any confidentiality obligation with respect to any communication between the Sellers’ Law Firm and any Designated Person or any Company Entity or any of their respective Representatives occurring during the Current Representation.

(b) The Buyer hereby agrees that as to all communications (whether before, at or after the Closing) between the Sellers’ Law Firm and any Designated Person or any Company Entity or any of their respective Representatives that relate in any way to the Current Representation, the attorney-client privilege and all rights to any other evidentiary privilege, and the protections afforded to information relating to representation of a client under applicable rules of professional conduct, belong to the Sellers and may be controlled by the Sellers (or the Seller Representative on behalf of the Sellers) and shall not pass to or be claimed by the Buyer, any Company Entity, any of their respective Affiliates or any of their respective Representatives. Without limiting the foregoing, notwithstanding any policy of the Buyer, any Company Entity or any agreement between any Company Entity or any of their respective Representatives and any Designated Person, whether established or entered into before, at or after the Closing, the Buyer shall not, and after the Closing shall cause each of the Company Entities not to, review or use for any purpose without the Seller Representative’s prior written consent, or seek to compel disclosure to the Buyer, any Company Entity, any of their respective Affiliates or any of their respective Representatives any communication or information (whether written, oral, electronic or in any other medium) described in the previous sentence. Notwithstanding the foregoing, in the event that a dispute arises between Buyer or any of the Company Entities and a third party other than a Designated Person after the Closing, any Company Entity may assert the attorney-client privilege to prevent disclosure of confidential communications by the Sellers’ Law Firm to such third party.

(c) THE BUYER AND MERGER SUB HAVE BEEN ADVISED WITH RESPECT TO THIS SECTION 13.13 BY THEIR OWN COUNSEL, AND THE BUYER AND MERGER SUB BELIEVE, HAVING CONSULTED WITH THEIR COUNSEL, THAT THEY HAVE SUFFICIENT INFORMATION TO ENTER INTO AND BE BOUND BY THE PROVISIONS SET FORTH IN THIS SECTION 13.13.

Section 13.14. Specific Performance. Each of the parties agrees that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its terms, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, each of the parties agrees that prior to a valid termination of this Agreement in accordance with this Agreement, each party shall be entitled to an injunction or injunctions, or any other appropriate form of equitable relief, to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the courts provided in Section 13.07, in addition to any other remedy to which such party is entitled at law or in equity. In furtherance of the foregoing, each of the parties hereby irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, (a) any defense to the remedy of specific performance, including that a remedy at law would be inadequate or that a remedy of specific performance is unenforceable, invalid, contrary to law or inequitable for any reason, and (b) any requirement to post a bond, undertaking or other security as a prerequisite to obtaining equitable relief.

Section 13.15. Release of Claims.

(a) Notwithstanding anything to the contrary contained in this Agreement (but subject to Section 13.15(c)) or in any certificate or other writing delivered pursuant hereto or in connection herewith, in further consideration of the transactions contemplated hereby, effective as of (and following) the Closing, (i) each of the Sellers on behalf of itself and its Related Parties (other than any portfolio company of such Seller (other than the Company)) hereby irrevocably and unconditionally releases and waives as against each of the Buyer, the Company Entities and each of their respective Related Parties and (ii) each of the Buyer and the Company Entities and their respective Related Parties, hereby irrevocably and unconditionally releases and waives as against each of the Sellers and each of their respective Related Parties (other than any portfolio company of a Seller (other than the Company)), any and all claims of any nature that any such Person may now or hereafter have, whether at law or in equity, to the fullest extent permitted by Applicable Law (the “Released Claims”), arising prior to and through the Closing (the “Release”). It is further agreed and understood that this Release is a full and final release of all the Released Claims whether known or unknown, fixed or contingent, liquidated or unliquidated, manifested or unmanifested, determined, determinable or otherwise and the Released Claims includes all rights and claims relating to the Company Entities, the operation of the Company Entities’ respective businesses, the relationship of any of the Sellers or their respective Related Parties with the Company Entities, the Company Equity Interests, this Agreement, the subject matter hereof or the transactions contemplated hereby or by the other agreements entered into in connection herewith, including claims for damages, contribution and other rights of recovery arising out of or relating to any breach of contract, misrepresentation or breach of warranty, all other claims for breach of duty and all other claims arising under Applicable Law.

(b) From and after the Closing, each of the Sellers, on the one hand, and the Buyer and each of the Company Entities, on the other hand, hereby (i) waives the protection of any provision of any Applicable Law that would operate to preserve Released Claims that are unknown as of the Closing Date and (ii) agrees not to, and to cause its Related Parties not to, bring any action, suit or proceeding, whether at law or in equity, with respect to any of the Released Claims.

(c) Notwithstanding the foregoing provisions of this Section 13.15, the following shall not be deemed “Released Claims,” and the Release does not release and is not a waiver of: (i) any claim by any party hereto or third party beneficiary hereof (or any of such Persons’ predecessors, assigns or Representatives) against another party hereto arising under or relating to this Agreement (including any claim for indemnification as and to the extent provided pursuant to Article 12), the Escrow Agreement, any Rollover Agreement or the Confidentiality Agreement; (ii) any claim that any Person may have, in his or her capacity as an employee, director or officer of Company Entity for indemnification, whether pursuant to an indemnification agreement, under such Company Entity’s organizational documents as in effect immediately prior to the Closing, pursuant to Applicable Law or pursuant to Section 6.09; (iii) any rights that arise after the Closing with respect to actions or omissions that occur after the Closing; (iv) if applicable to a Person, any claim for vested benefits and unpaid wages accrued prior to the Closing owed to such Person in his or her capacity as an employee of a Company Entity; (v) any rights arising under any Employee Plan; (vi) any claim for actual and intentional fraud with respect to the representations and warranties expressly set forth in this Agreement; or (vii) any rights to indemnification permitted to survive pursuant to Section 6.13.

Section 13.16. No Recourse. Notwithstanding anything to the contrary contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith, each of the parties (on behalf of itself and its Related Parties) acknowledges and agrees that this Agreement may only be enforced against, and any claims that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement, may only be made against, the parties to this Agreement, and no Related Party of the Buyer, Merger Sub, the Company, any of the Sellers or the Seller Representative, in each case that is not a party to this Agreement, shall have any obligation hereunder or in connection herewith or any liability for any obligation of any of the parties to this Agreement or for any claim based upon, arising out of or relating to the transactions contemplated hereby, whether by enforcement of any judgment, fine or penalty, by any legal or equitable action, suit or proceeding, by virtue of any Applicable Law or otherwise; provided that nothing in this Section 13.16 shall limit in any way any claim for actual and intentional fraud with respect to the representations and warranties expressly set forth in this Agreement.

Section 13.17. Debt Financing Sources. Notwithstanding anything to the contrary contained herein, each of the Sellers, on behalf of itself and its Related Parties, hereby (i) acknowledges that none of the Debt Financing Sources shall have any liability to such Seller or Related Parties under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby, including any dispute related to, or arising from, the Debt Financing, the Debt Commitment Letter or the performance thereof, (ii) waives any rights or claims such Seller or Related Parties may have against any of the Debt Financing Sources in connection with this Agreement, the Debt Financing or the Debt Commitment Letters, whether at law or equity, in contract, in tort or otherwise, and (iii) agrees not to commence (and if commenced agree to dismiss or otherwise terminate (to the extent within such Seller’s control), and not to assist) any action, arbitration, audit, hearing, investigation, litigation, petition, grievance, complaint, suit or proceeding against any Debt Financing Source in connection with this Agreement, the Debt Financing, the Debt Commitment Letter or the transactions contemplated hereby. With respect to any dispute or proceeding relating to this Section 13.17, the Sellers, on behalf of themselves and their respective Related Parties, (w) submit to the exclusive jurisdiction of the courts of the State of New York or federal courts of the United States of America, in each case, sitting in the Borough of Manhattan, and any appellate court from any thereof (the courts described in this clause (w), the “Applicable Courts”), and agree that all claims in respect of any such litigation may be heard and determined only in the Applicable Courts, (x) waive, to the fullest extent it may legally do so, any objection which they may now or hereafter have to the laying of venue of any proceeding in any Applicable Court, (y) waive, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such proceeding in any Applicable Court, and (z) agree that a final judgment in any such proceeding shall be conclusive and may be enforced in other jurisdictions by suit in on the judgment or any other manner provided by law.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

VIRTUS INVESTMENT PARTNERS, INC.

By:	/s/ George R. Aylward
Name: George R. Aylward
Title: President and Chief Executive Officer

100 PEARL STREET 2, LLC

By:	/s/ George R. Aylward
Name: George R. Aylward
Title: President and Chief Executive Officer

LIGHTYEAR FUND III AIV-2, L.P., solely in its capacity as the Seller Representative

By:	Lightyear Fund III GP, L.P., its General Partner

By: Lightyear Fund III GP Holdings, LLC, its General Partner

By:	/s/ Ellan Ben-Hayon
Name: Ellan Ben-Hayon
Title: Vice President

RIDGEWORTH HOLDINGS LLC

By:	/s/ John Stebbins
Name: John Stebbins
Title:

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